Exhibit 10.36

$700,000,000 REVOLVING CREDIT FACILITY

CREDIT AGREEMENT

by and among

CNX GAS CORPORATION, as Borrower

and

THE GUARANTORS PARTY HERETO

and

THE LENDERS PARTY HERETO

and

PNC BANK, NATIONAL ASSOCIATION,

as the Administrative Agent

and

BANK OF AMERICA, N.A.,

as the Syndication Agent

and

THE BANK OF NOVA SCOTIA,

THE ROYAL BANK OF SCOTLAND PLC, and

WELLS FARGO BANK, NATIONAL ASSOCIATION,

the Co-Documentation Agents

and

PNC CAPITAL MARKETS, INC., and

BANK OF AMERICA SECURITIES LLC,

as Bookrunners and Joint Lead Arrangers

Dated as of May 7, 2010

i

		4.1.2	Rate Quotations	47
	4.2	Interest Periods		48
		4.2.1	Amount of Borrowing Tranche	48
		4.2.2	Renewals	48
	4.3	Interest After Default		48
		4.3.1	Letter of Credit Fees, Interest Rate	48
		4.3.2	Other Obligations	48
		4.3.3	Acknowledgment	48
	4.4	LIBOR Rate Unascertainable; Illegality; Increased Costs; Deposits Not Available		49
		4.4.1	Unascertainable	49
		4.4.2	Illegality; Increased Costs; Deposits Not Available	49
		4.4.3	Administrative Agent’s and Lender’s Rights	49
	4.5	Selection of Interest Rate Options		50

5.	PAYMENTS			50
	5.1	Payments		50
	5.2	Pro Rata Treatment of Lenders		51
	5.3	Sharing of Payments by Lenders		51
	5.4	Presumptions by Administrative Agent		52
	5.5	Interest Payment Dates		52
	5.6	Prepayments		53
		5.6.1	Right to Prepay	53
		5.6.2	Replacement of a Lender	53
		5.6.3	Mitigation Obligation	54
		5.6.4	Mandatory Prepayments	55
	5.7	Increased Costs		55
		5.7.1	Increased Costs Generally	55
		5.7.2	Capital Requirements	56
		5.7.3	Certificates for Reimbursement; Repayment of Outstanding Loans; Borrowing of New Loans	56
		5.7.4	Delay in Requests	56
	5.8	Taxes		57
		5.8.1	Payments Free of Taxes	57
		5.8.2	Payment of Other Taxes by the Borrower	57
		5.8.3	Indemnification by the Borrower	57
		5.8.4	Evidence of Payments	57
		5.8.5	Status of Lenders; Refunds	58
	5.9	Indemnity		59
	5.10	Settlement Date Procedures		60
	5.11	Borrowing Base Deficiency		60

6.	REPRESENTATIONS AND WARRANTIES			61
	6.1	Representations and Warranties		61
		6.1.1	Organization and Qualification	61
		6.1.2	[Reserved.]	62
		6.1.3	Subsidiaries	62
		6.1.4	Power and Authority	62

		6.1.5	Validity and Binding Effect	62
		6.1.6	No Conflict	62
		6.1.7	Litigation	63
		6.1.8	Title to Properties	63
		6.1.9	Financial Statements	64
		6.1.10	Use of Proceeds; Margin Stock	64
		6.1.11	Liens in the Collateral	64
		6.1.12	Full Disclosure	65
		6.1.13	Taxes	66
		6.1.14	Consents and Approvals	66
		6.1.15	No Event of Default; Compliance with Instruments	66
		6.1.16	Patents, Trademarks, Copyrights, Licenses, Etc	66
		6.1.17	Solvency	67
		6.1.18	Producing Wells	67
		6.1.19	Insurance	67
		6.1.20	Compliance with Laws	67
		6.1.21	Material Contracts; Burdensome Restrictions	67
		6.1.22	Investment Companies; Regulated Entities	68
		6.1.23	ERISA Compliance	68
		6.1.24	Employment Matters	69
		6.1.25	Environmental Matters	69
		6.1.26	Anti-Terrorism Laws	69
		6.1.27	Gas Imbalances	70
	6.2	Updates to Schedules		70

7.	CONDITIONS OF LENDING AND ISSUANCE OF LETTERS OF CREDIT			71
	7.1	First Loans and Letters of Credit		71
		7.1.1	Deliveries	71
		7.1.2	Payment of Fees	73
	7.2	Each Loan or Letter of Credit		73

8.	COVENANTS			74
	8.1	Affirmative Covenants		74
		8.1.1	Preservation of Existence, Etc	74
		8.1.2	Payment of Liabilities, Including Taxes, Etc	74
		8.1.3	Maintenance of Insurance	75
		8.1.4	Maintenance of Properties	75
		8.1.5	Maintenance of Patents, Trademarks, Etc	76
		8.1.6	Visitation Rights	76
		8.1.7	Keeping of Records and Books of Account	76
		8.1.8	Further Assurances	76
		8.1.9	[Reserved]	77
		8.1.10	Compliance with Laws	77
		8.1.11	Use of Proceeds	77
		8.1.12	Subordination of Intercompany Loans	77
		8.1.13	Anti-Terrorism Laws	77
		8.1.14	Compliance with Leases; Pipeline Agreements and Other Instruments	77

		8.1.15	Certain Additional Assurances Regarding Maintenance and Operations of Properties	78
		8.1.16	[Reserved.]	78
		8.1.17	Collateral	78
		8.1.18	CONSOL Guaranty	80
		8.1.19	Dominion Acquisition	80
	8.2	Negative Covenants		81
		8.2.1	Indebtedness	81
		8.2.2	Liens	82
		8.2.3	Guaranties	82
		8.2.4	Loans and Investments	82
		8.2.5	Dividends and Related Distributions	83
		8.2.6	Liquidations, Mergers, Consolidations	84
		8.2.7	Dispositions of Assets (Other Than Proved Reserves) or Subsidiaries	84
		8.2.8	Affiliate Transactions; Change in Affiliate Contracts	85
		8.2.9	Subsidiaries, Partnerships and Joint Ventures	86
		8.2.10	Continuation of or Change in Business	86
		8.2.11	Intentionally Omitted	86
		8.2.12	Fiscal Year	86
		8.2.13	Issuance of Stock	86
		8.2.14	Changes in Organizational Documents	86
		8.2.15	Hedging	87
		8.2.16	Sale of Proved Reserves; Pooling	87
		8.2.17	Maximum Leverage Ratio	88
		8.2.18	Minimum Interest Coverage Ratio	88
		8.2.19	Inconsistent Agreements	88
		8.2.20	Restrictions on Upstream Dividends and Payments	88
		8.2.21	Certain Matters Regarding the Collateral Trust Agreement	88
	8.3	Reporting Requirements		88
		8.3.1	Quarterly Financial Statements	88
		8.3.2	Annual Financial Statements	89
		8.3.3	SEC Web Site	89
		8.3.4	Certificate of the Borrower	90
		8.3.5	Notice of Default	90
		8.3.6	Notice of Litigation	90
		8.3.7	Certain Events	90
		8.3.8	Budgets, Forecasts, Other Reports and Information	91
		8.3.9	ERISA Event	91
		8.3.10	Reserve Reports	91

9.	DEFAULT			93
	9.1	Events of Default		93
		9.1.1	Payments Under Loan Documents	93
		9.1.2	Breach of Warranty	93
		9.1.3	Breach of Negative Covenants, CONSOL Guaranty or Visitation Rights	93
		9.1.4	Breach of Other Covenants	93

		9.1.5	Defaults in Other Agreements or Indebtedness	94
		9.1.6	Final Judgments or Orders	94
		9.1.7	Loan Document Unenforceable; Collateral Trust Agreement	94
		9.1.8	[Reserved]	94
		9.1.9	[Reserved]	94
		9.1.10	Inability to Pay Debts	94
		9.1.11	ERISA	95
		9.1.12	[Reserved]	95
		9.1.13	Change of Control	95
		9.1.14	Borrowing Base	95
		9.1.15	Involuntary Proceedings	95
		9.1.16	Voluntary Proceedings	95
	9.2	Consequences of Event of Default		96
		9.2.1	Events of Default Other Than Bankruptcy, Insolvency or Reorganization Proceedings	96
		9.2.2	Bankruptcy, Insolvency or Reorganization Proceedings	96
		9.2.3	Set-off	96
		9.2.4	Suits, Actions, Proceedings	97
		9.2.5	Application of Proceeds	97
		9.2.6	Collateral Trust Agreement	98
		9.2.7	Other Rights and Remedies	98
	9.3	Notice of Sale		99

10.	THE ADMINISTRATIVE AGENT			99
	10.1	Appointment and Authority		99
	10.2	Rights as a Lender		99
	10.3	Exculpatory Provisions		99
	10.4	Reliance by Administrative Agent		100
	10.5	Delegation of Duties		101
	10.6	Resignation of Administrative Agent		101
	10.7	Non-Reliance on Administrative Agent and Other Lenders		102
	10.8	No Other Duties, etc		102
	10.9	Administrative Agent’s Fee		103
	10.10	Authorization to Release Collateral and Guarantors; Certain Other Actions		103
	10.11	No Reliance on Administrative Agent’s Customer Identification Program		103
	10.12	Certain Matters Regarding the Collateral Trust Agreement		104

11.	MISCELLANEOUS			104
	11.1	Modifications, Amendments or Waivers		104
		11.1.1	Increase of Commitment	104
		11.1.2	Extension of Payment; Reduction of Principal Interest or Fees; Modification of Terms of Payment	105
		11.1.3	Release of Collateral or Guarantor	105
		11.1.4	Borrowing Base	105
		11.1.5	Miscellaneous	105
	11.2	No Implied Waivers; Cumulative Remedies		106
	11.3	Expenses; Indemnity; Damage Waiver		106

v

	11.3.1	Costs and Expenses	106
	11.3.2	Indemnification by the Borrower	106
	11.3.3	Reimbursement by Lenders	107
	11.3.4	Waiver of Consequential Damages, Etc	107
	11.3.5	Payments	108
11.4	Holidays		108
11.5	Notices; Effectiveness; Electronic Communication		108
	11.5.1	Notices Generally	108
	11.5.2	Electronic Communications	108
	11.5.3	Change of Address, Etc	109
11.6	Severability		109
11.7	Duration; Survival		109
11.8	Successors and Assigns		109
	11.8.1	Successors and Assigns Generally	109
	11.8.2	Assignments by Lenders	110
	11.8.3	Register	111
	11.8.4	Participations	112
	11.8.5	Limitations upon Participant Rights	112
	11.8.6	Certain Pledges; Successors and Assigns Generally	113
11.9	Confidentiality		113
	11.9.1	General	113
	11.9.2	Sharing Information With Affiliates of the Lenders	113
11.10	Counterparts; Integration; Effectiveness		114
	11.10.1	Counterparts; Integration; Effectiveness	114
11.11	CHOICE OF LAW; SUBMISSION TO JURISDICTION; WAIVER OF VENUE; SERVICE OF PROCESS; WAIVER OF JURY TRIAL		114
	11.11.1	Governing Law	114
	11.11.2	SUBMISSION TO JURISDICTION	114
	11.11.3	WAIVER OF VENUE	115
	11.11.4	SERVICE OF PROCESS	115
	11.11.5	WAIVER OF JURY TRIAL	115
11.12	Certain Collateral Matters		116
11.13	USA Patriot Act Notice		116

LIST OF SCHEDULES AND EXHIBITS

SCHEDULES

SCHEDULE 1.1(A)	-	PRICING GRID
SCHEDULE 1.1(B)	-	COMMITMENTS OF LENDERS AND ADDRESSES FOR NOTICES
SCHEDULE 1.1(P)	-	PERMITTED LIENS
SCHEDULE 2.9	-	EXISTING LETTERS OF CREDIT
SCHEDULE 6.1.1	-	QUALIFICATIONS TO DO BUSINESS
SCHEDULE 6.1.3	-	SUBSIDIARIES
SCHEDULE 6.1.11	-	PLEDGED COLLATERAL
SCHEDULE 6.1.19	-	INSURANCE POLICIES
SCHEDULE 7.1.1(d)(i)	-	OPINION OF COUNSEL (IN HOUSE COUNSEL)
SCHEDULE 7.1.1(d)(ii)	-	OPINION OF COUNSEL (McGUIREWOODS LLP)
SCHEDULE 8.1.17	-	EXCLUDED ASSETS
SCHEDULE 8.2.1	-	PERMITTED INDEBTEDNESS
SCHEDULE 8.2.3	-	PERMITTED GUARANTIES

EXHIBITS

EXHIBIT 1.1(A)	-	ASSIGNMENT AND ASSUMPTION AGREEMENT
EXHIBIT 1.1(C)	-	COLLATERAL TRUST AGREEMENT
EXHIBIT 1.1(G)(1)	-	GUARANTOR JOINDER
EXHIBIT 1.1(G)(2)	-	GUARANTY AGREEMENT
EXHIBIT 1.1(I)(1)	-	INDEMNITY
EXHIBIT 1.1(I)(2)	-	INTERCOMPANY SUBORDINATION AGREEMENT
EXHIBIT 1.1(N)(1)	-	REVOLVING CREDIT NOTE
EXHIBIT 1.1(N)(2)	-	SWING LOAN NOTE
EXHIBIT 1.1(P)	-	PLEDGE AGREEMENT
EXHIBIT 1.1(S)	-	SECURITY AGREEMENT
EXHIBIT 2.5.1	-	LOAN REQUEST
EXHIBIT 2.5.2	-	SWING LOAN REQUEST
EXHIBIT 8.3.4	-	QUARTERLY COMPLIANCE CERTIFICATE

CREDIT AGREEMENT

THIS CREDIT AGREEMENT (as hereafter amended, the “Agreement”) is dated as of May 7, 2010 and is made by and among CNX GAS CORPORATION, a Delaware corporation (the “Borrower”), EACH OF THE GUARANTORS (as hereinafter defined), the LENDERS (as hereinafter defined), BANK OF AMERICA, N.A., in its capacity as syndication agent (the “Syndication Agent”), and PNC BANK, NATIONAL ASSOCIATION, in its capacity as administrative agent for the Lenders under this Agreement (hereinafter referred to in such capacity as the “Administrative Agent”).

WITNESSETH:

WHEREAS, the Borrower has requested the Lenders to provide a revolving credit facility to the Borrower in an aggregate principal amount not to exceed $700,000,000; and

WHEREAS, the revolving credit facility shall be used for (i) refinancing all amounts outstanding under the Existing Credit Agreement (as hereinafter defined) and (ii) general corporate purposes of the Loan Parties, including without limitation, transaction fees and expenses, Letters of Credit, Permitted Acquisitions, and working capital and capital expenditures of the Loan Parties; and

WHEREAS, the Lenders are willing to provide such credit upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, the parties hereto, in consideration of their mutual covenants and agreements hereinafter set forth and intending to be legally bound hereby, covenant and agree as follows:

1. CERTAIN DEFINITIONS

1.1 Certain Definitions.

In addition to words and terms defined elsewhere in this Agreement, the following words and terms shall have the following meanings, respectively, unless the context hereof clearly requires otherwise:

Administrative Agent shall mean PNC Bank, National Association, and its successors and assigns.

Administrative Agent’s Fee shall have the meaning specified in Section 10.9 [Administrative Agent’s Fee].

Administrative Agent’s Letter shall have the meaning specified in Section 10.9 [Administrative Agent’s Fee].

Affiliate as to any Person shall mean any other Person (i) which directly or indirectly controls, is controlled by, or is under common control with such Person, (ii) which beneficially owns or holds 10% or more of any class of the voting or other equity interests of such Person, or

(iii) 10% or more of any class of voting interests or other equity interests of which is beneficially owned or held, directly or indirectly, by such Person. Control, as used in this definition, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise, including the power to elect a majority of the directors or trustees of a corporation or trust, as the case may be.

Affiliate Contracts shall mean collectively that certain Master Separation Agreement, dated as of August 1, 2005, by and among CONSOL Energy Inc., certain of the CEI Subsidiaries (as defined therein), CNX Gas Corporation and certain of the GasCo Subsidiaries (as defined therein) and that certain Master Cooperation and Safety Agreement, dated as of August 1, 2005, by and among CONSOL Energy Inc., the CEI Subsidiaries (as defined therein), CNX Gas Corporation and the CNX Subsidiaries (as defined therein).

Alternate Reserve Report means a report, in form and detail reasonably satisfactory to the Administrative Agent, the Syndication Agent and the Applicable Borrowing Base Lenders, on reserves updated internally by the Borrower making adjustments for any changes in production volumes, expenses, and for dispositions of properties subsequent to the effective date of the information contained in, and based upon, the immediately preceding Reserve Report and, at the Borrower’s option, for any acquisitions of properties not included in the immediately preceding Reserve Report or the restoration to the Borrowing Base Properties of properties previously removed from the Borrowing Base Properties by the Borrower.

Anti-Terrorism Laws shall mean any Laws relating to terrorism or money laundering, including Executive Order No. 13224, the USA Patriot Act, the Laws comprising or implementing the Bank Secrecy Act, and the Laws administered by the United States Treasury Department’s Office of Foreign Asset Control (as any of the foregoing Laws may from time to time be amended, renewed, extended, or replaced).

Applicable Borrowing Base Lenders shall mean the Required Borrowing Base Lenders or the Required Increasing Borrowing Base Lenders, as applicable.

Applicable Commitment Fee Rate shall mean the percentage rate per annum based on the Utilization Percentage then in effect according to the pricing grid on Schedule 1.1(A) below the heading “Commitment Fee.”

Applicable Letter of Credit Fee Rate shall mean the percentage rate per annum based on the Utilization Percentage then in effect according to the pricing grid on Schedule 1.1(A) below the heading “Letter of Credit Fee.”

Applicable Margin shall mean, as applicable:

(A) the percentage spread to be added to the Base Rate applicable to Revolving Credit Loans under the Base Rate Option based on the Utilization Percentage then in effect according to the pricing grid on Schedule 1.1(A) below the heading “Revolving Credit Base Rate Spread”, or

(B) the percentage spread to be added to the LIBOR Rate applicable to Revolving Credit Loans under the LIBOR Rate Option based on the Utilization Percentage then in effect according to the pricing grid on Schedule 1.1(A) below the heading “Revolving Credit LIBOR Rate Spread”.

Approved Fund shall mean any fund that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

Assignment and Assumption Agreement shall mean an assignment and assumption agreement entered into by a Lender and an assignee permitted under Section 11.8 [Successors and Assigns], in substantially the form of Exhibit 1.1(A).

Authorized Financial Officer of any Person shall mean the chief financial officer, treasurer or vice-president finance of such Person or, if there is no chief financial officer or vice-president finance of such Person, a vice president of such Person, designated by such Person as being a financial officer authorized to deliver and certify financial information on behalf of the Loan Parties required hereunder.

Authorized Officer shall mean, with respect to any Loan Party, the chief executive officer, president, chief financial officer, treasurer or assistant treasurer of such Loan Party or such other individuals, designated by written notice to the Administrative Agent from the Borrower, authorized to execute notices, reports and other documents on behalf of the Loan Parties required hereunder. The Borrower may amend such list of individuals from time to time by giving written notice of such amendment to the Administrative Agent.

Base Rate shall mean, for any day, a fluctuating per annum rate of interest equal to the highest of (a) the Federal Funds Open Rate, plus 0.5%, and (b) the Prime Rate, and (c) the Daily LIBOR Rate, plus 100 basis points (1.0%). Any change in the Base Rate (or any component thereof) shall take effect at the opening of business on the day such change occurs.

Base Rate Option shall mean the option of the Borrower to have Loans bear interest at the rate and under the terms set forth in Section 4.1.1(a) [Revolving Credit Base Rate Option].

Blocked Person shall have the meaning specified in Section 6.1.26(b) [Executive Order No. 13224].

Borrower shall mean CNX Gas Corporation, a corporation organized and existing under the laws of the State of Delaware.

Borrowing Base shall mean, at any time, the amount, determined in accordance with Section 2.9 [Borrowing Base], as adjusted pursuant to the terms hereof, and calculated in good faith using the Syndication Agent’s or Administrative Agent’s usual and customary criteria for gas reserve evaluation and approved by the Applicable Borrowing Base Lenders.

Borrowing Base Properties shall mean those Proved Reserves included by the Borrower in the most recent Reserve Report from which the determination of the Borrowing Base is made hereunder which are (a) owned by any Loan Party, (b) located in the United States or such other location that is designated in writing by Borrower to the Syndication Agent and which designation is acceptable to the Syndication Agent and the Applicable Borrowing Base Lenders and (c) free of all Liens, other than Permitted Mortgage Liens.

Borrowing Date shall mean, with respect to any Loan, the date for the making thereof or the renewal or conversion thereof at or to the same or a different Interest Rate Option, which shall be a Business Day.

Borrowing Tranche shall mean specified portions of Loans outstanding as follows: (i) any Loans to which a LIBOR Rate Option applies which become subject to the same Interest Rate Option under the same Loan Request by the Borrower and which have the same Interest Period shall constitute one Borrowing Tranche, and (ii) all Loans to which a Base Rate Option applies shall constitute one Borrowing Tranche.

Business Day shall mean any day other than a Saturday or Sunday or a legal holiday on which commercial banks are authorized or required to be closed for business in Pittsburgh, Pennsylvania and if the applicable Business Day relates to any Loan to which the LIBOR Rate Option applies, such day must also be a day on which dealings are carried on in the London interbank market.

Cash Collateral shall mean the cash or deposit account balances deposited with and pledged to the Issuing Lender as collateral for any Obligations arising under any Letter of Credit with an expiration date that extends beyond the Expiration Date.

Casualty Event shall mean, with respect to any assets of any Loan Party, any loss of title to, any damage to or destruction of, or any condemnation or other taking (including by any Official Body) of, any such assets that occurs after the Closing Date for which the Borrower or any other Loan Party receives insurance proceeds or proceeds of a condemnation award or any other compensation; provided, however, no such event or series of related events shall constitute a Casualty Event if such proceeds or other compensation in respect thereof is less than the Threshold Amount in the aggregate with respect to such event or series of related events. Casualty Event shall include but not be limited to any taking of all or any part of any real property of the Borrower or any other Loan Party in or by condemnation or other eminent domain proceedings pursuant to any Law, or by reason of the temporary requisition or the use or occupancy of all or any part of any real property by any Official Body, civil or military.

Cash On Hand shall mean, as of any date of determination, an amount equal to the aggregate amount of all cash and cash equivalents of the Loan Parties, whether pledged, held in a segregated account or escrow or otherwise by a Loan Party, an escrow agent or another Person, as of such date, other than cash pledged, escrowed or on deposit to secure performance obligations.

Change in Law shall mean the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any Law, (b) any change in any Law or in the administration, interpretation or application thereof by any Official Body or (c) the making or issuance of any request, guideline or directive (whether or not having the force of Law) by any Official Body.

Change of Control means with respect to the Borrower, (i) any Person or group (within the meaning of Section 13(d) of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder), other than CONSOL or any of its Subsidiaries, shall have acquired beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934), directly or indirectly, of voting stock of the Borrower (or other securities convertible into such voting stock) representing 25% or more of the combined voting power of all then outstanding shares of voting stock of the Borrower and other securities convertible into such voting stock; or (ii) to the knowledge of the Borrower, any Person or group (within the meaning of Section 13(d) of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder), other than CONSOL or any of its Subsidiaries, shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation, will result in its or their acquisition of the power to exercise, directly or indirectly, a controlling influence over the management or policies of the Borrower.

Closing Date shall mean the Business Day on which the first Loan shall be made, which shall be May 7, 2010.

Code shall mean the Internal Revenue Code of 1986, as the same may be amended or supplemented from time to time, and any successor statute of similar import, and the rules and regulations thereunder, as from time to time in effect.

Collateral shall mean the collateral under the (i) Security Agreement, (ii) Pledge Agreement or (iii) Mortgages, but shall not include any asset that shall have been released, pursuant to Section 10.10 [Authorization to Release Collateral and Guarantors; Certain Other Actions] or Section 11.1.3 [Release of Collateral or Guarantor], from the Liens created in connection with this Agreement.

Collateral Trust Agreement shall mean the Collateral Trust Agreement, substantially in the form of Exhibit 1.1(C) hereto, dated as of the Closing Date, among the Collateral Trustee and the Loan Parties.

Collateral Trustee shall mean, individually as the context requires, Wilmington Trust Company, a Delaware banking corporation, not in its individual capacity but solely as corporate trustee under the Collateral Trust Agreement (together with any successor corporate trustee appointed pursuant to the Collateral Trust Agreement) or David A. Vanaskey, an individual residing in the State of Delaware, not in his individual capacity but solely as individual trustee under the Collateral Trust Agreement (together with any successor individual trustee appointed pursuant to the Collateral Trust Agreement), and Collateral Trustee shall mean, collectively, as the context requires, both of the foregoing.

Commercial Letter of Credit shall mean any letter of credit which is a commercial letter of credit issued in respect of the purchase of goods or services by one or more of the Loan Parties in the ordinary course of their business.

Commitment shall mean as to any Lender its Revolving Credit Commitment and, in the case of PNC, its Swing Loan Commitment, and Commitments shall mean the aggregate of the Revolving Credit Commitments and Swing Loan Commitment of all of the Lenders.

Commitment Fee shall have the meaning specified in Section 2.3 [Commitment Fees].

Compliance Certificate shall have the meaning specified in Section 8.3.4 [Certificate of the Borrower].

CONSOL shall mean CONSOL Energy Inc., a Delaware corporation.

CONSOL Credit Agreement shall mean that certain Amended and Restated Credit Agreement, dated May 7, 2010, among CONSOL, certain of its Subsidiaries, the lenders party thereto, Bank of America, N.A., in its capacity as a syndication agent and PNC Bank, National Association, in its capacity as administrative agent for the lenders party thereto.

CONSOL Energy Note Indenture (2002) shall mean that certain Indenture, dated March 7, 2002, among CONSOL, certain of its Subsidiaries, and The Bank of Nova Scotia Trust Company of New York, as trustee.

CONSOL Energy Note Indentures (2010) shall mean that certain Indenture, dated April 1, 2010, among CONSOL, certain of its Subsidiaries, and The Bank of Nova Scotia Trust Company of New York, as trustee that are due in 2017 and that certain Indenture, dated April 1, 2010, among CONSOL, certain of its Subsidiaries, and The Bank of Nova Scotia Trust Company of New York, as trustee that are due in 2020.

CONSOL Loan Parties shall mean, collectively, CONSOL and any of its Subsidiaries from time to time party to the CONSOL Credit Agreement.

Consolidated Cash Interest Expense for any period of determination shall mean, the amount of interest expense (in each case required in accordance with the terms of the note, instrument or other agreement applicable thereto to be payable in cash, other than to the extent the borrower thereunder has elected to pay such interest in kind) of the Loan Parties for such period determined and consolidated in accordance with GAAP.

Consolidated EBITDA for any period of determination shall mean, without duplication and to the extent included in determining Consolidated Net Income, (i) Consolidated Net Income (excluding non-cash compensation expenses related to common stock and other equity securities issued to employees, extraordinary gains and losses, gains or losses on discontinued operations, and equity earnings or losses of Affiliates (other than Loan Parties)), plus (ii) interest expense (net of interest income), plus (iii) the sum of all income tax expense, depreciation, depletion and amortization of property, plant, equipment and intangibles, plus (iv) non-cash debt extinguishment costs, plus (v) non-cash charges due to cumulative effects of changes in accounting principles, plus (vi) cash dividends or distributions received from Affiliates to the extent not included in determining Consolidated Net Income, plus (vii) any non-cash losses or charges on any Hedge Agreement, plus (viii) losses from sales or other disposition of assets (other than Hydrocarbons produced in the normal course of business), minus (ix) any non-cash gains on any Hedge Agreement, in each case of the Loan Parties for such period determined and consolidated in accordance with GAAP, and minus (x) gains from sales or other disposition of assets (other than Hydrocarbons produced in the normal course of business); provided, that for the purposes of this definition, with respect to any Material Acquisition/Disposition by the Loan Parties, Consolidated EBITDA shall be calculated as if such Material Acquisition/Disposition had been consummated at the beginning of such period.

For purposes of calculating Consolidated EBITDA with respect to a transfer of all or substantially all of Dominion Assets to any of the Loan Parties for any month prior to the ownership of the Dominion Assets by CONSOL or the Loan Parties, for any period of determination, without duplication, Consolidated EBITDA shall be calculated based on pro-rating Two Hundred Twenty-Six Million Four Hundred Eighty-One Thousand and 00/100 Dollars ($226,481,000.00) at a monthly amount of Eighteen Million Eight Hundred Seventy-Three Thousand Four Hundred Sixteen and 67/100 Dollars ($18,873,416.67). An example of the calculation of Consolidated EBITDA with respect to the acquisition of the Dominion Assets as of three months after the Closing Date is as follows: (i) Eighteen Million Eight Hundred Seventy-Three Thousand Four Hundred Sixteen and 67/100 Dollars ($18,873,416.67) multiplied by the month(s) prior to Consol or any Loan Party’s ownership of the Dominion Assets, plus (ii) actual Consolidated EBITDA (as such term is defined in the CONSOL Credit Agreement), with respect to the Dominion Assets, for the month(s) the Dominion Assets were owned by any of the Consol Loan Parties, plus (iii) actual Consolidated EBITDA for the period as of three months after the Closing Date based on interim financial statements prepared in accordance with GAAP. In the event that the Dominion Acquisition or the acquisition of the Dominion Assets closes on a date other than the first day of such month, for purposes of calculating Consolidated EBITDA, such partial month shall be pro-rated.

Consolidated Net Income shall mean for any period, the consolidated net income (or loss) of the Loan Parties, determined in accordance with GAAP.

Daily LIBOR Rate shall mean, for any day, the rate per annum determined by the Administrative Agent by dividing (x) the Published Rate by (y) a number equal to 1.00 minus the LIBOR Reserve Percentage on such day.

December 31 Reserve Report shall have the meaning assigned to that term in Section 8.3.10(a) [Independent Engineer].

Defaulting Lender means any Lender that (a) has failed to fund any portion of the Loans, participations with respect to Letters of Credit, or participations in Swing Line Loans required to be funded by it hereunder within one Business Day of the date required to be funded by it hereunder unless such failure has been cured and all interest accruing as a result of such failure has been fully paid in accordance with the terms hereof, (b) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute or unless such failure has been cured and all interest accruing as a result of such failure has been fully paid in accordance with the terms hereof, (c) has failed at any time to comply with the provisions of Section 5.3 [Sharing of Payments by Lenders] with respect to purchasing participations from the other Lenders, whereby such Lender’s share of any payment received, whether by setoff or otherwise, is in excess of its Ratable Share of such payments due and payable to all of the Lenders, or (d) has since the date of this Agreement been deemed insolvent by an Official Body or become the subject of a bankruptcy, receivership, conservatorship or insolvency proceeding, or has a parent company that since the date of this Agreement been deemed insolvent by an Official Body or become the subject of a bankruptcy, receivership, conservatorship or insolvency proceeding; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by an Official Body.

Developed Oil and Gas Reserves means the “developed oil and gas reserves” as such term is defined by the SEC in its standards and guidelines.

Dollar, Dollars, U.S. Dollars and the symbol $ shall mean lawful money of the United States of America.

Dominion Acquisition shall mean the acquisition of all of the capital stock of Dominion Exploration & Production, Inc. and Dominion Reserves, Inc. and certain assets of Dominion Transmissions, Inc. from Dominion Resources, Inc. and certain of its subsidiaries.

Dominion Assets shall mean the Subsidiaries or assets that CONSOL or the loan parties under the CONSOL Credit Agreement acquire in connection with the Dominion Acquisition.

Drawing Date shall have the meaning specified in Section 2.10.3(b) [Participations, Disbursements, Reimbursement].

Environmental Laws means any and all applicable current and future federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or other governmental restrictions or common law causes of action relating to (a) protection of the environment or to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes into the environment including ambient air, surface, water, ground water, or land, (b) human health as affected by Hazardous Materials, and (c) mining operations and activities to the extent relating to environmental protection or reclamation, including the Surface Mining Control and Reclamation Act, provided that “Environmental Laws” do not include any laws relating to worker or retiree benefits, including benefits arising out of occupational diseases.

Environmental Liability means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any other Loan Party directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

ERISA shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended or supplemented from time to time, and any successor statute of similar import, and the rules and regulations thereunder, as from time to time in effect.

ERISA Affiliate shall mean, at any time, any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

ERISA Event shall mean (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization or experienced a mass withdrawal within the meaning of Section 4219 of ERISA; (d) the filing of a notice of intent to terminate, or the treatment of a Pension Plan amendment as a termination under Sections 4041 or 4041A of ERISA; (e) the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (f) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan of the Borrower or any ERISA Affiliate; (g) the determination that any Pension Plan is considered an at-risk plan within the meaning of Section 430 of the Code or Section 303 of ERISA; (h) Borrower or an ERISA Affiliate is informed that any Multiemployer Plan to which Borrower or the ERISA Affiliate contributes is in endangered or critical status within the meaning of Sections 431 and 432 of the Code or Sections 304 and 305 of ERISA; or (i) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon Borrower or any ERISA Affiliate.

ERISA Group shall mean, at any time, the Borrower and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control and all other entities which, together with the Borrower, are treated as a single employer under Section 414 of the Internal Revenue Code.

Event of Default shall mean any of the events described in Section 9.1 [Events of Default] and referred to therein as an “Event of Default.”

Excluded Subsidiary shall mean each individually, and Excluded Subsidiaries shall mean collectively, (a) each Foreign Subsidiary; and (b) each Subsidiary of the Borrower that is not directly or indirectly wholly-owned by the Borrower; provided that a Subsidiary that is a Loan Party shall not become an Excluded Subsidiary by virtue of a transfer of a portion of the equity in such Subsidiary until a majority of such equity interests in such Subsidiary are invested, sold, transferred or disposed of in accordance with the provisions of Section 8.2.4 [Loans and Investments or Section 8.2.7 [Dispositions of Assets (Other Than Proved Reserves) or Subsidiaries] of this Agreement.

Excluded Taxes shall mean, with respect to the Administrative Agent, the Syndication Agent, any Lender, the Issuing Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) Taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the Laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Borrower is located and (c) in the case of a Foreign Lender, any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new lending office) or is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 5.8.5 [Status of Lenders; Refunds], except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 5.8.1 [Payment Free of Taxes].

Existing Letter of Credit shall have the meaning set forth in Section 2.10.1(a)[Letter of Credit Subfacility]

Executive Order No. 13224 shall mean the Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

Existing Credit Agreement shall mean that certain Credit Agreement dated as of October 7, 2005 by and among the Borrower, the Guarantors set forth therein, the Lenders set forth therein and PNC Bank, National Association and Citibank, N.A., as co-administrative agents, as amended.

Expiration Date shall mean, with respect to the Revolving Credit Commitments, May 6, 2014.

Federal Funds Effective Rate for any day shall mean the rate per annum (based on a year of 360 days and actual days elapsed and rounded upward to the nearest 1/100 of 1%) announced by the Federal Reserve Bank of New York (or any successor) on such day as being the weighted average of the rates on overnight federal funds transactions arranged by federal funds brokers on the previous trading day, as computed and announced by such Federal Reserve Bank (or any successor) in substantially the same manner as such Federal Reserve Bank computes and announces the weighted average it refers to as the “Federal Funds Effective Rate” as of the date of this Agreement; provided, if such Federal Reserve Bank (or its successor) does not announce such rate on any day, the “Federal Funds Effective Rate” for such day shall be the Federal Funds Effective Rate for the last day on which such rate was announced.

Federal Funds Open Rate for any day shall mean the rate per annum (based on a year of 360 days and actual days elapsed) which is the daily federal funds open rate as quoted by ICAP North America, Inc. (or any successor) as set forth on the Bloomberg Screen BTMM for that day opposite the caption “OPEN” (or on such other substitute Bloomberg Screen that displays such rate), or if there shall at any time, for any reason, no longer exist a Bloomberg Screen BTMM (or any substitute screen), as set forth on such other recognized electronic source used for the purpose of displaying such rate as selected by the Administrative Agent (for the purposes of this definition only, an “Alternate Source”) (or if such rate for such day does not appear on the Bloomberg Screen BTMM (or any substitute screen) or on any Alternate Source, or if there shall at any time, for any reason, no longer exist a Bloomberg Screen BTMM (or any substitute screen) or any Alternate Source, a comparable replacement rate determined by the Administrative Agent at such time (which determination shall be conclusive absent manifest error); provided however, that if such day is not a Business Day, the Federal Funds Open Rate for such day shall be the “open” rate on the immediately preceding Business Day. If and when the Federal Funds Open Rate changes, the rate of interest with respect to any advance to which the Federal Funds Open Rate applies will change automatically without notice to the Borrower, effective on the date of any such change.

Financial Covenant Debt as of any date of determination shall mean the difference between (i) the sum (without duplication) for the Loan Parties of the following: (A) all Indebtedness of the type specified in clauses (a), (b), (c), (d), (e), (f), (h), and (j) of the definition of Indebtedness, plus (B) the net mark-to-market value determined in accordance with GAAP of the Loan Parties’ obligations and liabilities that are due and payable arising in connection with or as a result of early or premature termination of Hedge Agreements (whether or not occurring as a result of a default thereunder) minus (ii) Cash On Hand.

Financial Projections shall have the meaning assigned to that term in Section 6.1.9(b) [Financial Projections].

Foreign Lender shall mean any Lender that is organized under the Laws of a jurisdiction other than that in which the Borrower is resident for tax purposes. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

Foreign Subsidiaries shall mean, for any Person, each Subsidiary of such Person that is incorporated or organized under the laws of any jurisdiction other than the United States of America or any state or territory thereof.

GAAP shall mean generally accepted accounting principles as are in effect from time to time, subject to the provisions of Section 1.3 [Accounting Principles], and applied on a consistent basis both as to classification of items and amounts.

Gas Properties means the Hydrocarbon Interests consisting of natural gas (whether in its gaseous or liquefied form); any property now or hereafter pooled or unitized with natural gas Hydrocarbon Interests; all presently existing or future unitization, pooling agreements and declarations of pooled units and the units created thereby (including without limitation all units created under orders, regulations and rules of any Governmental Authority having jurisdiction) which may affect all or any portion of the Hydrocarbon Interests; all operating agreements, joint venture agreements, contracts and other agreements which relate to any of the foregoing Hydrocarbon Interests or the production, sale, purchase, exchange or processing of Hydrocarbons from or attributable to such Hydrocarbon Interests; all Hydrocarbons in and under and which may be produced and saved or attributable to such Hydrocarbon Interests, the lands covered thereby and all rents, issues, profits, proceeds, products, revenues and other incomes from or attributable to the Hydrocarbon Interests; all tenements, profits à prendre, hereditaments, appurtenances and any property in anyway appertaining, belonging, affixed or incidental to such Hydrocarbon Interests, property, rights, titles, interests and estates described or referred to above, including any and all property, real or personal, now owned or hereinafter acquired and situated upon, used, held for use or useful in connection with the operating, working or development of any of such Hydrocarbon Interests or Property (excluding drilling rigs, automotive equipment or other personal property which may be on such premises for the purpose of drilling a well or for other similar temporary uses) and including any and all gas wells, water wells, injection wells or other wells, buildings, structures, fuel separators, liquid extraction plants, plant compressors, pumps, pumping units, field gathering systems, tanks and tank batteries, fixtures, valves, fittings, machinery and parts, engines, boilers, meters, apparatus, equipment, appliances, tools, implements, cables, wires, towers, casing, tubing and rods, surface leases, rights-of-way, easements and servitudes together with all additions, substitutions, replacements, accessions and attachments to any and all of the foregoing.

Governmental Acts shall have the meaning specified in Section 2.10.8 [Indemnity].

Guarantor shall mean each of the parties to this Agreement that is designated as a “Guarantor” on the signature page hereof and each other Person that joins this Agreement as a Guarantor after the date hereof.

Guarantor Joinder shall mean a joinder by a Person as a Guarantor under the Loan Documents in the form of Exhibit 1.1(G)(1).

Guaranty of any Person shall mean any obligation of such Person guaranteeing or in effect guaranteeing any liability or obligation of any other Person in any manner, whether directly or indirectly, including any agreement to indemnify or hold harmless any other Person, any performance bond or other suretyship arrangement and any other form of assurance against loss, including Letters of Credit issued for the account of Persons other than Loan Parties, except endorsement of negotiable or other instruments for deposit or collection in the ordinary course of business.

Guaranty Agreement shall mean the Continuing Agreement of Guaranty and Suretyship in substantially the form of Exhibit 1.1(G)(2) executed and delivered by each of the Guarantors.

Hazardous Materials means (i) any explosive or radioactive substances or wastes and (ii) any hazardous or toxic substances, materials or wastes, defined or regulated as such in or under, or that could reasonably be expected to give rise to liability under, any applicable Environmental Law, including, without limitation, asbestos, polychlorinated biphenyls, urea-formaldehyde insulation, gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any coal ash, coal combustion by-products or waste, boiler slag, scrubber residue or flue desulphurization residue.

Hedge Agreement shall mean (i) any interest or currency rate swap, rate cap, rate floor, rate collar, exchange transaction, put or call option, forward agreement, foreign exchange or other exchange or rate protection agreement or any option with respect to any such transaction and (ii) any cap, floor, collar, exchange transaction, contract for sale for future delivery of oil or gas, hedging contract, forward contract, swap agreement, futures contract, call or put option or any other similar agreement or other exchange or protection agreement relating to Hydrocarbons or any option with respect to any such transaction, in either case entered into for the purpose of hedging risk related to commodity prices, interest rates, currency exchange rates, securities prices or financial market conditions (specifically excluding contracts entered into in the ordinary course of business for the future sale and delivery of commodities, including but not limited to take-or-pay contracts).

Historical Statements shall have the meaning specified in Section 6.1.9(a) [Historical Statements].

Hydrocarbon Interests shall mean all rights, titles, interests and estates now owned or hereafter acquired in and to oil and gas leases, oil, gas and mineral leases, or other liquid or gaseous Hydrocarbon leases and interests, mineral fee interests, overriding royalty and royalty interests, net profit interests and production payment interests, including any reserve or residual interest of whatever nature.

Hydrocarbons means, collectively, oil, gas, casinghead gas, drip gasolines, natural gasoline, condensate, distillate, and all other liquid and gaseous hydrocarbons produced or to be produced in conjunction therewith, and all products, by-products and all other substances refined, separated, settled or derived therefrom or the processing thereof, and all other minerals and substances, including, but not limited to, liquified petroleum gas, natural gas, kerosene, sulphur, lignite, coal, uranium, thorium, iron, geothermal steam, water, carbon dioxide, helium, and any and all other minerals, ores, or substances of value, and the products and proceeds therefrom, including, without limitation, all gas resulting from the in-situ combustion of coal or lignite.

Immaterial Title Deficiencies shall mean defects or exceptions to title, and other Liens, discrepancies and similar matters relating to title which do not, individually or in the aggregate, reduce or impair the value of the properties by an amount greater than one percent (1%) of the aggregate present value of the Borrowing Base Properties as determined by the most recently delivered Reserve Report.

Indebtedness shall mean, as to any Person at any time, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person evidenced by notes, bonds, debentures or similar instruments or that bear interest, (c) all reimbursement and other obligations of such Person with respect to letters of credit and bankers’ acceptances, whether or not matured, (d) all indebtedness of such Person for the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business and payable in accordance with customary practices that are not overdue for more than 90 days unless contested in good faith and by appropriate proceedings if adequate reserves in accordance with GAAP have been established on the books of such Person and accrued expenses incurred in the ordinary course of business), (e) all indebtedness of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (f) all obligations of such Person under any capital lease (other than advance royalties under a mineral lease), (g) all obligations of such Person under any Guaranty provided by such Person in respect of Indebtedness for borrowed money of another Person, (h) all obligations of such Person to purchase, redeem, retire, defease or otherwise acquire for value any capital stock or other equity interest of such Person, valued, in the case of redeemable preferred stock, at the greater of its voluntary liquidation preference and its involuntary liquidation preference plus accrued and unpaid dividends, (i) all net payments that such Person would have to make in the event of an early termination on the date Indebtedness of such Person is being determined in respect of any Hedge Agreement of such Person, and (j) all obligations for borrowed money or having the commercial effect of a borrowing of money (specifically including all surety and performance bonds for borrowed money) secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien (other than Liens of the type described in clauses (iii) and (vi) of the definition of Permitted Liens and nonconsensual statutory or common law Liens) upon or in property (including accounts and general intangibles) owned by such Person, even though such Person has not assumed or become liable for the payment of such obligations, but only to the extent of the fair market value of such property.

Independent Engineer shall mean Netherland, Sewell & Associates, Inc. or such other petroleum independent engineer selected by the Borrower and reasonably acceptable to the Syndication Agent and the Administrative Agent.

Indemnified Taxes shall mean Taxes other than Excluded Taxes.

Indemnitee shall have the meaning specified in Section 11.3.2 [Indemnification by the Borrower].

Indemnity shall mean the Indemnity Agreement in the form of Exhibit 1.1(I)(1) relating to possible Environmental Liabilities associated with any of the owned or leased real property of the Loan Parties.

Information shall mean all information received from the Loan Parties or any of their Subsidiaries relating to the Loan Parties or any of such Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or the Issuing Lender on a non-confidential basis prior to disclosure by the Loan Parties or any of their Subsidiaries.

Insolvency Proceeding shall mean, with respect to any Person, (a) a case, action or proceeding with respect to such Person (i) before any court or any other Official Body under any bankruptcy, insolvency, reorganization or other similar Law now or hereafter in effect, or (ii) for the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator, conservator (or similar official) of any Loan Party or otherwise relating to the liquidation, dissolution, winding-up or relief of such Person, or (b) any general assignment for the benefit of creditors, composition, marshaling of assets for creditors, or other, similar arrangement in respect of such Person’s creditors generally or any substantial portion of its creditors; undertaken under any Law.

Intercompany Subordination Agreement shall mean a Subordination Agreement among the Loan Parties in the form attached hereto as Exhibit 1.1(I)(2).

Interest Coverage Ratio shall mean the ratio of Consolidated EBITDA to Consolidated Cash Interest Expense, determined as of the end of each fiscal quarter of the Borrower for the four fiscal quarters then ended.

Interest Period shall mean the period of time selected by the Borrower in connection with (and to apply to) any election permitted hereunder by the Borrower to have Revolving Credit Loans bear interest under the LIBOR Rate Option. Subject to the last sentence of this definition, such period shall be two weeks or one, two, three or six Months. Such Interest Period shall commence on the effective date of such Interest Rate Option, which shall be the Borrowing Date. Notwithstanding the second sentence hereof: (A) any Interest Period which would otherwise end on a date which is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, and (B) the Borrower shall not select, convert to or renew an Interest Period for any portion of the Loans that would end after the Expiration Date.

Interest Rate Option shall mean any LIBOR Rate Option or Base Rate Option.

IRS shall mean the Internal Revenue Service.

Issuing Lender shall mean PNC, in its individual capacity as issuer of Letters of Credit hereunder.

Investments shall mean collectively all of the following with respect to any Person: (i) the purchase or other acquisition of capital stock or other securities of another Person, (ii) investments or contributions by any of the Loan Parties directly or indirectly in or to the capital of or other payments to (except in connection with any Joint Operating Agreement or transactions for the sale of goods or services for fair value) such Person, (iii) loans or advances by any of the Loan Parties to such Person, (iv) any Guaranty by any Loan Party directly or indirectly of the obligations of such Person, (v) other credit enhancements of any Loan Party to or for the benefit of such Person, or (vi) if such Loan Party is liable as a matter of law for the obligations of such Person, obligations, contingent or otherwise, of such Person. Notwithstanding the foregoing, if the objective of a transaction or series of transactions is for the Loan Parties to acquire all or substantially all of the ownership interests or assets of another Person, such transaction shall be considered an acquisition and not an Investment.

Joint Venture shall mean a corporation, partnership, limited liability company or other entity in which any Person other than the Loan Parties and their Subsidiaries holds, directly or indirectly, an equity interest.

Joint Operating Agreement shall mean any joint operating agreement or other similar contract that is usual and customary in the oil and gas business.

June 30 Reserve Report shall have the meaning assigned to that term in Section 8.3.10(b) [Internal Engineer].

Labor Contracts shall mean all employment agreements, employment contracts, collective bargaining agreements and other agreements among any Loan Party and its employees.

Law shall mean any law (including common law), constitution, statute, treaty, regulation, rule, ordinance, opinion, release, ruling, order, injunction, writ, decree, bond, judgment, authorization or approval, lien or award by or settlement agreement with any Official Body.

LC Disbursement shall mean a payment made by the Issuing Lender pursuant to a Letter of Credit.

LC Exposure shall mean, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time, plus (b) the aggregate amount of all unpaid and outstanding Reimbursement Obligations arising from Letters of Credit and Letter of Credit Borrowings. The LC Exposure of any Lender at any time shall be its Ratable Share of the total LC Exposure at such time.

Lender Group Collateral Agent shall have the meaning assigned to such term in Section 9.2.6 [Collateral Trust Agreement].

Lenders shall mean the financial institutions named on Schedule 1.1(B) and their respective successors and assigns as permitted hereunder, each of which is referred to herein as a Lender. For the purpose of any grant in any Loan Document of a security interest or other Lien to the Lenders or to the Collateral Trustee for the benefit of the Lenders as security for the Obligations, “Lenders” shall include any Affiliate of a Lender to which such Obligation is owed.

Letter of Credit shall have the meaning assigned to that term in Section 2.10.1 [Issuance of Letters of Credit].

Letter of Credit Borrowing shall have the meaning assigned to such term in Section 2.10.3(b)(ii) [Participations, Disbursements, Reimbursement].

Letter of Credit Fee shall have the meaning assigned to that term in Section 2.10.2 [Letter of Credit Fees].

Letter of Credit Obligations shall mean, as of any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit on such date (if any Letter of Credit shall increase in amount automatically in the future, such aggregate amount available to be drawn shall currently give effect to any such future increase) plus the aggregate outstanding Reimbursement Obligations and Letter of Credit Borrowings on such date.

Leverage Ratio shall mean the ratio of Financial Covenant Debt to Consolidated EBITDA. For purposes of calculating the Leverage Ratio, Financial Covenant Debt shall be determined as of the end of each fiscal quarter of the Borrower and Consolidated EBITDA shall be determined as of the end of each fiscal quarter of the Borrower for the four (4) fiscal quarters then ended.

LIBOR Rate shall mean, with respect to the Loans comprising any Borrowing Tranche to which the LIBOR Rate Option applies for any Interest Period, the interest rate per annum determined by the Administrative Agent by dividing (the resulting quotient rounded upwards, if necessary, to the nearest 1/100th of 1% per annum) (i) the rate which appears on the Bloomberg Page BBAM1 (or on such other substitute Bloomberg page that displays rates at which US dollar deposits are offered by leading banks in the London interbank deposit market), or if there shall at any time, for any reason, no longer exist a Bloomberg page BBAM1 (or any substitute page), or the rate which is quoted by another source selected by the Administrative Agent which has been approved by the British Bankers’ Association as an authorized information vendor for the purpose of displaying rates at which US dollar deposits are offered by leading banks in the London interbank deposit market (for the purposes of this definition only, an “Alternate Source”), at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period as the London interbank offered rate for U.S. Dollars for an amount comparable to such Borrowing Tranche and having a borrowing date and a maturity comparable to such Interest Period (or if there shall at any time, for any reason, no longer exist a Bloomberg Page BBAM1 (or any substitute page) or any Alternate Source, a comparable replacement rate determined by the Administrative Agent at such time (which determination shall be conclusive absent manifest error)), by (ii) a number equal to 1.00 minus the LIBOR Reserve Percentage. LIBOR may also be expressed by the following formula:

London interbank offered rates quoted by Bloomberg
LIBOR Rate =	or appropriate successor as shown on Bloomberg Page BBAM1
1.00 - LIBOR Reserve Percentage

The LIBOR Rate shall be adjusted with respect to any Loan to which the LIBOR Rate Option applies that is outstanding on the effective date of any change in the LIBOR Reserve Percentage as of such effective date. The Administrative Agent shall give prompt notice to the Borrower of the LIBOR Rate as determined or adjusted in accordance herewith, which determination shall be conclusive absent manifest error.

LIBOR Rate Option shall mean the option of the Borrower to have Loans bear interest at the rate and under the terms set forth in Section 4.1.1(b) [Revolving Credit LIBOR Rate Option].

LIBOR Reserve Percentage shall mean as of any day the maximum percentage in effect on such day, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the reserve requirements (including supplemental, marginal and emergency reserve requirements) with respect to eurocurrency funding (currently referred to as “Eurocurrency Liabilities”).

Lien shall mean any mortgage, deed of trust, pledge, lien, security interest, charge or other similar encumbrance or security arrangement of any nature whatsoever, whether voluntarily or involuntarily given, including any conditional sale or title retention arrangement, and any assignment, deposit arrangement or lease intended as, or having the effect of, security and any filed financing statement or other notice of any of the foregoing (whether or not a lien or other encumbrance is created or exists at the time of the filing), but shall not include any operating lease.

LLC Interests shall have the meaning specified in Section 6.1.3 [Subsidiaries].

Loan Documents shall mean this Agreement, the Administrative Agent’s Letter, the Collateral Trust Agreement, the Guaranty Agreement, the Indemnity, the Intercompany Subordination Agreement, the Mortgages, the Notes, the Pledge Agreement, the Security Agreement and any other instruments, certificates or documents (expressly excluding any Specified Hedge Agreements or any other Hedge Agreements) delivered or contemplated to be delivered hereunder or thereunder or in connection herewith or therewith, and Loan Document shall mean any of the Loan Documents.

Loan Parties shall mean the Borrower and the Guarantors executing or joining into this Agreement. For clarification purposes, it is acknowledged that the CONSOL Loan Parties shall not constitute Loan Parties merely by virtue of such entities’ guaranty of the Obligations without joining into this Agreement.

Loan Request shall have the meaning specified in Section 2.5 [Loan Requests].

Loans shall mean collectively and Loan shall mean separately all Revolving Credit Loans and Swing Loans or any Revolving Credit Loan or Swing Loan.

Material Acquisition/Disposition shall mean any acquisition of all or substantially all of the Dominion Assets or any disposition of assets pursuant to Section 8.2.7 [Dispositions of Assets (Other Than Proved Reserves) or Subsidiaries] that results in (a) an acquisition or disposition of assets, the fair market value of which assets exceeds $10,000,000 or (b) a change in pro forma Consolidated EBITDA that exceeds $10,000,000 per annum, taking into account any such acquisition or disposition.

Material Adverse Change shall mean any set of circumstances or events that (a) has or would reasonably be expected to have any material adverse effect whatsoever upon the validity or enforceability of this Agreement or any other Loan Document, (b) is or would reasonably be expected to be material and adverse to the business, properties, assets, financial condition, or results of operations of the Loan Parties taken as a whole, (c) impairs materially or would reasonably be expected to impair materially the ability of the Loan Parties taken as a whole to duly and punctually pay or perform their Indebtedness under this Agreement or any other Loan Document, or (d) impairs materially or would reasonably be expected to impair materially the ability of the Administrative Agent or any of the Lenders, to the extent permitted, to enforce their legal remedies pursuant to this Agreement or any other Loan Document.

Material Contract shall mean any agreement that is material to the conduct of the business of the Loan Parties, taken as a whole.

Month, with respect to an Interest Period under the LIBOR Rate Option, shall mean the interval between the days in consecutive calendar months numerically corresponding to the first day of such Interest Period. If any LIBOR Rate Interest Period begins on a day of a calendar month for which there is no numerically corresponding day in the month in which such Interest Period is to end, the final month of such Interest Period shall be deemed to end on the last Business Day of such final month.

Moody’s shall mean Moody’s Investors Service, Inc. and its successors.

Mortgages shall mean the Mortgages or Deeds of Trust in form and substance reasonably satisfactory to the Administrative Agent and the Collateral Trustee executed and delivered by certain of the Loan Parties to the Collateral Trustee for the benefit of the Secured Parties to secure the Obligations, and Mortgage shall mean, individually, any of the Mortgages.

Multiemployer Plan shall mean any employee benefit plan which is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA and to which the Borrower or any member of the ERISA Group is then making or accruing an obligation to make contributions or, within the preceding five Plan years, has made or had an obligation to make such contributions.

Non-Consenting Lender shall have the meaning specified in Section 11.1 [Modifications, Amendments or Waivers].

Notes shall mean, collectively, the promissory notes in the form of Exhibit 1.1(N)(1) evidencing the Revolving Credit Loans and in the form of Exhibit 1.1(N)(2) evidencing the Swing Loan.

Obligation shall mean any obligation or liability of any of the Loan Parties, howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, now or hereafter existing, or due or to become due, under or in connection with (i) this Agreement, the Notes, the Letters of Credit, the Administrative Agent’s Letter, or any other Loan Document whether to the Administrative Agent, any of the Lenders or their Affiliates, the Issuing Lender or other persons provided for under such Loan Documents, (ii) any Specified Hedge Agreement, or (iii) any Other Lender Provided Financial Service Product.

Official Body shall mean the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

Oil and Gas Liens means (i) Liens on any specific property or any interest therein, construction thereon or improvement thereto to secure all or any part of the costs incurred for surveying, exploration, drilling, extraction, development, operation, production, construction, alteration, repair or improvement of, in, under or on such property and the plugging and abandonment of wells located thereon (it being understood that, in the case of oil and gas producing properties, or any interest therein, costs incurred for “development” shall include costs incurred for all facilities relating to such properties or to projects, ventures or other arrangements of which such properties form a part or which relate to such properties or interests); (ii) Liens on an oil or gas producing property to secure obligations incurred or guarantees of obligations incurred in connection with or necessarily incidental to commitments for the purchase or sale of, or the transportation or distribution of, the products derived from such property; (iii) Liens arising under partnership agreements, oil and gas leases, overriding royalty agreements, joint operating agreements or similar agreements, net profits agreements, production payment agreements, royalty trust agreements, incentive compensation programs on terms that are reasonably customary in the oil and gas business for geologists, geophysicists and other providers of technical services to any of the Loan Parties, master limited partnership agreements, farm-out agreements, farm-in agreements, division orders, contracts for the sale, purchase, exchange, transportation, gathering or processing of oil, gas or other hydrocarbons, unitizations and pooling designations, declarations, orders and agreements, development agreements, operating agreements, production sales contracts, area of mutual interest agreements, gas balancing or deferred production agreements, injection, repressuring and recycling agreements, salt water or other disposal agreements, seismic or geophysical permits or agreements, and other agreements which are customary in the oil and gas business; provided, however, that in all instances such Liens are limited to the assets that are the subject of the relevant agreement, program, order or contract; and (iv) Liens on pipelines or pipeline facilities that arise by operation of law.

Order shall have the meaning specified in Section 2.10.9 [Liability for Acts and Omissions].

Other Lender Provided Financial Service Product shall mean agreements or other arrangements under which any Lender or Affiliate of a Lender provides any of the following products or services to any of the Loan Parties: (a) credit cards, (b) credit card processing services, (c) debit cards, (d) purchase cards, (e) ACH transactions, (f) cash management, including controlled disbursement, accounts or services, or (g) foreign currency exchange.

Other Taxes shall mean all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

Participant has the meaning specified in Section 11.8.4 [Participations].

Participation Advance shall have the meaning specified in Section 2.10.3(b)(ii) [Participations, Disbursements, Reimbursement].

Partnership Interests shall have the meaning specified in Section 6.1.3 [Subsidiaries].

Payment Date shall mean the first Business Day of each calendar quarter after the date hereof and on the Expiration Date or upon acceleration of the Notes.

Payment In Full shall mean the indefeasible payment in full in cash of the Loans and other Obligations under the Loan Documents, termination of the Commitments and expiration or termination of all Letters of Credit (or with respect to any Letter of Credit with an expiration date that extends beyond the Expiration Date, the pledge of Cash Collateral of such Letter of Credit pursuant to Section 2.10.10 [Cash Collateral Prior to the Expiration Date]).

PBGC shall mean the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA or any successor.

Pension Act shall mean the Pension Protection Act of 2006, as amended from time to time.

Pension Funding Rules shall mean the rules of the Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Pension Plans and set forth in, with respect to plan years ending prior to the effective date of the Pension Act, Section 412 of the Code and Section 302 of ERISA, each as in effect prior to the Pension Act and, thereafter, Section 412, 430, and 432 of the Code and Sections 302, 303, and 305 of ERISA.

Pension Plan shall mean any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by Borrower or any ERISA Affiliate or to which Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any times during the immediately preceding five plan years.

Permitted Acquisition Liens shall mean any Liens described in clause (x) of the definition of Permitted Lien.

Permitted Hedge Agreement means any Hedge Agreement which (1) any Loan Party enters into with or through a counterparty that, or a counterparty whose credit support provider under the Hedge Agreement has a credit rating of at least “A-” by Standard and Poors or “A3” by Moody’s at the time such Hedge Agreement is entered into, together with the confirmations which such Loan Party may hereafter enter into with or through such counterparty covering, in the aggregate, among all such Hedge Agreements, not more than eighty-five percent (85%) of the Proved Reserves that are (i) attributable to the Loan Parties’ interest in the Borrowing Base Properties and (ii) projected to be produced during the term(s) of such Hedge Agreement(s) or (2) any Loan Party enters into with or through a counterparty where the Hedge Agreement is in the nature of commodity floors or puts on up to 100% of oil and gas production projected to be produced by or for the benefit of the Loan Parties during the term(s) of such Hedge Agreement(s).

Permitted Investments shall mean:

(i) direct obligations of the United States of America or any agency or instrumentality thereof or obligations backed by the full faith and credit of the United States of America;

(ii) commercial paper (A) rated not lower than A-1 by Standard & Poor’s or P-1 by Moody’s on the date of acquisition or (B) issued by any of (x) the Syndication Agent, (y) the Administrative Agent, or (z) any Lender;

(iii) demand deposits, time deposits or certificates of deposit and other obligations issued by any of (w) the Syndication Agent, (x) the Administrative Agent, (y) any Lender, or (z) any other domestic or foreign commercial bank that has stockholders equity of $100,000,000 or more on the date of acquisition;

(iv) obligations of any foreign government or obligations that possess a guaranty of the full faith and credit of any foreign government;

(v) obligations of any of the following:

(a) United States government sponsored enterprises, federal agencies, and federal financing banks that are not otherwise authorized including, but not limited to, the following:

(i) United States government sponsored enterprises such as instrumentalities of the Federal Credit System (Bank for Cooperatives, Federal Land Banks), Federal Home Loan Banks, and Federal National Mortgage Association; and

(ii) Federal agencies such as instrumentalities of the Department of Housing and Urban Development (Federal Housing Administration, Government National Mortgage Association), Export Import Bank, Farmers Home Administration, and Tennessee Valley Authority;

(vi) obligations of states, counties, and municipalities of the United States;

(vii) debt obligations (other than commercial paper obligations) of domestic or foreign corporations;

(viii) preferred stock obligations with a floating rate dividend that is reset periodically at auction;

(ix) investments in repurchase agreements collateralized by any of the above securities eligible for outright purchase, provided the collateral is delivered to a bank custody account in accordance with the terms of a written repurchase agreement with a dealer or bank; and

(x) investments in shares of institutional mutual funds whose investment policies are essentially in agreement with the above type and criteria for investments otherwise set forth in this definition of Permitted Investments, provided that investments described in clauses (i), (iv), (v), (vi), (vii), (viii), (ix), and (x) above are restricted to obligations rated no lower than A-3 or P-1 by Moody’s or A- or A-1 by Standard & Poor’s.

Permitted Liens shall mean:

(i) Liens for Taxes, assessments, or similar charges, incurred in the ordinary course of business and which are not yet due and payable or the validity of which are being contested in good faith by appropriate proceedings and as to which appropriate reserves have been established in accordance with GAAP;

(ii) Pledges, deposits or bonds made in the ordinary course of business to secure payment of reclamation liabilities or workmen’s compensation, or to participate in any fund in connection with workmen’s compensation, unemployment insurance, old-age pensions or other social security programs (including pledges or deposits of cash securing Letters of Credit that secure payment of such workmen’s compensation, unemployment insurance, old age pensions or other social security programs);

(iii) Liens of mechanics, materialmen, warehousemen, carriers, or other like Liens (including any other statutory nonconsensual or common law Liens), securing obligations incurred in the ordinary course of business that are not yet due and payable and Liens of landlords securing obligations to pay lease payments that are not yet due and payable or in default (including pledges or deposits of cash securing Letters of Credit that secure such Liens of landlords securing obligations to make lease payments that are not yet due and payable or in default) or, with respect to any of the foregoing, that are being contested in good faith by appropriate proceedings and as to which appropriate reserves have been established in accordance with GAAP;

(iv) Good-faith pledges or deposits made or other Liens granted in the ordinary course of business to secure performance of bids, tenders, contracts (other than for Hedge Agreements or the repayment of borrowed money) or leases, not in excess of the aggregate amount due thereunder or other amounts as may be customary, or to secure statutory obligations, or surety, appeal, indemnity, performance or other similar bonds required in the ordinary course of business (including pledges or deposits of cash securing Letters of Credit that secure such performance of bids, tenders, contracts (other than for the repayment of borrowed money) or leases, not in excess of the aggregate amount due thereunder or other amounts as may be customary, or that secure such statutory obligations, or such surety, appeal, indemnity, performance or other similar bonds required in the ordinary course of business;

(v) Encumbrances consisting of zoning restrictions, licenses, easements or other restrictions on the use of real property, none of which materially impairs the use of such property or the value thereof, and none of which is violated in any material respect by existing or proposed structures or land use;

(vi) Liens, security interests and mortgages in favor of the Collateral Trustee for the benefit of the Secured Parties or Liens and security interests in favor of the Administrative Agent for the benefit of the Lenders in each case securing (a) the Obligations including liabilities under any Specified Hedge Agreements and (b) the Secured Debt (as defined in the Collateral Trust Agreement), or Liens and security interests in favor of the Issuing Lender for the benefit of the Lenders securing Letter of Credit Obligations with respect to such Letters of Credit that have an expiration date that extends beyond the Expiration Date;

(vii) Any Lien existing on the date of this Agreement and described on Schedule 1.1(P);

(viii) Capital leases and Purchase Money Security Interests to the extent permitted by Section 8.2.1(c) [Indebtedness];

(ix) Any Lien in an amount of $100,000 or less, provided, however, that such Lien shall no longer be permitted if it shall not be terminated within a period of thirty (30) days after any Responsible Officer of any Loan Party becomes aware of the existence thereof;

(x) Any Liens arising out of acquisitions:

(1) in stock or assets being acquired, that are granted to secure Indebtedness incurred at the time of such acquisitions of such stock or assets (or within one year thereof) to finance the acquisition of such stock or assets, provided that no additional assets become subject to such Liens, and

(2) existing on any assets being acquired at the date of acquisition of such assets, provided that no additional assets become subject to such Liens,

provided, however, that any Liens permitted pursuant to the foregoing clauses (1) and (2) shall in no way secure Indebtedness that exceeds $20,000,000 in the aggregate at any one time outstanding; and provided, further, that the Borrower shall provide to the Administrative Agent and the Lenders no less than five (5) days prior written notice of any such acquisition and such acquisition may result in a redetermination of the Borrowing Base if requested by the Administrative Agent upon the instruction of the Syndication Agent or the Required Borrowing Base Lenders pursuant to Section 2.9(c) [Borrowing Base];

(xi) Any Lien arising out of the refinancing, extension, renewal or refunding of any Indebtedness secured by any Lien that is permitted by clauses (vii) or (x), provided that such Indebtedness is not increased when so refinanced, extended, renewed or refunded and that no additional assets become subject to such Liens other than replacements or substitutions permitted by an agreement creating such Lien;

(xii) Liens arising out of final judgments, awards, or orders, which are bonded or stayed pending appeal within a period of thirty (30) days from the date of entry;

(xiii) Liens upon real or personal property other than the Collateral, including any attachment of personal or real property or other legal process prior to adjudication of a dispute on the merits, (A) if the validity or amount thereof is being contested in good faith by appropriate and lawful proceedings diligently conducted so long as levy and execution thereon have been stayed or bonded and continue to be stayed or bonded, (B) if a final judgment is entered and such judgment is discharged within thirty (30) days of entry, or (C) the payment of which is covered in full (subject to customary deductible) by insurance;

(xiv) Statutory and common law banker’s Liens and rights of setoff on bank deposits;

(xv) Precautionary filings under the UCC by a lessor with respect to personal property leased to such Person to the extent such lease is permitted hereunder and under the other Loan Documents;

(xvi) Pursuant to the requirements of Section 8.1.19 [Dominion Acquisition], Liens existing as of the closing date of the Dominion Acquisition (other than those listed on Schedule 1.1(P)) on any equity interests or assets acquired in connection with the Dominion Acquisition;

(xvii) Any leases of assets permitted by Section 8.2.7 [Disposition of Assets (Other Than Proved Reserves) or Subsidiaries] or Section 8.2.16 [Sale of Proved Reserves; Pooling];

(xviii) Oil and Gas Liens, in each case which are not incurred in connection with the borrowing of money, the obtaining of advances or credit or the payment of the deferred purchase price of property (other than trade accounts payable arising in the ordinary course of business);

(xix) Liens resulting from the deposit of funds or evidences of Indebtedness in trust for the purpose of decreasing or legally defeasing Indebtedness of the Loan Parties permitted hereby so long as such decrease or defeasance is not prohibited hereby;

(xx) Option agreements and rights of first refusal granted with respect to assets that are permitted to be disposed of pursuant to the terms of Section 8.2.7 [Disposition of Assets (Other Than Proved Reserves) or Subsidiaries] or Section 8.2.16 [Sale of Proved Reserves; Pooling];

(xxi) Immaterial Title Deficiencies;

(xxii) Liens securing Permitted Hedge Agreements that are in effect immediately prior to the Closing Date and that are not Specified Hedge Agreements; and

(xxiii) Rights granted to CONSOL and its Subsidiaries under and pursuant to that certain Master Cooperation and Safety Agreement dated August 1, 2005 among CONSOL, the Borrower and certain other parties.

Permitted Mortgage Liens shall mean Liens permitted by clauses (i), (iii), (v), (vi), (ix), (xii), (xviii), (xxi) and (xxiii).

Person shall mean any individual, corporation, partnership, limited liability company, association, joint-stock company, trust, unincorporated organization, joint venture, Official Body, or any other entity.

Plan shall mean at any time an employee pension benefit plan (including a Pension Plan) which is covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code and either (i) is maintained by any number of ERISA Group members for Employees of any member of the ERISA Group or (ii) has at any time within the preceding five years been maintained by any entity which was at such time a member of the ERISA Group for employees of any entity which was at such time a member of the ERISA Group.

Pledge Agreement shall mean the Pledge Agreement in substantially the form of Exhibit 1.1(P) executed and delivered by each of the Loan Parties to the Collateral Trustee for the benefit of the Secured Parties.

Pledged Collateral shall mean all of the property described as “Pledged Collateral” in the Pledge Agreement.

PNC shall mean PNC Bank, National Association, its successors and assigns.

Potential Default shall mean any event or condition which with notice or passage of time, or both, would constitute an Event of Default.

Prime Rate shall mean the interest rate per annum announced from time to time by the Administrative Agent at its Principal Office as its then prime rate, which rate may not be the lowest or most favorable rate then being charged commercial borrowers or others by the Administrative Agent. Any change in the Prime Rate shall take effect at the opening of business on the day such change is announced.

Principal Office shall mean the main banking office of the Administrative Agent in Pittsburgh, Pennsylvania.

Prior Security Interest shall mean a valid and enforceable perfected first-priority security interest under the Uniform Commercial Code in the UCC Collateral and the Pledged Collateral which is subject only to statutory Liens for Taxes not yet due and payable or Purchase Money Security Interests as permitted hereunder.

Proved Developed Producing Reserves means the Proved Reserves that are Developed Oil and Gas Reserves and are expected to be recovered from completion intervals that are open and producing at the time of determination; provided that improved recovery Proved Reserves are considered producing only after the improved recovery project is in operation.

Proved Developed Non-Producing Reserves means the Proved Reserves that are Developed Oil and Gas Reserves that are shut-in and behind-pipe reserves and other reserves for which production can be initiated or restored with relatively low expenditure compared to the cost of drilling a new well.

Proved Gas Collateral shall have the meaning assigned to such term in Section 8.1.17[Collateral].

Proved Reserves means the “proved oil and gas reserves” as such term is defined by the SEC in its standards and guidelines.

Proved Undeveloped Reserves means the Proved Reserves that are “undeveloped oil and gas reserves” as such term is defined by the SEC in its standards and guidelines.

Published Rate shall mean the rate of interest published each Business Day in The Wall Street Journal “Money Rates” listing under the caption “London Interbank Offered Rates” for a one month period (or, if no such rate is published therein for any reason, then the Published Rate shall be the rate at which U.S. dollar deposits are offered by leading banks in the London interbank deposit market for a one month period as published in another publication selected by the Administrative Agent).

Purchase Money Security Interest shall mean Liens upon tangible personal property securing loans to any Loan Party or deferred payments by such Loan Party for the purchase of such tangible personal property.

Ratable Share shall mean the proportion that a Lender’s Commitment (excluding the Swing Loan Commitment) bears to the Commitments (excluding the Swing Loan Commitment) of all of the Lenders. If the Commitments have terminated or expired, the Ratable Shares shall be determined based upon the Commitments (excluding the Swing Loan Commitment) most recently in effect, giving effect to any assignments.

Real Property shall mean any real property interests, including, but not limited to, surface, coal, gas and other mineral rights, interests and leases.

Refinance shall mean, in respect of any Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, replace, defease or retire, or to issue other Indebtedness in exchange or replacement for, such Indebtedness; provided, however, that “Refinance” shall not include (i) any increase in the amount of such Indebtedness or (ii) any change in the terms or conditions of such Indebtedness that is materially more restrictive on any Loan Party party to such Indebtedness. “Refinanced” and “Refinancing” shall have correlative meanings.

Regulation U shall mean Regulation U, T or X as promulgated by the Board of Governors of the Federal Reserve System, as amended from time to time.

Reimbursement Obligation shall have the meaning specified in Section 2.10.3(b) [Participations, Disbursements, Reimbursement].

Related Parties shall mean, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

Reportable Event shall mean a reportable event described in Section 4043 of ERISA and regulations thereunder with respect to a Plan or Multiemployer Plan.

Required Borrowing Base Lenders shall mean, at any time, Lenders having in the aggregate Revolving Exposures and unused Revolving Credit Commitments representing more than 66.66% of the sum of the total Revolving Exposures and unused Revolving Credit Commitments at such time.

Required Increasing Borrowing Base Lenders shall mean, at any time, Lenders having in the aggregate Revolving Exposures and unused Revolving Credit Commitments representing no less than 95% of the sum of the total Revolving Exposures and unused Revolving Credit Commitments at such time.

Required Lenders shall mean Lenders (other than any Defaulting Lender) having more than 50% of the aggregate amount of the Revolving Credit Commitments of the Lenders (excluding any Defaulting Lender) or, after the termination of the Revolving Credit Commitments, the outstanding Revolving Credit Loans and Ratable Share of Letter of Credit Obligations of the Lenders (excluding any Defaulting Lender).

Required Share shall have the meaning assigned to such term in Section 5.10 [Settlement Date Procedures].

Required Title Information shall have the meaning assigned to such term in Section 8.1.17 [Collateral].

Reserve Report means the most recent of the December 31 Reserve Report, the June 30 Reserve Report, or the Alternate Reserve Report.

Responsible Officer shall mean each of the chief executive officer, president, chief financial officer and treasurer of each Loan Party, or with respect to Cardinal States Gathering Company, a Virginia general partnership, at any time such general partnership does not have one of the foregoing officers, its management committee representative.

Revolving Availability Period shall mean the period from and including the Closing Date to but excluding the earlier of the Expiration Date and the date of termination of the Revolving Credit Commitments.

Revolving Credit Commitment shall mean, as to any Lender at any time, the amount initially set forth opposite its name on Schedule 1.1(B) in the column labeled “Amount of Commitment for Revolving Credit Loans,” as such Commitment is thereafter assigned or modified and Revolving Credit Commitments shall mean the aggregate Revolving Credit Commitments of all of the Lenders.

Revolving Credit Loans shall mean collectively and Revolving Credit Loan shall mean separately all Revolving Credit Loans or any Revolving Credit Loan made by the Lenders or one of the Lenders to the Borrower pursuant to Section 2.1.1 [Revolving Credit Commitments] or Section 2.10.3 [Participations, Disbursements, Reimbursement].

Revolving Exposure shall mean, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Revolving Credit Loans and its LC Exposure and Swingline Exposure at such time.

Revolving Facility Usage shall mean at any time the sum of the outstanding Revolving Credit Loans, the outstanding Swing Loans, and the Letter of Credit Obligations.

SEC means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

Secured Debt shall have the meaning set forth in the Collateral Trust Agreement, as such definition may be amended from time to time.

Secured Parties shall mean collectively, (i) the Collateral Trustee, the Administrative Agent, the Lenders and any provider of a Specified Hedge Agreement and (ii) The Bank of Nova Scotia Trust Company of New York or any successor thereto as trustee with respect to the Senior Notes (2002) and any other holders from time to time of the Senior Notes (2002).

Security Agreement shall mean the Security Agreement in substantially the form of Exhibit 1.1(S) executed and delivered by each of the Loan Parties to the Collateral Trustee for the benefit of the Secured Parties.

Security Documents shall mean, collectively, the Security Agreement, the Pledge Agreement and the Mortgages.

Settlement Date shall mean the Business Day on which the Administrative Agent elects to effect settlement pursuant to Section 5.10 [Settlement Date Procedures].

Significant Gathering Systems shall mean those pipelines known generally as Cardinal I and Cardinal II and other gathering lines of the Loan Parties that are material to the gathering operations of the Loan Parties.

Solvent means, with respect to any Person on any date of determination, taking into account such right of reimbursement, contribution or similar right available to such Person from other Persons, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature, (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital, and (e) such Person is able to pay its debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business.

Specified Hedge Agreement shall mean (i) any Hedge Agreement entered into by (a) any Loan Party and (b) any Lender or any Affiliate thereof, or any Person that was a Lender or an Affiliate thereof when such Hedge Agreement was entered into as counterparty, (ii) any Hedge Agreement in effect immediately prior to the Closing Date entered into by (a) any Loan Party and (b) any Person if such Person or its Affiliate was a Lender on the Closing Date; provided that the designation of any Hedge Agreement as a Specified Hedge Agreement shall not create in favor of any Lender or Affiliate thereof that is a party thereto any rights in connection with the management or release of any Collateral or of any obligations of any Loan Party under any of the Loan Documents or (iii) any Hedge Agreement in effect immediately prior to the Closing Date entered into by (a) any Loan Party and (b) any Person that is not a Lender or Affiliate of a Lender but only if such Person enters into a collateral sharing agreement with the Collateral Trustee in form and substance acceptable to the Administrative Agent.

Specified Hedge or Other Financial Service Provider shall have the meaning assigned to such term in Section 9.2.6 [Collateral Trust Agreement].

Standard & Poor’s shall mean Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc.

Standby Letter of Credit shall mean a Letter of Credit issued to support obligations of one or more of the Loan Parties, contingent or otherwise, which finance the working capital and business needs of the Loan Parties incurred in the ordinary course of business.

Statements shall have the meaning specified in Section 6.1.9(a) [Historical Statements].

Subsidiary of any Person at any time shall mean (i) any corporation or trust of which more than 50% (by number of shares or number of votes) of the outstanding capital stock or shares of beneficial interest normally entitled to vote for the election of one or more directors or trustees (regardless of any contingency which does or may suspend or dilute the voting rights) is at such time owned directly or indirectly by such Person or one or more of such Person’s

Subsidiaries, (ii) any partnership of which such Person is a general partner or of which more than 50% of the partnership interests is at the time directly or indirectly owned by such Person or one or more of such Person’s Subsidiaries, (iii) any limited liability company of which such Person is a member and of which more than 50% of the limited liability company interests is at the time directly or indirectly owned by such Person or one or more of such Person’s Subsidiaries or (iv) any corporation, trust, partnership, limited liability company or other entity which is controlled by such Person or one or more of such Person’s Subsidiaries.

Subsidiary Shares shall have the meaning specified in Section 6.1.3 [Subsidiaries].

Swingline Exposure shall mean, at any time, the aggregate principal amount of all Swing Loans outstanding at such time. The Swingline Exposure of any Lender at any time shall be its Ratable Share of the total Swingline Exposure at such time.

Swing Loan Commitment shall mean PNC’s commitment to make Swing Loans to the Borrower pursuant to Section 2.1.2 [Swing Loan Commitment] hereof in an aggregate principal amount of up to $30,000,000.

Swing Loan Note shall mean the Swing Loan Note of the Borrower in the form of Exhibit 1.1(S) evidencing the Swing Loans.

Swing Loan Request shall mean a request for Swing Loans made in accordance with Section 2.5.2 [Swing Loan Requests] hereof.

Swing Loans shall mean collectively and Swing Loan shall mean separately all Swing Loans or any Swing Loan made by PNC to the Borrower pursuant to Section 2.6.3 [Making Swing Loans] hereof.

Syndication Agent shall mean Bank of America, N.A. and its successors and assigns.

Taxes shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Official Body, including any interest, additions to tax or penalties applicable thereto.

Threshold Amount means $25,000,000.00.

UCC Collateral shall mean the property of the Loan Parties in which security interests are granted under the Security Agreement.

Uniform Commercial Code shall mean the Uniform Commercial Code as in effect in each applicable jurisdiction or other applicable Law entitled to all rights, benefits and priorities provided by the Uniform Commercial Code or such Law.

Unproved Reserves shall mean all oil and gas interests that do not constitute Proved Reserves.

USA Patriot Act shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

Utilization Percentage shall mean, as determined quarterly, based upon the average daily balances of the Revolving Facility Usage for the preceding fiscal quarter divided by the lesser of (i) the Revolving Credit Commitments or (ii) the Borrowing Base.

1.2 Construction.

Unless the context of this Agreement otherwise clearly requires, the following rules of construction shall apply to this Agreement and each of the other Loan Documents: (i) references to the plural include the singular, the plural, the part and the whole and the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation”; (ii) the words “hereof,” “herein,” “hereunder,” “hereto” and similar terms in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document as a whole; (iii) article, section, subsection, clause, schedule and exhibit references are to this Agreement or other Loan Document, as the case may be, unless otherwise specified; (iv) reference to any Person includes such Person’s successors and assigns; (v) unless otherwise provided, reference to any agreement, including this Agreement and any other Loan Document together with the schedules and exhibits hereto or thereto, document or instrument, order, declaration, understanding or other arrangement means such agreement, document, instrument, order, declaration, understanding or other arrangement as amended, restated, supplemented, modified, extended, renewed, refunded, superseded, substituted for, replaced, refinanced or increased in whole or in part, from time to time; (vi) relative to the determination of any period of time, “from” means “from and including,” “to” means “to but excluding,” and “through” means “through and including”; (vii) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights, (viii) section headings herein and in each other Loan Document are included for convenience and shall not affect the interpretation of this Agreement or such Loan Document, and (ix) unless otherwise specified, all references herein to times of day shall be references to Eastern Time.

1.3 Accounting Principles.

Except as otherwise provided in this Agreement, all computations and determinations as to accounting or financial matters and all financial statements to be delivered pursuant to this Agreement shall be made and prepared in accordance with GAAP (including principles of consolidation where appropriate), and all accounting or financial terms shall have the meanings ascribed to such terms by GAAP; provided, however, that all accounting terms used in Section 8.2 [Negative Covenants] (and all defined terms used in the definition of any accounting term used in Section 8.2 [Negative Covenants] shall have the meaning given to such terms (and defined terms) under GAAP as in effect on the date hereof applied on a basis consistent with those used in preparing the Historical Statements referred to in Section 6.1.9(a) [Historical Statements]. In the event of any change after the date hereof in GAAP, and if such change would result in the inability to determine compliance with the financial covenants set forth in Section 8.2 [Negative Covenants] based upon the Borrower’s regularly prepared financial statements by reason of the preceding sentence, then the parties hereto agree to endeavor, in good faith, to agree upon an amendment to this Agreement that would adjust such financial covenants in a manner that would not affect the substance thereof, but would allow compliance therewith to be determined in accordance with the Borrower’s financial statements at that time, provided that, until so amended such financial covenants shall continue to be computed in accordance with GAAP prior to such change therein.

1.4 Valuations.

Whenever this Agreement requires the determination of the monetary value of “other consideration”, a Guaranty, “other obligations” or an Investment and the computation method to determine such monetary value is not already addressed by GAAP, (i) the monetary value of “other consideration” or an Investment of tangible property shall be calculated as the fair market value of such consideration or tangible property, (ii) the monetary value of any Guaranty at any time of a fixed monetary obligation shall be the amount of such fixed monetary obligation at such time, (iii) the monetary value of any Guaranty of a fixed stream of monetary obligations at any time shall be the present value of the remaining amounts of such stream of monetary obligations at such time discounted at a rate equal to the Borrower’s cost of funds at such time, (iv) the monetary value of a Guaranty of performance or of contingent liabilities at any time shall be the amount which, in light of all the facts and circumstances existing at the time, represent the amount which would reasonably be expected to become an actual or matured monetary obligation or liability of the Person making such Guaranty determined by such Person in good faith, or (v) the monetary value of “other obligations”, contingent or otherwise, at any time shall be the amount which, in light of all the facts and circumstances existing at the time, represent the amount which would reasonably be expected to become an actual or matured monetary obligation or liability of the Person who is obligated for such “other obligations”.

2. REVOLVING CREDIT AND SWING LOAN FACILITIES

2.1 Commitments.

2.1.1 Revolving Credit Commitments.

Subject to the terms and conditions hereof and relying upon the representations and warranties herein set forth, each Lender severally agrees to make Revolving Credit Loans to the Borrower at any time or from time to time on or after the date hereof to the Expiration Date provided that after giving effect to such Loan, such Lender’s Revolving Exposure shall not exceed such Lender’s Revolving Credit Commitment and provided further that the Revolving Exposures at any time shall not exceed the lesser of (a) the Borrowing Base or (b) the Revolving Credit Commitments of all the Lenders. Within such limits of time and amount and subject to the other provisions of this Agreement, the Borrower may borrow, repay and reborrow pursuant to this Section 2.1.

2.1.2 Swing Loan Commitment.

In order to minimize the transfer of funds between the Lenders and the Administrative Agent, the Borrower may borrow, repay and reborrow Swing Loans and PNC may make Swing Loans as provided in this Section 2.1.2 [Swing Loan Commitment].

Subject to the terms and conditions hereof and relying upon the representations and warranties herein set forth, and in order to facilitate loans and repayments between Settlement Dates, PNC may, at its option, cancelable at any time for any reason whatsoever, make swing loans (the “Swing Loans”) to the Borrower at any time or from time to time after the date hereof to, but not including, the Expiration Date, in an aggregate principal amount up to but not in excess of $30,000,000 (the “Swing Loan Commitment”), provided that the Revolving Exposures shall not at any time exceed the lesser of (a) the Borrowing Base or (b) the Revolving Credit Commitments. Within such limits of time and amount and subject to the other provisions of this Agreement, the Borrower may borrow, repay and reborrow pursuant to this Section 2.1.2.

2.2 Nature of Lenders’ Obligations with Respect to Revolving Credit Loans.

Each Lender shall be obligated to participate in each request for Revolving Credit Loans pursuant to Section 2.5 [Loan Requests] in accordance with its Ratable Share. The aggregate of each Lender’s Revolving Credit Loans outstanding hereunder to the Borrower at any time shall never exceed its Revolving Credit Commitment minus its Ratable Share of the LC Exposure. The obligations of each Lender hereunder are several. The failure of any Lender to perform its obligations hereunder shall not affect the Obligations of the Borrower to any other party nor shall any other party be liable for the failure of such Lender to perform its obligations hereunder. The Lenders shall have no obligation to make Revolving Credit Loans hereunder on or after the Expiration Date.

2.3 Commitment Fees.

Accruing from the date hereof until the Expiration Date, the Borrower agrees to pay to the Administrative Agent for the account of each Lender, as consideration for such Lender’s Revolving Credit Commitment hereunder, a nonrefundable commitment fee (the “Commitment Fee”) equal to the Applicable Commitment Fee Rate (computed on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed) on the average daily difference between the amount of (a) such Lender’s Revolving Credit Commitment as the same may be constituted from time to time and (b) such Lender’s Revolving Exposure (for purposes of this computation, PNC’s Swing Loans shall not be deemed to be borrowed amounts under its Revolving Credit Commitment) ; provided, however, that any Commitment Fee accrued with respect to the Revolving Credit Commitment of a Defaulting Lender during the period prior to the time such Lender became a Defaulting Lender and unpaid at such time shall not be payable by the Borrower so long as such Lender shall be a Defaulting Lender except to the extent that such Commitment Fee shall otherwise have been due and payable by the Borrower prior to such time; and provided further that no Commitment Fee shall accrue with respect to the Revolving Commitment of a Defaulting Lender so long as such Lender shall be a Defaulting Lender. Subject to the proviso in the directly preceding sentence, all Commitment Fees shall be payable in arrears on each Payment Date.

2.4 Voluntary Commitment Reduction.

The Borrower shall have the right any time and from time to time upon three (3) Business Days’ prior written, irrevocable notice to the Administrative Agent to permanently reduce, in whole multiples of $5,000,000 of principal, or terminate the Revolving Credit Commitments provided that any such reduction or termination shall be accompanied by (a) the payment in full of any Commitment Fee then accrued on the amount of such reduction or termination and (b) prepaying of the Notes, together with the full amount of interest accrued on the principal sum to be prepaid (and all amounts referred to in Section 5.9 [Indemnity] hereof), to the extent that the aggregate amount thereof then outstanding exceeds the Revolving Credit Commitment as so reduced or terminated, and provided further that the Revolving Credit Commitments may not be reduced below the Revolving Exposures. Each reduction of Revolving Credit Commitments shall pro-ratably reduce the Revolving Credit Commitments of the Lenders. From the effective date of any such reduction or termination the obligations of Borrower to pay the Commitment Fee pursuant to Section 2.3 [Commitment Fees] shall correspondingly be reduced or cease.

2.5 Loan Requests.

2.5.1 Revolving Credit Loan Requests.

Except as otherwise provided herein, the Borrower may from time to time prior to the Expiration Date request the Lenders to make Revolving Credit Loans, or renew or convert the Interest Rate Option applicable to existing Revolving Credit Loans pursuant to Section 4.2 [Interest Periods], by delivering to the Administrative Agent, no later than 11:00 a.m., (i) three (3) Business Days prior to the proposed Borrowing Date with respect to the making, renewal of or conversion to Revolving Credit Loans to which the LIBOR Rate Option applies; and (ii) the same Business Day of the proposed Borrowing Date with respect to the making of a Revolving Credit Loan to which the Base Rate Option applies or the last day of the preceding Interest Period with respect to the conversion to the Base Rate Option for any Loan, of a duly completed request therefor substantially in the form of Exhibit 2.5.1 or a request by telephone immediately confirmed in writing by letter, facsimile or telex in such form (each, a “Loan Request”), it being understood that the Administrative Agent may rely on the authority of any individual making such a telephonic request without the necessity of receipt of such written confirmation. Each Loan Request shall be irrevocable and shall specify or certify, as applicable (i) the proposed Borrowing Date; (ii) the aggregate amount of the proposed Loans comprising each Borrowing Tranche, which shall be in integral multiples of $1,000,000 and not less than $5,000,000 for each Borrowing Tranche to which the LIBOR Rate Option applies and not less than the lesser of $500,000 or the maximum amount available for Borrowing Tranches to which the Base Rate Option applies; (iii) whether the LIBOR Rate Option or Base Rate Option shall apply to the proposed Loans comprising the applicable Borrowing Tranche; and (iv) in the case of a Borrowing Tranche to which the LIBOR Rate Option applies, an appropriate Interest Period for the Loans comprising such Borrowing Tranche.

2.5.2 Swing Loan Requests.

Except as otherwise provided herein, the Borrower may from time to time prior to the Expiration Date request PNC to make Swing Loans by delivery to PNC not later than 2:00 p.m. on the proposed Borrowing Date of a duly completed request therefor substantially in the form of Exhibit 2.5.2 hereto or a request by telephone immediately confirmed in writing by letter, facsimile or telex (each, a “Swing Loan Request”), it being understood that PNC may rely on the authority of any individual making such a telephonic request without the necessity of receipt of such written confirmation. Each Swing Loan Request shall be irrevocable and shall specify the proposed Borrowing Date and the principal amount of such Swing Loan, which shall be in integral multiples of $50,000 and shall be not less than $100,000.

2.6 Making Revolving Credit Loans and Swing Loans.

2.6.1 Making Revolving Credit Loans.

The Administrative Agent shall, promptly after receipt by it of a Loan Request pursuant to Section 2.5.1 [Revolving Credit Loan Requests], notify the Lenders of its receipt of such Loan Request specifying: (i) the proposed Borrowing Date and the time and method of disbursement of the Revolving Credit Loans requested thereby; (ii) the amount and type of each such Revolving Credit Loan and the applicable Interest Period (if any); and (iii) each Lender’s Ratable Share as determined by the Administrative Agent in accordance with Section 2.2 [Nature of Lenders’ Obligations with Respect to Revolving Credit Loans]. Each Lender shall remit the principal amount of each Revolving Credit Loan to the Administrative Agent such that the Administrative Agent is able to, and the Administrative Agent shall, to the extent the Lenders have made funds available to it for such purpose and subject to Section 7.2 [Each Loan or Letter of Credit], fund such Revolving Credit Loans to the Borrower in U.S. Dollars and immediately available funds at the Principal Office prior to 2:00 p.m. on the applicable Borrowing Date; provided that if any Lender fails to remit such funds to the Administrative Agent in a timely manner, the Administrative Agent may elect in its sole discretion to fund with its own funds the Revolving Credit Loans of such Lender on such Borrowing Date, and such Lender shall be subject to the repayment obligation in Section 2.6.2 [Presumptions of the Administrative Agent].

2.6.2 Presumptions of the Administrative Agent.

Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Loan that such Lender will not make available to the Administrative Agent such Lender’s share of such Loan, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.6.1 [Making Revolving Credit Loans] and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Loan available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of a payment to be made by such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (ii) in the case of a payment to be made by the Borrower, the interest rate applicable to Loans under the Base Rate Option. If such Lender pays its share of the applicable Loan to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

2.6.3 Making Swing Loans.

So long as PNC elects to make Swing Loans, PNC shall, after receipt by it of a Swing Loan Request pursuant to Section 2.5.2 [Swing Loan Requests], fund such Swing Loan to the Borrower in U.S. Dollars and immediately available funds at the Principal Office prior to 3:00 p.m. on the Borrowing Date.

2.7 Revolving Credit Notes and Swing Loan Note.

2.7.1 Revolving Credit Note.

The obligation of the Borrower to repay the aggregate unpaid principal amount of the Revolving Credit Loans made to it by each Lender, together with interest thereon, shall be evidenced by a Note dated the Closing Date in the form attached hereto as Exhibit 1.1(N)(1) payable to the order of such Lender in a face amount equal to the Revolving Credit Commitment of such Lender. The Revolving Credit Loans shall mature, and the Borrower unconditionally agrees to pay in full the unpaid principal amount and all amounts outstanding and unpaid in respect of the Revolving Credit Loans to the Administrative Agent for the account of each Lender on the Expiration Date.

2.7.2 Swing Loan Note.

The obligation of the Borrower to repay the unpaid principal amount of the Swing Loans made to it by PNC together with interest thereon shall be evidenced by a demand promissory note of the Borrower dated the Closing Date in substantially the form attached hereto as Exhibit 1.1(N)(2) payable to the order of PNC in a face amount equal to the Swing Loan Commitment.

2.8 Use of Proceeds.

The proceeds of the Revolving Credit Loans shall be used (a) to refinance all amounts outstanding under the Existing Credit Agreement and (b) for general corporate purposes of the Loan Parties, including without limitation, transaction fees and expenses, Letters of Credit, working capital, for acquisition, exploration and development of Hydrocarbon Interests, and capital expenditures of the Loan Parties and in accordance with Section 8.1.11 [Use of Proceeds].

2.9 Borrowing Base.

(a) During the period from the Closing Date to the date of the initial determination of the Borrowing Base pursuant to the provisions of this Section 2.9, the Loan Parties, the Administrative Agent, the Syndication Agent and the Lenders agree that the initial amount of the Borrowing Base shall be One Billion Two Hundred Fifty Million Dollars ($1,250,000,000).

(b) Upon each delivery of a Reserve Report pursuant to Section 8.3.10, together with such engineering and other data from the Borrower as is customarily provided, the Syndication Agent shall, within a reasonable period of time, make a good faith determination of the proposed Borrowing Base, and promptly thereafter the Administrative Agent will propose by notice in writing to the Lenders such Borrowing Base for acceptance by (i) the Required Borrowing Base Lenders with respect to any reaffirmations or reductions in the Borrowing Base and (ii) the Required Increasing Borrowing Base Lenders with respect to any increases in the Borrowing Base. If such Borrowing Base, as proposed by the Administrative Agent is accepted by the Applicable Borrowing Base Lenders, then such accepted Borrowing Base shall be communicated by the Administrative Agent to the Borrower on or before 30 days following the date of delivery of such Reserve Report (the “Applicable Date”); provided that if such proposed Borrowing Base is not approved by the Applicable Borrowing Base Lenders prior to the Applicable Date, then the Applicable Borrowing Base Lenders will establish and agree to a Borrowing Base established using criteria agreed upon by the Applicable Borrowing Base Lenders, and such amount will be communicated to the Borrower, within 30 days following the Applicable Date. Any Lender that shall fail to reject the proposed Borrowing Base within fifteen (15) days of notice of the proposed Borrowing Base shall be deemed to have approved the proposed amount of such Borrowing Base. The new Borrowing Base shall become effective as of the date that the Borrower receives notification from the Administrative Agent of the new Borrowing Base, and until that time, the old Borrowing Base shall continue to be in effect. The Borrowing Base, as determined and established pursuant to this Section 2.9 shall be subject, at all times, to the redetermination or adjustment of the then effective Borrowing Base as a result of a redetermination of the Borrowing Base pursuant to Sections 2.9(c) or 2.9(d) or an adjustment of the Borrowing Base pursuant to Section 8.2.16(e) [Sale of Proved Reserves; Pooling].

(c) Not more than once in any fiscal year, and, in addition, at any time upon notice from the Borrower of a proposed acquisition which would result in any Permitted Acquisition Lien, the Administrative Agent upon the instruction of the Syndication Agent or the Required Borrowing Base Lenders (or the Administrative Agent without such instruction), may request from the Borrower an Alternate Reserve Report for the purpose of redetermining the Borrowing Base, and the Borrower shall have the right to request a redetermination of the Borrowing Base one time between the delivery of Reserve Reports by sending a written notice to the Administrative Agent of such request along with an Alternate Reserve Report. In connection with any redetermination of the Borrowing Base related to a delivery of an Alternate Reserve Report, the Syndication Agent shall make a good faith determination, in a reasonably prompt manner, of a new Borrowing Base, and the Administrative Agent shall propose by notice in writing, in a reasonably prompt manner, such new Borrowing Base to the Lenders, and the Applicable Borrowing Base Lenders shall agree to review in a reasonably prompt manner, and (if acceptable) approve a new Borrowing Base, which shall become effective upon receipt by the Borrower of notice of such new Borrowing Base. Any Lender that shall fail to reject the proposed Borrowing Base within fifteen (15) days of notice of the proposed Borrowing Base shall be deemed to have approved the proposed amount of such Borrowing Base. In connection with any such redetermination of the Borrowing Base, the Borrower shall deliver promptly upon the request of the Administrative Agent an Alternate Reserve Report to the Administrative Agent; provided that the Borrower’s failure to deliver such Alternate Reserve Report shall not preclude or impact the making of such redetermination of the Borrowing Base by the Administrative Agent or the approval of such Borrowing Base by the Applicable Borrowing Base Lenders.

(d) At the request of the Administrative Agent, the Syndication Agent or the Required Borrowing Base Lenders, in their sole discretion, the Borrowing Base shall be adjusted in conformity with Section 2.9(c) contemporaneously with (i) the sale, transfer, lease, contribution or other conveyance in one or more transactions after the date of the latest redetermination or adjustment of the Borrowing Base pursuant to this Agreement by any Loan Party to one or more Persons (other than another Loan Party), of Proved Reserves with an aggregate value exceeding 5% of the Borrowing Base then in effect (whether directly or indirectly by means of the sale of equity interests in a Loan Party or otherwise) pursuant to Section 8.2.16(e) [Sale of Proved Reserves; Pooling] and (ii) the early monetization or early termination of any Hedge Agreements relied on by the Administrative Agent, the Syndication Agent and the Lenders in determining the Borrowing Base that has an economic value exceeding five percent (5%) of the Borrowing Base then in effect.

(e) The Borrowing Base shall represent the good faith determination by the Administrative Agent and the Syndication Agent, of the loan value of the Borrowing Base Properties based upon, among other things, information contained in the Reserve Report and in accordance with the applicable definitions and provisions herein contained, the Syndication Agent’s standard policies regarding energy lending, industry lending practices, and consideration for the nature of the facilities established hereunder. The Borrower acknowledges that the determination of the Borrowing Base contains an equity cushion (market value in excess of the value of all Indebtedness of the Loan Parties), which is acknowledged by the Borrower to be essential for the adequate protection of the Administrative Agent and the Lenders.

2.10 Letter of Credit Subfacility.

2.10.1 Issuance of Letters of Credit.

(a) On the Closing Date, the outstanding Letters of Credit previously issued by PNC as an “Issuing Lender” under the Existing Credit Agreement that are set forth on Schedule 2.9 (the “Existing Letters of Credit”) will automatically, without any action on the part of any Person, be deemed to be Letters of Credit issued hereunder for the account of the Borrower for all purposes of this Agreement and the other Loan Documents. In addition, subject to the terms and conditions of this Agreement, Borrower may request the issuance of a letter of credit (each a “Letter of Credit”) on behalf of itself or another Loan Party or Person by delivering or having such other Loan Party or Person deliver to the Issuing Lender a completed application and agreement for letters of credit in such form as the Issuing Lender may specify from time to time by no later than 11:00 a.m. at least three (3) Business Days, or such shorter period as may be agreed to by the Issuing Lender, in advance of the proposed date of issuance. The Borrower shall be a co-applicant and a co-obligor with respect to each Letter of Credit issued for the account of any other Loan Party or such other Person, in which case each of the co-applicants and co-obligors will have joint and several liability with respect to any such Letter of Credit. The Issuing Lender and the Lenders shall be permitted to seek reimbursement of any LC Disbursement directly from the Borrower and shall have no obligation to pursue any action against any co-applicant. Letters of Credit may be issued in the form of a Standby Letter of Credit or a Commercial Letter of Credit. Letters of Credit shall only be issued in U.S. Dollars. For the avoidance of doubt, the Loan Parties acknowledge that each Letter of Credit issued for the account of Persons other than the Loan Parties (even though the Borrower is a co-applicant thereon) shall constitute an Investment and Guaranty, without duplication, and shall be subject to the limitations set forth herein.

(b) The Borrower may make a request for the issuance of Letters of Credit at any time and from time to time during the Revolving Availability Period. If desired by the Borrower, subject to the terms hereof (including Revolving Facility Usage and the amount of the Borrowing Base), the Borrower may request that Letters of Credit be issued for the full amount of the Revolving Credit Commitments in effect from time to time. Subject to the terms and conditions hereof and in reliance on the agreements of the other Lenders set forth in this Section 2.10, the Issuing Lender or any of the Issuing Lender’s Affiliates will issue, amend, extend or renew a Letter of Credit provided that after giving effect to such issuance, amendment, extension or renewal:

(i) each Letter of Credit shall expire at or prior to the close of business on the earlier of (A) the date twenty-four (24) months from the date of issuance; provided that any such Letter of Credit may automatically renew if such Letter of Credit has an automatic renewal feature set forth in the terms thereof, unless the Issuing Lender or Issuing Lender’s Affiliates give notice of termination of such Letter of Credit, or (B) a date that is ten (10) Business Days prior to the Expiration Date, provided that any Letter of Credit scheduled to expire after the Expiration Date is subject to the requirements in Section 2.10.10 [Cash Collateral Prior to the Expiration Date]; and

(ii) the Letter of Credit Obligations shall not exceed an amount equal to (a) the lesser of the total Revolving Credit Commitments or the Borrowing Base, minus (b) the Loans.

In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, the Issuing Lender relating to any Letter of Credit, the terms and conditions of this Agreement shall control. The Issuing Lender shall not amend any Letter of Credit if the Issuing Lender would not be permitted at such time to issue such Letter of Credit in the amended form under the terms hereof.

2.10.2 Letter of Credit Fees.

(a) Letter of Credit Fees. With respect to each Letter of Credit, the Borrower shall pay to the Administrative Agent for the ratable account (determined based upon Ratable Share) of the Lenders a fee (the “Letter of Credit Fee”) equal to the Applicable Letter of Credit Fee Rate, per annum, then in effect (computed on the basis of a year of 360 days and actual days elapsed) on the aggregate daily amount available to be drawn under the Letters of Credit (if any Letters of Credit shall increase in amount automatically in the future, such amount available to be drawn shall currently give effect to any such future increase), payable in arrears on each Payment Date.

(b) Fronting Fees. In addition, the Borrower shall pay to the Issuing Lender for its own account a fronting fee equal to 0.125% per annum (computed on the basis of a year of 360 days and actual days elapsed), which fees shall be computed on the daily average amount available to be drawn under Letters of Credit outstanding (if any Letters of Credit shall increase in amount automatically in the future, such amount available to be drawn shall currently give effect to any such future increase), and shall be payable in arrears on each Payment Date.

(c) Customary Fees and Expenses. The Borrower shall also pay to the Administrative Agent for the Issuing Lender’s sole account the Issuing Lender’s then in effect customary fees and administrative expenses payable with respect to the Letters of Credit as the Issuing Lender may generally charge or incur from time to time in connection with the issuance, maintenance, extension, renewal, amendment, modification (if any), assignment or transfer (if any), negotiation, and administration of Letters of Credit. For each Commercial Letter of Credit, the Borrower shall pay to the Issuing Lender for its own account, a negotiation fee of 0.25% of each draw on the Letter of Credit, payable at the time of the drawing.

2.10.3 Participations, Disbursements, Reimbursement.

(a) Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Issuing Lender a participation in such Letter of Credit (including the Existing Letters of Credit) and, without duplication, each drawing thereunder in an amount equal to such Lender’s Ratable Share of the maximum amount available to be drawn under such Letter of Credit and the amount of such drawing, respectively.

(b) In the event of any request for a drawing under a Letter of Credit by the beneficiary or transferee thereof, the Issuing Lender shall promptly notify the Administrative Agent and the Borrower, provided that any failure of the Issuing Lender to promptly notify the Borrower shall not release the Borrower from its Reimbursement Obligation. The Borrower shall reimburse the Issuing Lender, in immediately available funds, in an amount equal to the amount so paid by the Issuing Lender (such obligation to reimburse the Issuing Lender shall sometimes be referred to as a “Reimbursement Obligation”). Each Reimbursement Obligation should be received by the Issuing Lender prior to 12:00 noon on the date that an amount is paid by the Issuing Lender under any Letter of Credit (each such date, a “Drawing Date”), unless the Borrower was not provided with notice of a Letter of Credit drawing prior to such time (in which case, the Reimbursement Obligation shall be paid promptly upon notice from the Issuing Lender). In the event the Borrower (or any other account party) fails to reimburse the Issuing Lender for the full amount of any drawing under any Letter of Credit by 12:00 noon on the Drawing Date:

(i) with respect to a failure to reimburse any amount drawn under a Letter of Credit, the Issuing Lender will promptly notify each Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Lender’s Ratable Share thereof. The Borrower shall be deemed to have requested that Revolving Credit Loans be made by the Lenders under the Base Rate Option to be disbursed on the Drawing Date with respect to such Letter of Credit, subject to the conditions set forth in Section 7.2 [Each Loan or Letter of Credit] other than any notice requirements. Any notice given by the Administrative Agent pursuant to this Section 2.10.3(b) may be oral if immediately confirmed in writing;

provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice. Each Lender shall upon any notice pursuant to this Section 2.10.3(b) make available to the Administrative Agent for the account of the Issuing Lender an amount in immediately available funds equal to its Ratable Share of the amount of the drawing, whereupon the participating Lenders shall (subject to Section 2.10.3(b)(ii)) each be deemed to have made a Revolving Credit Loan under the Base Rate Option to the Borrower in that amount and the Reimbursement Obligation shall be deemed fulfilled. If any Lender so notified fails to make available to the Administrative Agent for the account of the Administrative Agent the amount of such Lender’s Ratable Share of such amount by no later than 2:00 p.m. on the Drawing Date, then interest shall accrue on such Lender’s obligation to make such payment, from the Drawing Date to the date on which such Lender makes such payment (i) at a rate per annum equal to the Federal Funds Effective Rate during the first three days following the Drawing Date and (ii) at a rate per annum equal to the rate applicable to Loans under the Base Rate Option on and after the fourth day following the Drawing Date. The Administrative Agent will promptly give notice of the occurrence of the Drawing Date, but failure of the Administrative Agent to give any such notice on the Drawing Date or in sufficient time to enable any Lender to effect such payment on such date shall not relieve such Lender from its obligation under this subparagraph (i).

(ii) with respect to any unreimbursed drawing under a Letter of Credit that is not converted into Revolving Credit Loans under the Base Rate Option to the Borrower in whole or in part as contemplated by Section 2.10.3(b)(i), because of the Borrower’s failure to satisfy the conditions set forth in Section 7.2 [Each Loan or Letter of Credit] other than any notice requirements or for any other reason, the Borrower shall be deemed to have incurred from the Administrative Agent a borrowing (each a “Letter of Credit Borrowing”) in the amount of such drawing and the Reimbursement Obligation shall be deemed fulfilled. Such Letter of Credit Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the rate per annum applicable to the Revolving Credit Loans under the Base Rate Option. Each Lender’s payment to the Administrative Agent pursuant to this Section 2.10.3(b) shall be paid to the Issuing Lender and shall be deemed to be a payment in respect of its participation in such Letter of Credit Borrowing and shall constitute a “Participation Advance” from such Lender in satisfaction of its participation obligation under this clause (ii).

2.10.4 Repayment of Participation Advances.

(a) Upon receipt by the Administrative Agent for its account of immediately available funds from the Borrower (i) in reimbursement of any payment made by the Administrative Agent under a Letter of Credit with respect to which any Lender has made a Participation Advance to the Administrative Agent, or (ii) in payment of interest on such a payment made by the Administrative Agent under such a Letter of Credit, the Administrative Agent will pay to each Lender, in the same funds as those received by the Administrative Agent, the amount of such Lender’s Ratable Share of such funds, except the Administrative Agent shall retain the amount of the Ratable Share of such funds of any Lender that did not make a Participation Advance in respect of such payment by the Administrative Agent.

(b) If the Issuing Lender or the Administrative Agent is required at any time to return to any Loan Party, or to a trustee, receiver, liquidator, custodian, or any official in any Insolvency Proceeding, any portion of the payments made by any Loan Party to the Administrative Agent pursuant to Section 2.10.4(a) in reimbursement of a payment made under the Letter of Credit or interest or fee thereon, each Lender shall, on demand of the Administrative Agent or the Issuing Lender, forthwith return to the Administrative Agent or the Issuing Lender the amount of its Ratable Share of any amounts so returned by the Administrative Agent or the Issuing Lender plus interest thereon from the date such demand is made to the date such amounts are returned by such Lender to the Administrative Agent or the Issuing Lender, as the case may be, at a rate per annum equal to the Federal Funds Effective Rate in effect from time to time.

2.10.5 Documentation.

Each Loan Party agrees to be bound by the terms of the Issuing Lender’s application and agreement for letters of credit and the Issuing Lender’s written regulations and customary practices relating to letters of credit, though such interpretation may be different from such Loan Party’s own. In the event of a conflict between such application or agreement and this Agreement, this Agreement shall govern. It is understood and agreed that, except in the case of gross negligence or willful misconduct, the Issuing Lender shall not be liable for any error, negligence and/or mistakes, whether of omission or commission, in following any Loan Party’s instructions or those contained in the Letters of Credit or any modifications, amendments or supplements thereto.

2.10.6 Determinations to Honor Drawing Requests.

In determining whether to honor any request for drawing under any Letter of Credit by the beneficiary thereof, the Issuing Lender shall be responsible only to determine that the documents and certificates required to be delivered under such Letter of Credit have been delivered and that they comply on their face with the requirements of such Letter of Credit.

2.10.7 Nature of Participation and Reimbursement Obligations.

Each Lender’s obligation in accordance with this Agreement with respect to Letters of Credit and the Obligations of the Borrower to reimburse the Issuing Lender upon a draw under a Letter of Credit shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Section 2.10 under all circumstances, including the following circumstances:

(i) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against the Issuing Lender or any of its Affiliates, the Borrower or any other Person for any reason whatsoever;

(ii) with respect to Letters of Credit, the failure of any Loan Party or any other Person to comply, in connection with a Letter of Credit Borrowing, with the conditions set forth in Section 2.1 [Commitments], Section 2.5 [Loan Requests], Section 2.6 [Making Revolving Credit and Swing Loans] or Section 7.2 [Each Loan or Letter of Credit] or as otherwise set forth in this Agreement for the making of a Revolving Credit Loan, it being acknowledged that such conditions are not required for the making of a Letter of Credit Borrowing and the obligation of the Lenders to make Participation Advances under Section 2.10.3 [Participations, Disbursements, Reimbursement];

(iii) any lack of validity or enforceability of any Letter of Credit;

(iv) any claim of breach of warranty that might be made by any Loan Party or any Lender against any beneficiary of a Letter of Credit, or the existence of any claim, set-off, recoupment, counterclaim, crossclaim, defense or other right which any Loan Party or any Lender may have at any time against a beneficiary, successor beneficiary any transferee or assignee of any Letter of Credit or the proceeds thereof (or any Persons for whom any such transferee may be acting), the Issuing Lender or its Affiliates or any Lender or any other Person or, whether in connection with this Agreement, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between any Loan Party and the beneficiary for which any Letter of Credit was procured);

(v) the lack of power or authority of any signer of (or any defect in or forgery of any signature or endorsement on) or the form of or lack of validity, sufficiency, accuracy, enforceability or genuineness of any draft, demand, instrument, certificate or other document presented under or in connection with any Letter of Credit, or any fraud or alleged fraud in connection with any Letter of Credit, or the transport of any property or provisions of services relating to a Letter of Credit, in each case even if the Issuing Lender or any of the Issuing Lender’s Affiliates has been notified thereof;

(vi) payment by the Issuing Lender or any of its Affiliates under any Letter of Credit against presentation of a demand, draft or certificate or other document which does not comply with the terms of such Letter of Credit;

(vii) the solvency of, or any acts or omissions by, any beneficiary of any Letter of Credit, or any other Person having a role in any transaction or obligation relating to a Letter of Credit, or the existence, nature, quality, quantity, condition, value or other characteristic of any property or services relating to a Letter of Credit;

(viii) any failure by the Issuing Lender or any of Issuing Lender’s Affiliates to issue any Letter of Credit in the form requested by any Loan Party, unless the Issuing Lender has received written notice from such Loan Party of such failure within three Business Days after the Issuing Lender shall have furnished such Loan Party a copy of such Letter of Credit and such error is material and no drawing has been made thereon prior to receipt of such notice;

(ix) any adverse change in the business, operations, properties, assets, condition (financial or otherwise) or prospects of any Loan Party or Subsidiaries of a Loan Party;

(x) any breach of this Agreement or any other Loan Document by any party thereto;

(xi) the occurrence or continuance of an Insolvency Proceeding with respect to any Loan Party;

(xii) the fact that an Event of Default or a Potential Default shall have occurred and be continuing;

(xiii) the fact that the Expiration Date shall have passed or this Agreement or the Commitments hereunder shall have been terminated; and

(xiv) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing.

2.10.8 Indemnity.

In addition to amounts payable as provided in Section 11.3.2 [Indemnification by the Borrower], the Borrower hereby agrees to protect, indemnify, pay and save harmless the Issuing Lender, in its capacity as issuer of a Letter of Credit, and any of Issuing Lender’s Affiliates that has issued a Letter of Credit from and against any and all claims, demands, liabilities, damages, Taxes as provided for pursuant to Section 5.8 [Taxes], penalties, interest, judgments, losses, costs, charges and expenses (including reasonable out-of-pocket fees, expenses and disbursements of counsel), which the Issuing Lender or any of the Issuing Lender’s Affiliates may incur or be subject to as a consequence, direct or indirect, of the issuance of any Letter of Credit, other than as a result of (A) the gross negligence or willful misconduct of the Issuing Lender as determined by a final judgment of a court of competent jurisdiction or (B) the wrongful dishonor by the Issuing Lender or any of the Issuing Lender’s Affiliates of a proper demand for payment made under any Letter of Credit, except if such dishonor resulted from any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or governmental authority (all such acts or omissions herein called “Governmental Acts”).

2.10.9 Liability for Acts and Omissions.

As between any Loan Party and the Issuing Lender, or the Issuing Lender’s Affiliates, such Loan Party assumes all risks of the acts and omissions of, or misuse of the Letters of Credit by, the respective beneficiaries of such Letters of Credit. In furtherance and not in limitation of the foregoing, the Issuing Lender shall not be responsible for any of the following including any losses or damages to any Loan Party or other Person or property relating therefrom: (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document (including all sight drafts, certificates and all other instruments) submitted by any party in connection with any such Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged (even if the Issuing Lender or the Issuing Lender’s Affiliates shall have been notified thereof); (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) the failure of the beneficiary of any such

Letter of Credit, or any other party to which such Letter of Credit may be transferred, to comply fully with any conditions required in order to draw upon such Letter of Credit or any other claim of any Loan Party against any beneficiary of such Letter of Credit, or any such transferee, or any dispute between or among any Loan Party and any beneficiary of any Letter of Credit or any such transferee; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Letter of Credit or of the proceeds thereof; (vii) the misapplication by the beneficiary of any such Letter of Credit of the proceeds of any drawing under such Letter of Credit; or (viii) any consequences arising from causes beyond the control of the Issuing Lender or the Issuing Lender’s Affiliates, as applicable, including any Governmental Acts, and none of the above shall affect or impair, or prevent the vesting of, any of the Issuing Lender’s or the Issuing Lender’s Affiliates rights or powers hereunder. Nothing in the preceding sentence shall relieve the Issuing Lender from liability for (a) the Issuing Lender’s gross negligence or willful misconduct in connection with actions or omissions described in clauses (i) through (viii) of such sentence or (b) with respect to any damages suffered by any Loan Party that such Loan Party proves were caused by the Issuing Lender’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In no event shall the Issuing Lender or the Issuing Lender’s Affiliates be liable to any Loan Party for any indirect, consequential, incidental, punitive, exemplary or special damages or expenses (including without limitation attorneys’ fees), or for any damages resulting from any change in the value of any property relating to a Letter of Credit.

Without limiting the generality of the foregoing, the Issuing Lender and each of its Affiliates (i) may rely on any oral or other communication believed in good faith by the Issuing Lender or such Affiliate to have been authorized or given by or on behalf of the applicant for a Letter of Credit, (ii) may honor any presentation if the documents presented appear on their face substantially to comply with the terms and conditions of the relevant Letter of Credit; (iii) may honor a previously dishonored presentation under a Letter of Credit, whether such dishonor was pursuant to a court order, to settle or compromise any claim of wrongful dishonor, or otherwise, and shall be entitled to reimbursement to the same extent as if such presentation had initially been honored, together with any interest paid by the Issuing Lender or its Affiliate; (iv) may honor any drawing that is payable upon presentation of a statement advising negotiation or payment, upon receipt of such statement (even if such statement indicates that a draft or other document is being delivered separately), and shall not be liable for any failure of any such draft or other document to arrive, or to conform in any way with the relevant Letter of Credit; (v) may pay any paying or negotiating bank claiming that it rightfully honored under the laws or practices of the place where such bank is located; and (vi) may settle or adjust any claim or demand made on the Issuing Lender or its Affiliate in any way related to any order issued at the applicant’s request to an air carrier, a letter of guarantee or of indemnity issued to a carrier or any similar document (each an “Order”) and honor any drawing in connection with any Letter of Credit that is the subject to such Order, notwithstanding that any drafts or other documents presented in connection with such Letter of Credit fail to conform in any way with such Letter of Credit. In furtherance and extension and not in limitation of the specific provisions set forth above, any action taken or omitted by the Issuing Lender or the Issuing Lender’s Affiliates under or in connection with the Letters of Credit issued by it or any documents and certificates delivered thereunder, if taken or omitted in good faith, shall not put the Issuing Lender or the Issuing Lender’s Affiliates under any resulting liability to the Borrower or any Lender, unless such action taken or omitted, is found, in a final decision by an Official Body, to have constituted gross negligence.

2.10.10 Cash Collateral Prior to the Expiration Date.

If any Letter of Credit is outstanding and such Letter of Credit (as it may have previously been extended) will have an expiration date which is after the Expiration Date, then the Borrower shall, on or before the issuance, extension or renewal of such Letter of Credit, deposit and pledge Cash Collateral for each such Letter of Credit in an amount equal to 105% of the face value of such outstanding Letter of Credit plus the amount of fees that would be due under such Letter of Credit through the expiry date of such Letter of Credit. Such Cash Collateral shall be deposited pursuant to documentation reasonably satisfactory to the Administrative Agent, the Issuing Lender and the Borrower and shall be maintained in blocked deposit accounts at the Issuing Lender. The Borrower hereby grants to the Issuing Lender a security interest in all Cash Collateral pledged to the Issuing Lender pursuant to this Section or otherwise under this Agreement. The Cash Collateral related to a particular Letter of Credit shall be released by the Issuing Lender upon termination or expiration of such Letter of Credit and the reimbursement by the Loan Parties of all amounts drawn thereon and the payment in full of all fees accrued thereon through the date of such expiration or termination. After the Expiration Date, the Borrower shall pay any and all fees associated with any such Letter of Credit with an expiration date that extends beyond the Expiration Date directly to the Issuing Lender.

2.11 Borrowings to Repay Swing Loans.

PNC may, at its option, exercisable at any time for any reason whatsoever, demand repayment of the Swing Loans, and each Lender shall make a Revolving Credit Loan in an amount equal to such Lender’s Ratable Share of the aggregate principal amount of the outstanding Swing Loans, plus, if PNC so requests, accrued interest thereon, provided that no Lender shall be obligated in any event to make Revolving Credit Loans in excess of its Commitment minus its Ratable Share of the Letter of Credit Obligations. Revolving Credit Loans made pursuant to the preceding sentence shall bear interest at the Base Rate Option and shall be deemed to have been properly requested in accordance with Section 2.5.1 [Revolving Credit Loan Requests] without regard to any of the requirements of that provision. The Administrative Agent on behalf of PNC shall provide notice to the Lenders (which may be telephonic or written notice by letter, facsimile or telex) no later than 11:00 a.m. on any Business Day that such Revolving Credit Loans are to be made under this Section 2.11 and of the apportionment among the Lenders, and the Lenders shall be unconditionally obligated to fund such Revolving Credit Loans (whether or not the conditions specified in Section 2.5 or Section 7.2 are then satisfied) to the Administrative Agent on behalf of PNC, no later than 3:00 p.m. on the Settlement Date.

3. RESERVED

4. INTEREST RATES

4.1 Interest Rate Options.

The Borrower shall pay interest in respect of the outstanding unpaid principal amount of the Loans as selected by it from the Base Rate Option or LIBOR Rate Option set forth below applicable to the Loans, it being understood that, subject to the provisions of this Agreement, the Borrower may select different Interest Rate Options and different Interest Periods to apply simultaneously to the Loans comprising different Borrowing Tranches and may convert to or renew one or more Interest Rate Options with respect to all or any portion of the Loans comprising any Borrowing Tranche; provided that there shall not be at any one time outstanding more than ten (10) Borrowing Tranches in the aggregate among all of the Loans and provided further that if an Event of Default or Potential Default exists and is continuing, the Borrower may not request, convert to, or renew the LIBOR Rate Option for any Loans and the Required Lenders may demand that all existing Borrowing Tranches bearing interest under the LIBOR Rate Option shall be converted immediately to the Base Rate Option, subject to the obligation of the Borrower to pay any indemnity under Section 5.9 [Indemnity] in connection with such conversion. If at any time the designated rate applicable to any Loan made by any Lender exceeds such Lender’s highest lawful rate, the rate of interest on such Lender’s Loan shall be limited to such Lender’s highest lawful rate.

4.1.1 Revolving Credit Interest Rate Options; Swing Line Interest Rate.

The Borrower shall have the right to select from the following Interest Rate Options applicable to the Revolving Credit Loans:

(a) Revolving Credit Base Rate Option: A fluctuating rate per annum (computed on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed) equal to the Base Rate plus the Applicable Margin, such interest rate to change automatically from time to time effective as of the effective date of each change in the Base Rate; or

(b) Revolving Credit LIBOR Rate Option: A rate per annum (computed on the basis of a year of 360 days and actual days elapsed) equal to the LIBOR Rate plus the Applicable Margin.

Subject to Section 4.3 [Interest After Default], only the Base Rate Option applicable to Revolving Credit Loans shall apply to the Swing Loans.

4.1.2 Rate Quotations.

The Borrower may call the Administrative Agent on or before the date on which a Loan Request is to be delivered to receive an indication of the rates then in effect, but it is acknowledged that such projection shall not be binding on the Administrative Agent or the Lenders nor affect the rate of interest which thereafter is actually in effect when the election is made.

4.2 Interest Periods.

At any time when the Borrower shall select, convert to or renew a LIBOR Rate Option, the Borrower shall notify the Administrative Agent thereof at least three (3) Business Days prior to the effective date of such LIBOR Rate Option by delivering a Loan Request. The notice shall specify an Interest Period during which such Interest Rate Option shall apply. Notwithstanding the preceding sentence, the following provisions shall apply to any selection of, renewal of, or conversion to a LIBOR Rate Option:

4.2.1 Amount of Borrowing Tranche.

Each Borrowing Tranche of Loans under the LIBOR Rate Option shall be in integral multiples of $1,000,000 and not less than $5,000,000; and

4.2.2 Renewals.

In the case of the renewal of a LIBOR Rate Option at the end of an Interest Period, the first day of the new Interest Period shall be the last day of the preceding Interest Period, without duplication in payment of interest for such day.

4.3 Interest After Default.

To the extent permitted by Law, upon the occurrence of an Event of Default and until such time such Event of Default shall have been cured or waived, and upon written demand by the Required Lenders to the Administrative Agent:

4.3.1 Letter of Credit Fees, Interest Rate.

The Letter of Credit Fees and the rate of interest for each Loan otherwise applicable pursuant to Section 2.10.2 [Letter of Credit Fees] or Section 4.1 [Interest Rate Options], respectively, shall be increased by 2.0% per annum;

4.3.2 Other Obligations.

Each other Obligation hereunder if not paid when due shall bear interest at a rate per annum equal to the sum of the rate of interest applicable under the Base Rate Option plus an additional two percent (2.0%) per annum from the time such Obligation becomes due and payable and until it is paid in full; and

4.3.3 Acknowledgment.

The Borrower acknowledges that the increase in rates referred to in this Section 4.3 reflects, among other things, the fact that such Loans or other amounts have become a substantially greater risk given their default status and that the Lenders are entitled to additional compensation for such risk; and all such interest shall be payable by Borrower upon demand by Administrative Agent.

4.4 LIBOR Rate Unascertainable; Illegality; Increased Costs; Deposits Not Available.

4.4.1 Unascertainable.

If on any date on which a LIBOR Rate would otherwise be determined, the Administrative Agent shall have determined that:

(i) adequate and reasonable means do not exist for ascertaining such LIBOR Rate, or

(ii) a contingency has occurred which materially and adversely affects the London interbank eurodollar market relating to the LIBOR Rate, the Administrative Agent shall have the rights specified in Section 4.4.3 [Administrative Agent’s and Lender’s Rights].

4.4.2 Illegality; Increased Costs; Deposits Not Available.

If at any time any Lender shall have determined that:

(i) the making, maintenance or funding of any Loan to which a LIBOR Rate Option applies has been made impracticable or unlawful by compliance by such Lender in good faith with any Law or any interpretation or application thereof by any Official Body or with any request or directive of any such Official Body (whether or not having the force of Law), or

(ii) such LIBOR Rate Option will not adequately and fairly reflect the cost to such Lender of the establishment or maintenance of any such Loan, or

(iii) after making all reasonable efforts, deposits of the relevant amount in Dollars for the relevant Interest Period for a Loan, or to banks generally, to which a LIBOR Rate Option applies, respectively, are not available to such Lender with respect to such Loan, or to banks generally, in the interbank eurodollar market, then the Administrative Agent shall have the rights specified in Section 4.4.3 [Administrative Agent’s and Lender’s Rights].

4.4.3 Administrative Agent’s and Lender’s Rights.

In the case of any event specified in Section 4.4.1 [Unascertainable] above, the Administrative Agent shall promptly so notify the Lenders and the Borrower thereof, and in the case of an event specified in Section 4.4.2 [Illegality; Increased Costs; Deposits Not Available] above, such Lender shall promptly so notify the Administrative Agent and endorse a certificate to such notice as to the specific circumstances of such notice, and the Administrative Agent shall promptly send copies of such notice and certificate to the other Lenders and the Borrower. Upon such date as shall be specified in such notice (which shall not be earlier than the date such notice is given), the obligation of (A) the Lenders, in the case of such notice given by the Administrative Agent, or (B) such Lender, in the case of such notice given by such Lender, to allow the Borrower to select, convert to or renew a LIBOR Rate Option shall be suspended until the Administrative Agent shall have later notified the Borrower, or such Lender shall have later notified the Administrative Agent, of the Administrative Agent’s or such Lender’s, as the case may be, determination that the circumstances giving rise to such previous determination no longer exist. If at any time the Administrative Agent makes a determination under Section 4.4.1 [Unascertainable] and the Borrower has previously notified the Administrative Agent of its selection of, conversion to or renewal of a LIBOR Rate Option and such Interest Rate Option has not yet gone into effect, such notification shall be deemed to provide for selection of, conversion to or renewal of the Base Rate Option otherwise available with respect to such Loans. If any Lender notifies the Administrative Agent of a determination under Section 4.4.2 [Illegality; Increased Costs; Deposits Not Available], the Borrower shall, subject to the Borrower’s indemnification Obligations under Section 5.9 [Indemnity], as to any Loan of the Lender to which a LIBOR Rate Option applies, on the date specified in such notice either convert such Loan to the Base Rate Option otherwise available with respect to such Loan or prepay such Loan in accordance with Section 5.6 [Prepayments]. Absent due notice from the Borrower of conversion or prepayment, such Loan shall automatically be converted to the Base Rate Option otherwise available with respect to such Loan upon such specified date.

4.5 Selection of Interest Rate Options.

If the Borrower fails to select a new Interest Period to apply to any Borrowing Tranche of Loans under the LIBOR Rate Option at the expiration of an existing Interest Period applicable to such Borrowing Tranche in accordance with the provisions of Section 4.2 [Interest Periods], the Borrower shall be deemed to have converted such Borrowing Tranche to the Base Rate Option, commencing upon the last day of the existing Interest Period.

5. PAYMENTS

5.1 Payments.

All payments and prepayments to be made in respect of principal, interest, Commitment Fees, Letter of Credit Fees, Administrative Agent’s Fee or other fees or amounts due from the Borrower hereunder shall be payable prior to 1:00 p.m. on the date when due without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived by the Borrower, and without set-off, counterclaim or other deduction of any nature, and an action therefor shall immediately accrue. Such payments shall be made to the Administrative Agent at the Principal Office for the account of PNC with respect to the Swing Loans and for the ratable accounts of the Lenders with respect to the Revolving Credit Loans in U.S. Dollars and in immediately available funds, and the Administrative Agent shall promptly distribute such amounts to the Lenders in immediately available funds; provided that in the event payments are received by 1:00 p.m. by the Administrative Agent with respect to the Loans and such payments are not distributed to the Lenders on the same day received by the Administrative Agent, the Administrative Agent shall pay the Lenders the Federal Funds Effective Rate with respect to the amount of such payments for each day held by the Administrative Agent and not distributed to the Lenders. The Administrative Agent’s and each Lender’s statement of account, ledger or other relevant record shall, in the absence of manifest error, be conclusive as the statement of the amount of principal of and interest on the Loans and other amounts owing under this Agreement and shall be deemed an “account stated.”

5.2 Pro Rata Treatment of Lenders.

Each borrowing shall be allocated to each Lender according to its Ratable Share, and each selection of, conversion to or renewal of any Interest Rate Option and each payment or prepayment by the Borrower with respect to principal, interest, Commitment Fees, Letter of Credit Fees, or other fees (except for the Administrative Agent’s Fee and the Issuing Lender’s fronting fee) or amounts due from the Borrower hereunder to the Lenders with respect to the Revolving Credit Commitments and the Loans, shall (except as otherwise may be provided with respect to a Defaulting Lender and except as provided in Section 4.4.3 [Administrative Agent’s and Lender’s Rights] in the case of an event specified in Section 4.4 [LIBOR Rate Unascertainable; Illegality; Increased Costs; Deposits Not Available], Section 5.6.2 [Replacement of a Lender] or Section 5.7 [Increased Costs]) be payable ratably among the Lenders entitled to such payment in accordance with the amount of principal, interest, Commitment Fees, Letter of Credit Fees, and other fees or amounts then due to such Lender as set forth in this Agreement. Notwithstanding any of the foregoing, each borrowing or payment or prepayment by the Borrower of principal, interest, fees or other amounts from the Borrower with respect to Swing Loans shall be made by or to PNC according to Section 2.11 [Borrowings to Repay Swing Loans].

5.3 Sharing of Payments by Lenders.

If any Lender shall, by exercising any right of setoff, counterclaim or banker’s lien, by receipt of voluntary payment, by realization upon security, or by any other non-pro rata source, obtain payment in respect of any principal of or interest on any of its Loans or other obligations hereunder resulting in such Lender’s receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other such obligations greater than its Ratable Share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that:

(i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, together with interest or other amounts, if any, required by Law (including court order) to be paid by the Lender or the holder making such purchase; and

(ii) the provisions of this Section 5.3 shall not be construed to apply to (x) any payment made by the Loan Parties pursuant to and in accordance with the express terms of the Loan Documents or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or Participation Advances to any assignee or participant, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this Section 5.3 shall apply).

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of each Loan Party in the amount of such participation.

Any Lender that fails at any time to comply with the provisions of this Section 5.3 shall be deemed a Defaulting Lender until such time as it performs its obligations hereunder and is not otherwise a Defaulting Lender for any other reason. A Defaulting Lender shall be deemed to have assigned any and all payments due to it from the Borrower, whether on account of or relating to outstanding Loans, Letters of Credit, interest, fees or otherwise, to the remaining non-defaulting Lenders for application to, and reduction of, their respective Ratable Share of all outstanding Loans and other unpaid Obligations of any of the Loan Parties. The Defaulting Lender hereby authorizes the Administrative Agent to distribute such payments to the non-defaulting Lenders in proportion to their respective Ratable Share of all outstanding Loans and other unpaid Obligations of any of the Loan Parties to which such Lenders are entitled. A Defaulting Lender shall be deemed to have satisfied the provisions of this Section 5.3 when and if, as a result of application of the assigned payments to all outstanding Loans and other unpaid Obligations of any of the Loan Parties to the non-defaulting Lenders, the Lenders’ respective Ratable Share of all outstanding Loans and unpaid Obligations have returned to those in effect immediately prior to such violation of this Section 5.3.

5.4 Presumptions by Administrative Agent.

Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Lender hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Lender, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the Issuing Lender, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the Issuing Lender, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

5.5 Interest Payment Dates.

Interest on Loans to which the Base Rate Option applies shall be due and payable in arrears on each Payment Date. Interest on Loans to which the LIBOR Rate Option applies shall be due and payable on the last day of each Interest Period for those Loans and, if such Interest Period is longer than three (3) Months, also on the 90th day of such Interest Period. Interest on the principal amount of each Loan or other monetary Obligation shall be due and payable on demand after such principal amount or other monetary Obligation becomes due and payable (whether on the stated Expiration Date, upon acceleration or otherwise).

5.6 Prepayments.

5.6.1 Right to Prepay.

The Borrower shall have the right at its option from time to time to prepay the Loans in whole or part without premium or penalty (except as provided in Section 5.6.2 [Replacement of a Lender] below, in Section 5.7 [Increased Costs] and Section 5.9 [Indemnity]). Whenever the Borrower desires to prepay any part of the Loans, it shall provide a prepayment notice to the Administrative Agent by 1:00 p.m. at least one (1) Business Day prior to the date of prepayment of the Revolving Credit Loans to which the LIBOR Rate Option applies or no later than 11:00 a.m. on the date of prepayment of Swing Loans and Revolving Credit Loans to which the Base Rate Option applies, setting forth the following information:

(w) the date, which shall be a Business Day, on which the proposed prepayment is to be made;

(x) a statement indicating the application of the prepayment between the Revolving Credit Loans and Swing Loans;

(y) a statement indicating the application of the prepayment between Loans to which the Base Rate Option applies and Loans to which the LIBOR Rate Option applies; and

(z) the total principal amount of such prepayment, which shall not be less than the lesser of (i) the Revolving Facility Usage or (ii) $100,000 for any Swing Loan or $1,000,000 for any Revolving Credit Loan.

All prepayment notices shall be irrevocable. The principal amount of the Loans for which a prepayment notice is given, together with interest on such principal amount, shall be due and payable on the date specified in such prepayment notice as the date on which the proposed prepayment is to be made. Except as provided in Section 4.4.3 [Administrative Agent’s and Lender’s Rights], if the Borrower prepays a Loan but fails to specify the applicable Borrowing Tranche which the Borrower is prepaying, the prepayment shall be applied (i) first to Swing Loans and then to Revolving Credit Loans; and (ii) after giving effect to the allocations in clause (i) above first to Loans to which the Base Rate Option applies, then to Loans to which the LIBOR Rate Option applies. Any prepayment hereunder shall be subject to the Borrower’s Obligation to indemnify the Lenders under Section 5.9 [Indemnity].

5.6.2 Replacement of a Lender.

In the event any Lender (i) gives notice under Section 4.4 [LIBOR Rate Unascertainable, Etc.], (ii) requests compensation under Section 5.7 [Increased Costs], or requires the Borrower to pay any additional amount to any Lender or any Official Body for the account of any Lender pursuant to Section 5.8 [Taxes], (iii) is a Defaulting Lender, or (iv) is a Non-Consenting Lender referred to in Section 11.1 [Modifications, Amendments or Waivers], then in any such event the Borrower may, at its election, upon notice to such Lender and the Administrative Agent, either:

(i) prepay the Loans and Participation Advances of such Lender in whole, together with all interest accrued thereon and any accrued fees and all other amounts payable to such Lender hereunder and under the other Loan Documents (including any amounts under Section 5.9 [Indemnity]), and terminate such Lender’s Commitment; or

(ii) at its sole expense, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.8 [Successors and Assigns]), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(A) the Borrower or such assignee shall have paid to the Administrative Agent the assignment fee specified in Section 11.8 [Successors and Assigns];

(B) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and Participation Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 5.9 [Indemnity]) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(C) in the case of any such assignment resulting from a claim for compensation under Section 5.7.1 [Increased Costs Generally] or payments required to be made pursuant to Section 5.8 [Taxes], such assignment will result in a reduction in such compensation or payments thereafter; and

(D) such assignment does not conflict with applicable Law.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

5.6.3 Mitigation Obligation.

Each Lender agrees that upon the occurrence of any event giving rise to increased costs or other special payments under Section 4.4.2 [Illegality; Increased Costs; Deposits Not Available], Section 5.7.1 [Increased Costs Generally] or Section 5.8 [Taxes] with respect to such Lender, it will if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans or Letters of Credit affected by such event, provided that such designation is made on such terms that such Lender and its lending office suffer no economic, legal or regulatory disadvantage, with the object of avoiding the consequence of the event giving rise to the operation of such Section. Nothing in this Section 5.6.3 shall affect or postpone any of the Obligations of the Borrower or any other Loan Party or the rights of the Administrative Agent or any Lender provided in this Agreement.

5.6.4 Mandatory Prepayments.

(a) If at any time the Revolving Facility Usage exceeds the Borrowing Base, the Borrower shall take one or more of the actions required by Section 5.11 [Borrowing Base Deficiency] hereof, which may include making mandatory prepayments of the Revolving Credit Loans.

(b) If at any time the Revolving Facility Usage is in excess of the Revolving Credit Commitments (as used in this Section 5.6.4(b), a “deficiency”), the Borrower shall immediately make a principal payment on the Revolving Credit Loans sufficient to cause the principal balance of the Revolving Credit Loans then outstanding to be equal to or less than the Revolving Credit Commitments then in effect. If a deficiency cannot be eliminated pursuant to this Section 5.6.4(b) by prepayment of the Revolving Credit Loans as a result of outstanding Letter of Credit Obligations, the Borrower shall also deposit cash collateral with the Administrative Agent, to be held by the Administrative Agent to secure such outstanding Letter of Credit Obligations.

(c) All prepayments required pursuant to this Section 5.6.4 shall first be applied among the Interest Rate Options to the principal amount of the Loans subject to the Base Rate Option, then to Loans subject to a LIBOR Rate Option. In accordance with Section 5.9 [Indemnity], the Borrower shall indemnify the Lenders for any loss or expense, including loss of margin, incurred with respect to any such prepayments applied against Loans subject to a LIBOR Rate Option on any day other than the last day of the applicable Interest Period.

5.7 Increased Costs.

5.7.1 Increased Costs Generally.

If any Change in Law shall:

(a) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the LIBOR Rate) or the Issuing Lender;

(b) subject any Lender or the Issuing Lender to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any Loan under the LIBOR Rate Option made by it, or change the basis of taxation of payments to such Lender or the Issuing Lender in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 5.8 [Taxes] and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender or the Issuing Lender); or

(c) impose on any Lender, the Issuing Lender or the London interbank market any other condition, cost or expense affecting this Agreement or any Loan under the LIBOR Rate Option made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Loan under the LIBOR Rate Option (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or the Issuing Lender of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or the Issuing Lender hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or the Issuing Lender, the Borrower will pay to such Lender or the Issuing Lender, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Lender, as the case may be, for such additional costs incurred or reduction suffered.

5.7.2 Capital Requirements.

If any Lender or the Issuing Lender determines that any Change in Law affecting such Lender or the Issuing Lender or any lending office of such Lender or such Lender’s or the Issuing Lender’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Lender’s capital or on the capital of such Lender’s or the Issuing Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Lender, to a level below that which such Lender or the Issuing Lender or such Lender’s or the Issuing Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Lender’s policies and the policies of such Lender’s or the Issuing Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or the Issuing Lender, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Lender or such Lender’s or the Issuing Lender’s holding company for any such reduction suffered.

5.7.3 Certificates for Reimbursement; Repayment of Outstanding Loans; Borrowing of New Loans.

A certificate of a Lender or the Issuing Lender setting forth the amount or amounts necessary to compensate such Lender or the Issuing Lender or its holding company, as the case may be, as specified in Sections 5.7.1 [Increased Costs Generally] or Section 5.7.2 [Capital Requirements] and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender or the Issuing Lender, as the case may be, the amount shown as due on any such certificate within ten (10) Business Days after receipt thereof.

5.7.4 Delay in Requests.

Failure or delay on the part of any Lender or the Issuing Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Issuing Lender’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender or the Issuing Lender pursuant to this Section for any increased costs incurred or reductions suffered more than nine (9) months prior to the date that such Lender or the Issuing Lender, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine (9) month period referred to above shall be extended to include the period of retroactive effect thereof).

5.8 Taxes.

5.8.1 Payments Free of Taxes.

Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes; provided that if the Borrower shall be required by applicable Law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or Issuing Lender, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall timely pay the full amount deducted to the relevant Official Body in accordance with applicable Law.

5.8.2 Payment of Other Taxes by the Borrower.

Without limiting the provisions of Section 5.8.1 [Payments Free of Taxes] above, the Borrower shall timely pay any Other Taxes to the relevant Official Body in accordance with applicable Law.

5.8.3 Indemnification by the Borrower.

The Borrower shall indemnify the Administrative Agent, each Lender and the Issuing Lender, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Administrative Agent, such Lender or the Issuing Lender, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Official Body. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or the Issuing Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or the Issuing Lender, shall be conclusive absent manifest error.

5.8.4 Evidence of Payments.

As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to an Official Body, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Official Body evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

5.8.5 Status of Lenders; Refunds.

Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the Law of the jurisdiction in which the Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable Law or reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable Law as will permit such payments to be made without withholding or at a reduced rate of withholding. Notwithstanding the submission of such documentation claiming a reduced rate of or exemption from U.S. withholding tax, the Administrative Agent shall be entitled to withhold United States federal income taxes at the full 30% withholding rate if in its reasonable judgment it is required to do so under the due diligence requirements imposed upon a withholding agent under § 1.1441-7(b) of the United States Income Tax Regulations. Further, the Administrative Agent is indemnified under § 1.1461-1(e) of the United States Income Tax Regulations against any claims and demands of any Lender or assignee or participant of a Lender for the amount of any tax it deducts and withholds in accordance with regulations under § 1441 of the Internal Revenue Code. In addition, any Lender, if requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.

Without limiting the generality of the foregoing, in the event that the Borrower is resident for tax purposes in the United States of America, any Foreign Lender shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(a) two (2) duly completed valid originals of IRS Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States of America is a party,

(b) two (2) duly completed valid originals of IRS Form W-8ECI,

(c) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) two duly completed valid originals of IRS Form W-8BEN,

(d) any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable Law to permit the Borrower to determine the withholding or deduction required to be made, or

(e) to the extent that any Lender is not a Foreign Lender, such Lender shall submit to the Administrative Agent two (2) originals of an IRS Form W-9 or any other form prescribed by applicable Law demonstrating that such Lender is not a Foreign Lender.

If the Administrative Agent, a Lender or the Issuing Lender receives a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent, such Lender or the Issuing Lender, as the case may be, and without interest (other than any interest paid by the relevant Official Body with respect to such refund), provided that the Borrower, upon the request of the Administrative Agent, such Lender or the Issuing Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Official Body) to the Administrative Agent, such Lender or the Issuing Lender in the event the Administrative Agent, such Lender or such Issuing Lender is required to repay such refund to such Official Body. This paragraph shall not be construed to require the Administrative Agent, any Lender or the Issuing Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.

5.9 Indemnity.

In addition to the compensation or payments required by Section 5.7 [Increased Costs] or Section 5.8 [Taxes], the Borrower shall indemnify each Lender against all liabilities, losses or expenses (including loss of margin, any foreign exchange losses and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan, from fees payable to terminate the deposits from which such funds were obtained or from the performance of any foreign exchange contract) which such Lender sustains or incurs as a consequence of any:

(a) payment, prepayment, conversion or renewal of any Loan to which a LIBOR Rate Option applies on a day other than the last day of the corresponding Interest Period (whether or not such payment or prepayment is mandatory, voluntary or automatic and whether or not such payment or prepayment is then due),

(b) attempt by the Borrower to revoke (expressly, by later inconsistent notices or otherwise) in whole or part any Loan Requests under Section 2.5 [Loan Requests] or Section 4.2 [Interest Periods] or notice relating to prepayments under Section 5.6 [Prepayments], or

(c) default by the Borrower in the performance or observance of any covenant or condition contained in this Agreement or any other Loan Document, including any failure of the Borrower to pay when due (by acceleration or otherwise) any principal, interest, Commitment Fee or any other amount due hereunder.

If any Lender sustains or incurs any such loss or expense, it shall from time to time notify the Borrower of the amount determined in good faith by such Lender (which determination may include such assumptions, allocations of costs and expenses and averaging or attribution methods as such Lender shall deem reasonable) to be necessary to indemnify such Lender for such loss or expense. Such notice shall set forth in reasonable detail the basis for such determination. Such amount shall be due and payable by the Borrower to such Lender ten (10) Business Days after such notice is given.

5.10 Settlement Date Procedures.

In order to minimize the transfer of funds between the Lenders and the Administrative Agent, the Borrower may borrow, repay and reborrow Swing Loans and PNC may make Swing Loans as provided in Section 2.1.2 [Swing Loan Commitments] hereof during the period between Settlement Dates. The Administrative Agent shall notify each Lender of its Ratable Share of the total of the Revolving Credit Loans and the Swing Loans (each a “Required Share”). On such Settlement Date, each Lender shall pay to the Administrative Agent the amount equal to the difference between its Required Share and its Revolving Credit Loans, and the Administrative Agent shall pay to each Lender its Ratable Share of all payments made by the Borrower to the Administrative Agent with respect to the Revolving Credit Loans. The Administrative Agent shall also effect settlement in accordance with the foregoing sentence on the proposed Borrowing Dates for Revolving Credit Loans and on dates on which mandatory prepayments are due under Section 5.6.4 [Mandatory Prepayments] and may at its option effect settlement on any other Business Day. These settlement procedures are established solely as a matter of administrative convenience, and nothing contained in this Section 5.10 shall relieve the Lenders of their obligations to fund Revolving Credit Loans on dates other than a Settlement Date pursuant to Section 2.1.2 [Swing Loan Commitment]. The Administrative Agent may at any time at its option for any reason whatsoever require each Lender to pay immediately to the Administrative Agent such Lender’s Ratable Share of the outstanding Revolving Credit Loans and each Lender may at any time require the Administrative Agent to pay immediately to such Lender its Ratable Share of all payments made by the Borrower to the Administrative Agent with respect to the Revolving Credit Loans.

5.11 Borrowing Base Deficiency.

(a) Subject to Section 5.11(b) below, if the Revolving Facility Usage ever exceeds the Borrowing Base, the Borrower shall, within ten (10) days after receipt of written notice of such condition from the Administrative Agent, elect by written notice to the Administrative Agent to take one or more of the following actions to remedy the Borrowing Base deficiency:

(i) add additional Gas Properties reasonably acceptable to the Required Borrowing Base Lenders to the Borrowing Base Properties such that the Borrowing Base deficiency is cured within 30 days after the Borrower’s notice of election; provided that any Lender that shall fail to reject the proposed addition of Gas Properties to the Borrowing Base

Properties within fifteen (15) days of notice of the proposed addition of Gas Properties to the Borrowing Base Properties shall be deemed to have approved the proposed addition of such Gas Properties to the Borrowing Base Properties; or

(ii) pay the deficiency either (a) within 30 days following the delivery of such notice, prepay the Revolving Credit Loans in an aggregate principal amount equal to such Borrowing Base deficiency or (b) eliminate such Borrowing Base deficiency by making four (4) consecutive, mandatory, equal, monthly prepayments of principal on the Revolving Credit Loans, each of which shall be in the amount of  1/4th of the amount of such Borrowing Base deficiency, commencing on the first Business Day of the first calendar month following the delivery of such notice and continuing on the first Business Day of each calendar month thereafter. If the Revolving Credit Loans have been repaid in full and a Borrowing Base deficiency still exists the Borrower shall make deposits into a cash collateral account to provide cash collateral for the LC Exposure such that the Borrowing Base deficiency is eliminated in a period of 90 days after the Borrower’s written election or such longer period satisfactory to the Required Borrowing Base Lenders, but in no event to exceed six months, by irrevocably dedicating an amount of the monthly cash flow from the Gas Properties to the cash collateralization of the LC Exposure.

(b) Each prepayment pursuant to this Section 5.11(b) shall be accompanied by accrued interest on the amount prepaid to the date of such prepayment.

6. REPRESENTATIONS AND WARRANTIES

6.1 Representations and Warranties.

The Loan Parties, jointly and severally, represent and warrant to the Administrative Agent and each of the Lenders as follows:

6.1.1 Organization and Qualification.

Each Loan Party is a corporation, partnership or limited liability company duly organized, validly existing and, to the extent applicable with respect to such types of entities generally, in good standing under the laws of its jurisdiction of organization. Each Loan Party has the lawful power to own or lease its properties and to conduct its business in which it is currently engaged, except where the failure to have such power would not reasonably be expected to result in any Material Adverse Change. Each Loan Party is duly licensed or qualified and in good standing in each jurisdiction listed on Schedule 6.1.1 and in all other jurisdictions where the property owned or leased by it or the nature of the business transacted by it or both makes such licensing or qualification necessary except to the extent that the failure to be so duly licensed or qualified or in good standing would not reasonably be expected to result in any Material Adverse Change.

6.1.2 [Reserved.]

6.1.3 Subsidiaries.

Schedule 6.1.3 states the name of each of the Loan Parties that are Subsidiaries of the Borrower, its jurisdiction of incorporation, the issued and outstanding shares (referred to herein as the “Subsidiary Shares”) if it is a corporation, its outstanding partnership interests (the “Partnership Interests”) if it is a partnership and its outstanding limited liability company interests, interests assigned to managers thereof and the voting rights associated therewith (the “LLC Interests”) if it is a limited liability company. There are no options, warrants or other rights outstanding to purchase any such Subsidiary Shares, Partnership Interests or LLC Interests except as indicated on Schedule 6.1.3.

6.1.4 Power and Authority.

Each Loan Party has full power to enter into, execute, deliver and carry out this Agreement and the other Loan Documents to which it is a party, to incur the Indebtedness contemplated by the Loan Documents and to perform its Obligations under the Loan Documents to which it is a party, and all such actions have been duly authorized by all necessary proceedings on its part.

6.1.5 Validity and Binding Effect.

This Agreement has been duly and validly executed and delivered by each Loan Party, and each other Loan Document which any Loan Party is required to execute and deliver has been duly executed and delivered by such Loan Party. This Agreement and each other Loan Document constitutes legal, valid and binding obligations of each Loan Party which is a party thereto, enforceable against such Loan Party in accordance with its terms, except to the extent that enforceability of any of such Loan Document may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws affecting the enforceability of creditors’ rights generally or limiting the right of specific performance.

6.1.6 No Conflict.

Neither the execution and delivery of this Agreement or the other Loan Documents to which it is a party by any Loan Party nor the consummation of the transactions herein or therein contemplated or compliance with the terms and provisions hereof or thereof by any of them will conflict with, constitute a default under or result in any breach of (i) the terms and conditions of the certificate of incorporation, bylaws, certificate of limited partnership, partnership agreement, certificate of formation, limited liability company agreement or other organizational documents of any Loan Party or (ii) any Law, instrument, order, writ, judgment, injunction or decree to which any Loan Party is a party or by which it is bound or to which it is subject, or result in the creation or enforcement of any Lien, charge or encumbrance whatsoever upon any property (now or hereafter acquired) of any Loan Party (other than Liens granted under the Loan Documents), except that certain consents may be required under various contracts and agreements in connection with any attempt to assign such various contracts and agreements pursuant to the assertion of remedies under the Loan Documents.

6.1.7 Litigation.

There are no actions, suits, proceedings or investigations pending or, to the knowledge of any Responsible Officer of the Borrower, threatened against any Loan Party at law or equity before any Official Body that individually or in the aggregate would reasonably be expected to result in any Material Adverse Change. To the knowledge of any Responsible Officer of the Borrower, none of the Loan Parties is in violation of any order, writ, injunction or any decree of any Official Body that would reasonably be expected to result in any Material Adverse Change.

6.1.8 Title to Properties.

(a) Each Loan Party has good and marketable title to or valid leasehold interest in all properties, assets and other rights constituting Borrowing Base Properties, free and clear of all Liens and encumbrances except Permitted Liens, and subject to the terms and conditions of the applicable leases or conveyance instrument; provided however, a Loan Party shall not be in breach of the foregoing (a) in the event that it fails to own a valid fee or leasehold interest which, either considered alone or together with all other such valid fee or leaseholds that it fails to own, is not material to the current Reserve Report, (b) in the event that the Loan Party’s interest in a leasehold is less than fully marketable because the consent of the lessor to future assignments has not been obtained or (c) as a result of certain title defects and exceptions, if the Loan Parties are working to cure such title defects and exceptions as provided for in Section 8.1.17 [Collateral] until such time as such title defects and exceptions are cured by the Loan Parties or waived by the Administrative Agent (or Lenders) as provided by such section.

(b) Each Loan Party has good and marketable title to or valid leasehold interest in all properties, assets and other rights constituting the Proved Gas Collateral, free and clear of all Liens and encumbrances except Permitted Mortgage Liens, and subject to the terms and conditions of the applicable leases or conveyance instrument; provided however, a Loan Party shall not be in breach of the foregoing (i) in the event that the Loan Party’s interest in a leasehold is less than fully marketable because the consent of the lessor to future assignments has not been obtained, (ii) as a result of certain title defects and exceptions, if the Loan Parties are working to cure title defects or exceptions as contemplated by Section 8.1.17(b)(ii), or (iii) the Borrowing Base has been or is in the process of being adjusted pursuant to Section 8.1.17(b)(iii).

(c) Each Loan Party has good and marketable title to or valid leasehold interest in all properties, assets and other rights, which it purports to own or lease or which are reflected as owned or leased on its books and records (other than Borrowing Base Properties), free and clear of all Liens and encumbrances except Permitted Liens, and subject to the terms and conditions of the applicable leases or conveyance instrument, except to the extent that the failure to hold such title or interest, either alone or together with all other title defects, would not reasonably be expected to result in a Material Adverse Change.

6.1.9 Financial Statements.

(a) Historical Statements. The Borrower has delivered to the Administrative Agent copies of its audited consolidated year-end financial statements for and as of the end of the fiscal year ended December 31, 2009 (the “Historical Statements”). The Historical Statements were compiled from the books and records maintained by the Borrower’s management, are correct and complete in all material respects and fairly represent the consolidated financial condition of the Loan Parties as of their dates and the results of operations for the fiscal periods then ended and have been prepared in accordance with GAAP consistently applied.

(b) Financial Projections. The Borrower has delivered to the Administrative Agent financial projections (including balance sheets and statements of operation and cash flows) of the Loan Parties for the period 2010 through 2014 derived from various assumptions of the Borrower’s management (the “Financial Projections”). The Financial Projections have been prepared in good faith based upon reasonable assumptions and represent a reasonable range of possible results in light of the history of the business, present and foreseeable conditions and the intentions of the Borrower’s management, it being understood that such Financial Projections are subject to significant uncertainties and contingencies, many of which are beyond the Borrower’s control, and that no assurance can be given that the Financial Projections will be realized. The Financial Projections accurately reflect the liabilities of the Loan Parties upon consummation of the transactions contemplated hereby as of the Closing Date.

(c) Accuracy of Financial Statements. No Loan Party has any material liabilities, contingent or otherwise, or forward or long-term commitments that are not disclosed in the Historical Statements or in the notes thereto, and except as disclosed therein there are no unrealized or anticipated losses from any commitments of any Loan Party that would reasonably be expected to cause a Material Adverse Change. Since December 31, 2009, no Material Adverse Change has occurred.

6.1.10 Use of Proceeds; Margin Stock.

(a) General. The Loan Parties intend to use the proceeds of the Loans in accordance with Section 8.1.11 [Use of Proceeds].

(b) Margin Stock. None of the Loan Parties engages or intends to engage principally, or as one of its important activities, in the business of extending credit for the purpose, immediately, incidentally or ultimately, of purchasing or carrying margin stock (within the meaning of Regulation U).

6.1.11 Liens in the Collateral.

(a) Security Interests. Except to the extent that the Loan Parties are not required to perfect Liens in certain Collateral pursuant to the Security Documents or any other Loan Document, the Liens and security interests granted to the Collateral Trustee for the benefit of the Secured Parties pursuant to the Pledge Agreement and the Security Agreement in the Collateral (of the type that can be perfected by filing under the Uniform Commercial Code)

constitute and will continue to constitute Prior Security Interests, subject to Permitted Liens and the proviso set forth in Section 6.1.8(a), under the Uniform Commercial Code as in effect in each applicable jurisdiction or other applicable Law entitled to all the rights, benefits and priorities provided by the Uniform Commercial Code or such Law. Upon the due filing of financing statements relating to said security interests in each office and in each jurisdiction where required in order to perfect the security interests described above, taking possession of any stock certificates or other certificates evidencing the Pledged Collateral and obtaining control agreements with applicable third parties to the extent required by the Security Agreement with respect to deposit accounts and investment property, all such action as is necessary or advisable to create a valid, enforceable Lien in favor of the Collateral Trustee with respect to the Collateral described above will have been taken except to the extent that the Loan Parties are not required to perfect Liens in certain Collateral pursuant to the Security Documents or any other Loan Document. All filing fees and other expenses in connection with each such action have been or will be paid by the Borrower.

(b) Mortgage Liens. Subject to the qualifications and limitations set forth expressly in the Mortgages and in the proviso set forth in Section 6.1.8(b) [Title to Properties], the Liens granted to the Collateral Trustee pursuant to each Mortgage constitute a valid first priority Lien on the Real Property under applicable law, subject only to Permitted Mortgage Liens.

(c) Pledged Collateral. All the shares of capital stock and other equity interests included in the Pledged Collateral to be pledged pursuant to the Pledge Agreement are or will be upon issuance validly issued and nonassessable and owned beneficially and of record by the pledgor free and clear of any Lien or restriction on transfer, except for Permitted Liens (other than Liens contemplated by clause (vii) of the definition of Permitted Liens) and inchoate Liens that do not have priority over the Liens granted under the Loan Documents and as otherwise provided by the Pledge Agreement and except as the right of the Lenders to dispose of such capital stock or other equity interests may be limited by the Securities Act of 1933, as amended, and the regulations promulgated by the Securities and Exchange Commission thereunder and by applicable state securities laws. There are no shareholder or other agreements or understandings other than partnership agreements, limited liability company agreements or operating agreements, with respect to the shares of capital stock or other equity interests included in the Pledged Collateral, except as described on Schedule 6.1.11. As of the Closing Date, the Loan Parties have delivered true and correct copies of such partnership agreements and limited liability company agreements to the Administrative Agent.

6.1.12 Full Disclosure.

Neither this Agreement nor any other Loan Document, nor any certificate, statement, agreement or other documents furnished to the Administrative Agent or any Lender in connection herewith or therewith, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein and therein, in light of the circumstances under which they were made, not misleading. There is no fact known to any Loan Party which materially adversely affects the business, property, assets, financial condition, or results of operations of the Loan Parties taken as a whole that has not been set forth in this Agreement or in the certificates, statements, agreements or other documents furnished in writing to the Administrative Agent and the Lenders prior to or at the date hereof in connection with the transactions contemplated hereby.

6.1.13 Taxes.

All federal, state, local and other tax returns required to have been filed with respect to each Loan Party have been filed, and payment or adequate provision has been made for the payment of all taxes, fees, assessments and other governmental charges which have or may become due pursuant to said returns or to assessments received, except to the extent that such taxes, fees, assessments and other charges are being contested in good faith by appropriate proceedings diligently conducted and for which such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made. There are no agreements or waivers extending the statutory period of limitations applicable to any federal income tax return of any Loan Party for any period.

6.1.14 Consents and Approvals.

Except for the filing of financing statements and the Mortgages in the applicable state or county filing or recording offices and obtaining control agreements from third parties with respect to deposit accounts and investment property as required by the Security Agreement, no consent, approval, exemption, order or authorization of, or a registration or filing with, any Official Body or any other Person is necessary to authorize or permit the execution, delivery or performance of this Agreement and the other Loan Documents or for the validity or enforceability hereof or thereof.

6.1.15 No Event of Default; Compliance with Instruments.

No event has occurred and is continuing and no condition exists or will exist after giving effect to the borrowings or other extensions of credit to be made on the Closing Date under or pursuant to the Loan Documents which constitutes an Event of Default or Potential Default. None of the Loan Parties is in violation of (i) any term of its certificate of incorporation, bylaws, certificate of limited partnership, partnership agreement, certificate of formation, limited liability company agreement or other organizational documents or (ii) any material agreement or instrument to which it is a party or by which it or any of its properties may be subject or bound where such violation would reasonably be expected to result in a Material Adverse Change.

6.1.16 Patents, Trademarks, Copyrights, Licenses, Etc.

The Loan Parties own or possess all the material patents, trademarks, service marks, trade names, copyrights, licenses, registrations, franchises, permits and rights, without known or actual conflict with the rights of others, necessary for the Loan Parties, taken as a whole, to own and operate their properties and to carry on their businesses as presently conducted and planned to be conducted by such Loan Parties, except where the failure to so own or possess with or without such conflict would reasonably be expected to result in a Material Adverse Change.

6.1.17 Solvency.

The Loan Parties, taken as a whole, are Solvent. On the Closing Date, at the time of each borrowing of the Loans, the issuance of the Letters of Credit (including extensions, renewals and amendments thereof) and at the time of selection of, renewal of or conversion to an Interest Rate Option, the Loan Parties, taken as a whole, shall be Solvent after giving effect to the transactions contemplated by the Loan Documents and any incurrence of Indebtedness and all other Obligations.

6.1.18 Producing Wells.

All producing wells that constitute part of the Borrowing Base Properties: (a) have been, during all times that any such wells were operated by any Loan Party or its Affiliates, and (b) to the knowledge of the Loan Parties, have been at all other times, drilled, operated and produced in conformity with all applicable Laws, rules, regulations and orders of all regulatory authorities having jurisdiction, are subject to no penalties on account of past production, and are bottomed under and are producing from, and the well bores are wholly within, the Borrowing Base Properties, or on Gas Properties which have been pooled, unitized or communitized with the Borrowing Base Properties, except to the extent that any noncompliance with the representations set forth in this Section 6.1.18 would not reasonably be expected to result in a Material Adverse Change.

6.1.19 Insurance.

Schedule 6.1.19 lists all material insurance policies to which any Loan Party is a party as of the Closing Date, all of which are valid and in full force and effect as of the Closing Date. Such policies provide adequate insurance coverage from reputable and financially sound insurers in amounts sufficient to insure the assets and risks of each Loan Party in accordance with prudent business practice in the industry of the Loan Parties.

6.1.20 Compliance with Laws.

The Loan Parties are in compliance with all applicable Laws (other than Environmental Laws which are specifically addressed in Section 6.1.25 [Environmental Matters]) in all jurisdictions in which any Loan Party is presently or will be doing business except where the failure to do so would not constitute a Material Adverse Change.

6.1.21 Material Contracts; Burdensome Restrictions.

Except to the extent that the failure to be in full force and effect would not reasonably be expected to result in a Material Adverse Change, all Material Contracts of each Loan Party are in full force and effect. None of the Loan Parties is bound by any contractual obligation, or subject to any restriction in any organization document, or any requirement of Law which would reasonably be expected to result in a Material Adverse Change.

6.1.22 Investment Companies; Regulated Entities.

None of the Loan Parties is an “investment company” registered or required to be registered under the Investment Company Act of 1940 or under the “control” of an “investment company” as such terms are defined in the Investment Company Act of 1940 and shall not become such an “investment company” or under such “control.” None of the Loan Parties is subject to any other Federal or state statute or regulation limiting its ability to incur Indebtedness for borrowed money.

6.1.23 ERISA Compliance.

Except as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Change:

(a) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state Laws (except that with respect to any Multiemployer Plan which is a Plan, such representation is deemed made only to the knowledge of the Borrower);

(b) Each Borrower and any ERISA Affiliate has met all applicable minimum funding requirements under the Pension Funding Rules in respect of each Pension Plan, and no waiver of the minimum funding standards under the Pension Funding Rules has been applied for or obtained;

(c) As of the most recent valuation date for any Pension Plan, the funding target attainment percentage (as defined in Section 430(d)(2) of the Code and Section 303(d)(2) of ERISA) is 80% or higher and neither any Borrower or any ERISA Affiliate knows of any facts or circumstances which would cause the funding target attainment percentage for any such plan to drop below 80% as of the most recent valuation date;

(d) With respect to any Multiemployer Plan, the Borrower has not been notified of an “accumulated funding deficiency” (within the meaning of Section 412 of the Code) or that application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made;

(e) There has been no nonexempt “prohibited transaction” (as defined in Section 406 of ERISA) or violation of the fiduciary responsibility rules with respect to any Plan that is not a Multiemployer Plan;

(f) No ERISA Event has occurred or is reasonably expected to occur; and

(g) Neither the Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA.

6.1.24 Employment Matters.

Each of the Loan Parties is in compliance with the Labor Contracts and all applicable federal, state and local labor and employment Laws including those related to equal employment opportunity and affirmative action, labor relations, minimum wage, overtime, child labor, medical insurance continuation, worker adjustment and relocation notices, immigration controls and worker and unemployment compensation, where the failure to comply would constitute a Material Adverse Change. There are no outstanding grievances, arbitration awards or appeals therefrom arising out of the Labor Contracts or current or threatened strikes, picketing, handbilling or other work stoppages or slowdowns at facilities of any of the Loan Parties which in any case would constitute a Material Adverse Change.

6.1.25 Environmental Matters.

Except as disclosed in the Borrower’s or, at any time the Borrower is a wholly-owned Subsidiary of CONSOL, CONSOL’s most recent annual and quarterly reports filed with the SEC, or as otherwise could not reasonably be expected to have a Material Adverse Change:

(a) The facilities and properties currently or formerly owned, leased or operated by any of the Loan Parties (the “Properties”) do not contain any Hazardous Materials attributable to the Loan Parties ownership, lease or operation of the Properties in amounts or concentrations which (i) constitute or constituted a violation of, or (ii) could reasonably be expected to give rise to liability for any Loan Parties under, any applicable Environmental Law.

(b) None of the Loan Parties has received any notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to their activities at any of the Properties or the business operated by the Loan Parties (the “Business”), or any prior business for which the Borrower has retained liability under any Environmental Law.

(c) Hazardous Materials have not been transported or disposed of from the Properties in violation of, or in a manner or to a location which could reasonably be expected to give rise to liability for any Loan Parties under, any applicable Environmental Law, nor have any Hazardous Materials been generated, treated, stored or disposed of by or on behalf of any Loan Parties at, on or under any of the Properties in violation of, or in a manner that could reasonably be expected to give rise to liability under, any applicable Environmental Law for any Loan Parties.

6.1.26 Anti-Terrorism Laws.

(a) General. None of the Loan Parties nor any Affiliate of any Loan Party, is in violation of any Anti-Terrorism Law or engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

(b) Executive Order No. 13224. None of the Loan Parties, nor any Affiliate of any Loan Party, or their respective agents acting or benefiting in any capacity in connection with the Loans, Letters of Credit or other transactions hereunder, is any of the following (each a “Blocked Person”):

(i) a Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order No. 13224;

(ii) a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order No. 13224;

(iii) a Person or entity with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;

(iv) a Person or entity that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order No. 13224;

(v) a Person or entity that is named as a “specially designated national” on the most current list published by the U.S. Treasury Department Office of Foreign Asset Control at its official website or any replacement website or other replacement official publication of such list, or

(vi) a Person or entity who is affiliated or associated with a Person or entity listed above.

No Loan Party, or to the knowledge of any Loan Party, no agent of any Loan Party acting in any capacity in connection with the Loans, Letters of Credit or other transactions hereunder (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person, or (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order No. 13224.

6.1.27 Gas Imbalances.

There are no gas imbalances, take or pay obligations, or other prepayments with respect to any of the Loan Parties’ Gas Properties that would require any of the Loan Parties to deliver Hydrocarbons produced from their respective Gas Properties at some future time without then or promptly thereafter receiving full payment therefor which would exceed 250,000 m.c.f. in the aggregate.

6.2 Updates to Schedules.

Should any of the information or disclosures provided on any of the Schedules attached hereto become outdated or incorrect in any material respect, the Borrower shall promptly provide the Administrative Agent in writing with such revisions or updates to such Schedule as may be necessary or appropriate to update or correct same. No Schedule shall be deemed to have been amended, modified or superseded by any such correction or update, nor shall any breach of warranty or representation resulting from the inaccuracy or incompleteness of any such Schedule be deemed to have been cured thereby, unless and until the Administrative Agent, in its reasonable discretion, shall have accepted in writing such revisions or updates to such Schedule; provided, however, that the Borrower may update Schedule 6.1.1 and/or Schedule 6.1.3 in connection with any transaction permitted under Section 8.2.6 [Liquidations, Mergers, Consolidations], Section 8.2.7 [Dispositions of Assets (Other Than Proved Reserves) or Subsidiaries] and Section 8.2.9 [Subsidiaries, Partnerships and Joint Ventures].

7. CONDITIONS OF LENDING AND ISSUANCE OF LETTERS OF CREDIT

The obligation of each Lender to make Loans and of the Issuing Lender to issue Letters of Credit hereunder is subject to the performance by each of the Loan Parties of its Obligations to be performed hereunder at or prior to the making of any such Loans or issuance of such Letters of Credit and to the satisfaction of the following further conditions:

7.1 First Loans and Letters of Credit.

7.1.1 Deliveries.

On the Closing Date, the Administrative Agent shall have received each of the following in form and substance reasonably satisfactory to the Administrative Agent:

(a) Officer’s Certificate. A certificate of each of the Loan Parties signed by an Authorized Officer or a Responsible Officer, dated the Closing Date stating (i) that the Loan Parties are in compliance with each of their covenants and conditions hereunder, (ii) each of the representatives and warranties of the Loan Parties are true and accurate on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date (except representations and warranties which relate solely to an earlier date or time, which representations and warranties shall be true and correct on and as of the specific dates or times referred to therein), (iii) no Event of Default or Potential Default exists and (iv) no Material Adverse Change has occurred since the date of the last audited financial statements of the Borrower delivered to the Administrative Agent.

(b) Secretary’s Certificate. A certificate dated the Closing Date and signed by the Secretary or an Assistant Secretary of each of the Loan Parties, certifying as appropriate as to: (a) the due authorization of all action taken by such Loan Party in connection with this Agreement and the other Loan Documents; (b) the names of the Authorized Officers authorized to sign the Loan Documents on behalf of such Loan Party and their true signatures; and (c) copies of such Loan Party’s organizational documents as in effect on the Closing Date recently certified by the appropriate state official where such documents are filed in a state office together with recently dated certificates from the appropriate state officials as to the continued existence and good standing of such Loan Party in each state where organized or qualified to do business.

(c) Delivery of Loan Documents. This Agreement and each of the other Loan Documents signed by an Authorized Officer and, together with all appropriate stock powers and certificates evidencing the certificated Pledged Collateral.

(d) Opinion of Counsel.

(i) There shall be delivered to the Administrative Agent for the benefit of each Lender a written opinion of in-house counsel for the Loan Parties, dated the Closing Date and in form and substance satisfactory to the Administrative Agent and its counsel: (i) as to the matters set forth in Schedule 7.1.1(d)(i) and (ii) as to such other matters incident to the transactions contemplated herein as the Administrative Agent may reasonably request.

(ii) In addition, there shall also be delivered to the Administrative Agent, for the benefit of each Lender, a written opinion of McGuireWoods LLP, counsel to the Loan Parties (who may rely on the opinions of such other counsel as may be acceptable to the Administrative Agent), dated the Closing Date and in form and substance satisfactory to the Administrative Agent and its counsel: (i) as to matters set forth in Schedule 7.1.1(d)(ii) and (ii) as to such other matters incident to the transactions contemplated herein as the Administrative Agent may reasonably request.

(e) Legal Details. All legal details and proceedings in connection with the transactions contemplated by this Agreement and the other Loan Documents shall be in form and substance reasonably satisfactory to the Administrative Agent and its counsel, and the Administrative Agent shall have received all such other counterpart originals or certified or other copies of such documents and proceedings in connection with such transactions, in form and substance satisfactory to the Administrative Agent and its counsel, as the Administrative Agent or its counsel may reasonably request.

(f) Insurance. Evidence that adequate insurance, including flood insurance, if applicable, required to be maintained under this Agreement is in full force and effect, with additional insured, mortgagee and lender loss payable special endorsements attached thereto in form and substance satisfactory to the Administrative Agent and its counsel naming the Administrative Agent, as additional insured, and the Collateral Trustee, as mortgagee and lender loss payee.

(g) Payoff of Existing Credit Agreement. Evidence that the Existing Credit Agreement has been terminated, and all outstanding obligations thereunder have been paid.

(h) Audited Financials; Projections. The Administrative Agent and the Lenders shall have received the Historical Statements. Additionally, the Borrower shall have delivered the Financial Projections, to the Administrative Agent and the Lenders and they shall be reasonably acceptable to the Lenders.

(i) Engineering Report. The Administrative Agent shall have received an engineering report dated as of December 31, 2009 in form and substance meeting the requirements of the SEC for financial reporting purposes, certified by the Independent Engineer, setting forth (i) the Borrower’s and the Loan Parties’ (x) Proved Developed Producing Reserves, (y) Proved Developed Non-Producing Reserves, and (z) Proved Undeveloped Reserves of the Gas Properties to be included in the Borrowing Base Properties, (ii) the aggregate present value of the future net income with respect to such Gas Properties, and (iii) projections of the annual rate of production, gross income, and net income with respect to such Gas Properties.

(j) Title to Gas Properties. The Administrative Agent shall have received satisfactory evidence that the Loan Parties hold marketable title to the Gas Properties to be included in the determination of the Borrowing Base.

(k) Consents. All material consents required to effectuate the transactions contemplated hereby shall have been obtained.

(l) No Violation of Laws. The making of the Loans and the issuance of the Letters of Credit shall not contravene any Law applicable to any Loan Party or any of the Lenders.

(m) No Actions or Proceedings. No action, proceeding, investigation, regulation, or legislation shall have been instituted, or, to the knowledge of any Responsible Officer threatened or proposed before any court, governmental agency or legislative body to enjoin, restrain or prohibit, or to obtain damages in respect of, this Agreement, the other Loan Documents or the consummation of the transactions contemplated hereby or thereby or which, in the sole discretion of the Administrative Agent, would make it inadvisable to consummate the transactions contemplated by this Agreement or any of the other Loan Documents.

(n) ERISA; Tax; Other Due Diligence. The Administrative Agent and the Lenders shall have completed or shall have caused to be completed, to their satisfaction in form, scope, substance and in all other respects, a due diligence review with respect to the assets, financial condition, operations, business and prospects of the Loan Parties, including a review, without limitation of the books and records of the Loan Parties, the Historical Statements, the Financial Projections, and, all tax, ERISA, employee retirement benefits, and contingent liabilities to which any Loan Party may be subject.

(o) Lien Search. The Administrative Agent shall have received lien searches in acceptable scope and with acceptable results, including without limitation UCC financing statement searches in the jurisdiction of organization of each Loan Party.

(p) Environmental Condition. The Administrative Agent shall be reasonably satisfied with the environmental condition of the Gas Properties.

(q) Other Documentation. Such other documents in connection with such transactions as the Administrative Agent or said counsel may reasonably request.

7.1.2 Payment of Fees.

The Borrower shall have paid all fees payable on or before the Closing Date.

7.2 Each Loan or Letter of Credit.

At the time of making any Loans or issuing any Letters of Credit and after giving effect to the proposed extensions of credit: the representations and warranties of the Loan Parties contained in Section 6 and in the other Loan Documents shall be true on and as of the date of the making of such additional Loan or the issuance such Letter of Credit with the same effect as though such representations and warranties had been made on and as of such date (except representations and warranties which expressly relate solely to an earlier date or time, which representations and warranties shall be true and correct on and as of the specific dates or times referred to therein) and the Loan Parties shall have performed and complied with all covenants and conditions hereof and no Event of Default or Potential Default shall have occurred and be continuing; the making of the Loans or issuance of such Letter of Credit shall not contravene any Law applicable to any Loan Party or any of the Lenders; and the Borrower shall have delivered to the Administrative Agent a duly executed and completed Loan Request or to the Issuing Lender an application for a Letter of Credit, as the case may be.

8. COVENANTS

8.1 Affirmative Covenants.

The Loan Parties, jointly and severally, covenant and agree that until payment in full of the Loans, Reimbursement Obligations and Letter of Credit Borrowings, and interest thereon, expiration or termination of all Letters of Credit, and satisfaction of all of the Loan Parties’ other Obligations under the Loan Documents and termination of the Commitments, the Loan Parties shall comply at all times with the following affirmative covenants:

8.1.1 Preservation of Existence, Etc.

Each Loan Party shall maintain its legal existence as a corporation, limited partnership or limited liability company and its license or qualification and good standing in each jurisdiction in which its failure to so qualify, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Change, except as otherwise expressly permitted in Section 8.2.6 [Liquidations, Mergers, Consolidations].

8.1.2 Payment of Liabilities, Including Taxes, Etc.

Each Loan Party shall duly pay and discharge all liabilities to which it is subject or which are asserted against it, promptly as and when the same shall become due and payable (including extensions), including all taxes, assessments and governmental charges upon it or any of its properties, assets, income or profits, prior to the date on which penalties attach thereto, except to the extent that such liabilities, including taxes, assessments or charges, are being contested in good faith and by appropriate and lawful proceedings diligently conducted and for which such reserve or other appropriate provisions, if any, as shall be required by GAAP shall have been made, but only to the extent that failure to pay or discharge any such liabilities would not result in any additional liability which would adversely affect to a material extent the financial condition of the Loan Parties, taken as a whole, or which would materially and adversely affect the Collateral, provided that the Loan Parties will pay all such liabilities forthwith upon the commencement of proceedings to enforce any Lien which may have attached as security therefor or take other action as is required to suspend such enforcement action unless such Lien otherwise qualifies as a Permitted Lien.

8.1.3 Maintenance of Insurance.

Each Loan Party shall insure its properties and assets against loss or damage by fire and such other insurable hazards (including flood, fire, property damage, workers’ compensation and public liability insurance) and against other risks (including errors and omissions), and in such amounts as similar properties and assets, as are commonly insured by prudent companies in similar circumstances carrying on similar businesses, and with reputable and financially sound insurers, including self-insurance to the extent customary. At the request of the Administrative Agent, the Loan Parties shall deliver to the Administrative Agent (x) annually an original certificate of insurance signed by the Loan Parties’ independent insurance broker describing and certifying as to the existence of the insurance on the Collateral required to be maintained by this Agreement and the other Loan Documents, together with a copy of the endorsement described in the next sentence attached to such certificate and (y) from time to time a summary schedule indicating all commercial insurance then in force with respect to each of the Loan Parties. Such policies of insurance shall contain the necessary endorsements or policy language, which shall (i) specify the Collateral Trustee on behalf of the Secured Parties as an additional insured on the liability policies and mortgagee and lender loss payee as their interests may appear, with the understanding that any obligation imposed upon the insured (including the liability to pay premiums) shall be the sole obligation of the applicable Loan Parties and not that of the additional insured, (ii) provide that the interest of the Lenders, under the lender’s loss payable endorsement in a form similar to the form provided on the Closing Date, shall be insured regardless of any breach or violation by the applicable Loan Parties of any warranties, declarations or conditions contained in such policies or any action or inaction of the applicable Loan Parties, (iii) provide a waiver of any right of the insurers to set off or counterclaim or any other deduction, whether by attachment or otherwise (to the extent that the Loan Parties are able on a commercially reasonable efforts basis to obtain such waiver from the insurers), (iv) provide that no cancellation of such policies for any reason (including non-payment of premium) nor any change therein shall be effective until at least ten (10) days after notification to the Administrative Agent of such cancellation or change, (v) be primary without right of contribution of any other liability insurance carried by or on behalf of any additional insureds with respect to their respective interests in the Collateral, and (vi) provide that inasmuch as any liability policy covers more than one insured, all terms, conditions, insuring agreements and endorsements (except limits of liability) shall operate as if there were a separate policy covering each insured. The Loan Parties shall maintain all flood insurance policies of a type and in an amount as carried by the Loan Parties on the Closing Date. If a Casualty Event occurs, the Borrower shall promptly notify the Administrative Agent of such event and the estimated (or actual, if available) amount of such loss.

8.1.4 Maintenance of Properties.

(a) Each Loan Party shall maintain in good repair, working order and condition (ordinary wear and tear excepted) in accordance with the general practice of other businesses of similar character and size, all of those material properties that are necessary to operate Borrowing Base Properties, and from time to time, such Loan Party will make or cause to be made, in a reasonably diligent fashion, all appropriate repairs thereof. In particular, each Loan Party shall operate or cause to be operated its Borrowing Base Properties in a manner similar to a reasonable and prudent operator.

(b) Each Loan Party shall (x) maintain in good repair, working order and condition (ordinary wear and tear excepted) in accordance with the general practice of other businesses of similar character and size, all of those material properties useful or necessary to its business and (y) make or cause to be made, in a reasonably diligent fashion, all appropriate repairs, renewals or replacements thereof, in each case if the failure to so maintain, repair, renew or replace the same would reasonably be expected to constitute a Material Adverse Change.

8.1.5 Maintenance of Patents, Trademarks, Etc.

Each Loan Party shall maintain in full force and effect all patents, trademarks, service marks, trade names, copyrights, licenses, franchises, permits and other authorizations necessary for the ownership and operation of its properties and business if the failure so to maintain the same would constitute a Material Adverse Change.

8.1.6 Visitation Rights.

Each Loan Party shall permit any of the officers or authorized employees or representatives of the Administrative Agent or any of the Lenders (so long as no Event of Default has occurred and is continuing, at such Administrative Agent’s or Lender’s expense) to visit and inspect any of its properties during normal business hours and to examine (including, without limitation, any field examinations) and make excerpts from its books and records and discuss its business affairs, finances and accounts with its officers, all in such detail and at such times and as often as any of the Lenders may reasonably request, provided that each Lender shall provide the Borrower and the Administrative Agent with reasonable notice prior to any visit or inspection, all such visits and inspections shall be made in accordance with such Loan Party’s standard safety, visit, and inspection procedures and no such visit or inspection shall interfere with such Loan Party’s normal business operation. In the event any Lender desires to conduct an audit of any Loan Party, such Lender shall make a reasonable effort to conduct such audit contemporaneously with any audit to be performed by the Administrative Agent.

8.1.7 Keeping of Records and Books of Account.

Each Loan Party shall maintain and keep proper books of record and account which enable the Borrower to issue financial statements in accordance with GAAP and as otherwise required by applicable Laws of any Official Body having jurisdiction over any Loan Party, and in which full, true and correct entries shall be made in all material respects of all its dealings and business and financial affairs.

8.1.8 Further Assurances.

Each Loan Party shall, from time to time, at its expense, faithfully preserve and protect the Lien on and Prior Security Interest in the Collateral in favor of the Collateral Trustee for the benefit of the Secured Parties as a continuing first priority perfected Lien, subject only to Permitted Mortgage Liens and the proviso set forth in Section 6.1.8(b) [Title to Properties] with respect to the Proved Gas Collateral, Permitted Liens and the proviso set forth in Section 6.1.8(a) [Title to Properties] with respect to all Borrowing Base Properties and, Permitted Liens and the proviso set forth in Section 6.1.8(c) [Title to Properties] with respect to all Collateral other than the Proved Gas Collateral, and shall do such other acts and things as the Administrative Agent in its reasonable discretion may deem necessary or advisable from time to time in order to preserve, perfect and protect the Liens granted under the Loan Documents and to exercise and enforce the Collateral Trustee’s rights and remedies thereunder with respect to the Collateral.

8.1.9 [Reserved].

8.1.10 Compliance with Laws.

Each Loan Party shall comply with all applicable Laws, including all Environmental Laws, in all material respects, provided that it shall not be deemed to be a violation of this Section 8.1.10 if any failure to comply with any Law would not result in fines, penalties, remediation costs, other similar liabilities or injunctive relief which in the aggregate would reasonably be expected to result in a Material Adverse Change.

8.1.11 Use of Proceeds.

The Loan Parties will use the Letters of Credit and the proceeds of the Loans only for (a) refinancing all amounts outstanding under the Existing Credit Agreement and (b) general corporate purposes of the Loan Parties, including without limitation, transaction fees and expenses, Letters of Credit, working capital, for acquisition, exploration and development of Hydrocarbon Interests, and capital expenditures of the Loan Parties. The Loan Parties shall not use the Letters of Credit or the proceeds of the Loans for any purposes which contravenes any applicable Law or any provision hereof.

8.1.12 Subordination of Intercompany Loans.

Each Loan Party shall cause any intercompany Indebtedness, loans or advances owed by any Loan Party to any other Loan Party to be subordinated pursuant to the terms of the Intercompany Subordination Agreement.

8.1.13 Anti-Terrorism Laws.

None of the Loan Parties is or shall be (i) a Person with whom any Lender is restricted from doing business under Executive Order No. 13224 or any other Anti-Terrorism Law, (ii) engaged in any business involved in making or receiving any contribution of funds, goods or services to or for the benefit of such a Person or in any transaction that evades or avoids, or has the purpose of evading or avoiding, the prohibitions set forth in any Anti-Terrorism Law, or (iii) otherwise in violation of any Anti-Terrorism Law. Upon the request of any Lender, the Loan Parties shall provide to the Lenders certification confirming compliance by the Loan Parties with Anti-Terrorism Laws.

8.1.14 Compliance with Leases; Pipeline Agreements and Other Instruments.

Each Loan Party will pay or cause to be paid and discharge all material rentals, delay rentals, royalties, production payment, and indebtedness required to be paid by such party (or required to keep unimpaired in all material respects the rights of such party in Gas Properties) accruing under, and perform or cause to be performed in all material respects each and every act, matter, or thing required of such party by, each and all of the assignments, deeds, leases, subleases, easements, rights of way, distribution, gathering and other pipeline agreements, contracts, and agreements relating to any of the Gas Properties and do all other things necessary of such party to keep unimpaired in all material respects the rights of such party thereunder and to prevent the forfeiture thereof or default thereunder; provided, however, that (A) nothing in this Agreement shall be deemed to require any Loan Party to (i) perpetuate or renew any oil and gas lease or other lease by payment of rental or delay rental or by commencement or continuation of operations nor to prevent any Loan Party from abandoning or releasing any oil and gas lease or other lease or well thereon when, in any of such events, in the opinion of the affected Loan Party exercised in good faith, it is not in the best interest of such Loan Party to perpetuate the same or (ii) make any payments under dispute so long as the validity and amount thereof is being contested in good faith by appropriate and lawful proceedings diligently conducted so long as provisions for adequate reserves in accordance with GAAP shall have been made on the books of the affected Loan Party and (B) with respect to Gas Properties other than Borrowing Base Properties, where such failure would not reasonably be expected to result in a Material Adverse Change.

8.1.15 Certain Additional Assurances Regarding Maintenance and Operations of Properties.

With respect to those Borrowing Base Properties which are being operated by operators other than a Loan Party, no Loan Party shall be obligated to perform any undertakings contemplated by the covenants and agreement contained in Section 8.1.14 [Compliance with Leases; Pipeline Agreements and Other Instruments] that any Responsible Officer of the applicable Loan Party reasonably believes are (a) performable only by such operators or (b) beyond the control of any Loan Party; however, the Borrower agrees to promptly take, or cause to be taken, all reasonable actions available under any operating agreements or otherwise to bring about the performance of any such material undertakings required to be performed thereunder.

8.1.16 [Reserved.]

8.1.17 Collateral.

(a) Collateral Generally. Pursuant to the Loan Documents, the Loan Parties shall grant, or cause to be granted, to the Collateral Trustee, for the benefit of the Secured Parties, a first priority security interest in and lien on, subject only to Permitted Mortgage Liens in the case of Collateral described in clause (ii) and subject only to Permitted Liens in the case of Collateral described in clauses (i) and (iii): (i) all capital stock and other equity interests owned by the Loan Parties, but only up to 65% of the capital stock or other equity interests of any Foreign Subsidiary that is wholly-owned directly or indirectly by Borrower and none of the capital stock or other equity interests of the other Excluded Subsidiaries, (ii) Proved Reserves (including all infrastructure relating thereto that is located thereon, including without limitation, pipelines, compressors and the like with respect to such properties) that constitute no less than seventy-five percent (75%) of the total present value of all such Proved Reserves included in the Borrowing Base Properties as such present values are determined in accordance with the most recent Reserve Report, together with as-extracted collateral related to such Proved Reserves (“Proved Gas Collateral”), and (iii) all of the other assets (except as excluded or limited above or as excluded or limited in any other Loan Document) of the Loan Parties in which a security interest is perfected by the filing of a UCC 1 financing statement with the secretary of state or similar agency in the applicable Loan Party’s jurisdiction of organization (including without limitation all accounts receivable, inventory, chattel paper and general intangibles), investment property and deposit accounts of each of the Loan Parties whether owned on the Closing Date or subsequently acquired; provided however, Liens will not be required on (a) the assets described on Schedule 8.1.17, (b) any Proved Reserves or as-extracted collateral related to such Proved Reserves (other than with respect to Proved Reserves that constitute seventy-five percent (75%) of the total present value of Proved Reserves and as-extracted collateral related thereto referenced in clause (ii) of this Section) or any other Real Property and (c) any capital stock or other equity interest in any Person that is not a direct or indirect Subsidiary of the Borrower or any other Loan Party. Notwithstanding anything set forth herein or in the other Loan Documents to the contrary, with respect to the Proved Gas Collateral, the Loan Parties shall grant such first priority security interest in and lien on such Proved Gas Collateral within one hundred twenty (120) days from the Closing Date and contemporaneously with such grant shall provide to the Administrative Agent local counsel opinions in form and substance satisfactory to the Administrative Agent with respect to the Mortgages and as-extracted UCC filings being recorded and thereafter as soon as reasonably practicable after the delivery of the most recent Reserve Report to the extent required by clause (ii) of this Section and contemporaneously with any such subsequent grant, to the extent that any Mortgage and as-extracted UCC filing is being recorded in a jurisdiction in which local counsel opinions have not previously been delivered, shall provide to the Administrative Agent a local counsel opinion in form and substance satisfactory to the Administrative Agent with respect to such Mortgage and as-extracted UCC filing.

(b) Title Information.

(i) Notwithstanding anything set forth herein or in the other Loan Documents to the contrary, within one hundred twenty (120) days of the Closing Date, the Loan Parties shall deliver title reports and information on the Proved Reserves that comprise at least seventy-five percent 75% of the total present value of all the Proved Reserves included in the Borrowing Base Properties. All such title reports and information shall be in form and substance that is customary and usual for such Proved Reserves and shall be in form and substance reasonably satisfactory to the Administrative Agent (the “Required Title Information”). Additionally, on or before the delivery to the Administrative Agent and the Lenders of each Reserve Report delivered after the Closing Date, the Borrower will deliver the Required Title Information covering enough of the Proved Reserves included in the Borrowing Base Properties evaluated by such Reserve Report that were not included in the immediately preceding Reserve Report, so that the Administrative Agent shall have received together with the Required Title Information previously delivered to the Administrative Agent, the Required Title Information on at least 75% of the total present value of the Proved Reserves included in the Borrowing Base Properties evaluated by such Reserve Report;

(ii) At any time that the Borrower has provided the Required Title Information for Proved Gas Collateral under Section 8.1.17(b)(i), the Borrower shall, within sixty (60) days of notice from the Administrative Agent that title defects or exceptions exist with respect to such Proved Gas Collateral, either (A) cure to the reasonable satisfaction of the Administrative Agent any such title defects or exceptions (including defects or exceptions as to priority) which are not Permitted Mortgage Liens raised by such information, (B) substitute acceptable Proved Reserves with no title defects or exceptions except for Permitted Mortgage Liens, or (C) deliver additional Required Title Information so that the Administrative Agent shall have received, together with the Required Title Information previously delivered to the Administrative Agent, the Required Title Information on at least 75% of the present value of the Proved Reserves evaluated by the then current Reserve Report;

(iii) If the Borrower is unable to cure any title defect requested by the Administrative Agent or the Lenders to be cured within the sixty (60) day period or the Borrower does not comply with the requirements to provide the Required Title Information covering 75% of the value of the Proved Reserves included in the Borrowing Base Properties, such default shall not be an Event of Default, but instead the Syndication Agent and/or the Required Borrowing Base Lenders shall have the right to exercise the following remedy in their sole discretion from time to time, and any failure to so exercise this remedy at any time shall not be a waiver as to future exercise of the remedy by the Syndication Agent or the Required Borrowing Base Lenders. To the extent that the Syndication Agent or the Required Borrowing Base Lenders are not satisfied with title to any Proved Gas Collateral after the sixty (60) day period has elapsed, such unacceptable Proved Gas Collateral shall not count towards the 75% requirement, and the Administrative Agent may send a notice to the Borrower and the Lenders that the then outstanding Borrowing Base shall be reduced by an amount as determined by the Required Borrowing Base Lenders to cause the Borrower to be in compliance with the requirement to provide the Required Title Information on 75% of the present value of the Proved Reserves included in the Borrowing Base Properties. This new Borrowing Base shall become effective immediately after receipt of such notice.

8.1.18 CONSOL Guaranty.

Contemporaneously with any Loan Party providing a guaranty of CONSOL’s obligations under the CONSOL Credit Agreement or the CONSOL Energy Note Indentures (2010), the Borrower shall cause the CONSOL Loan Parties to guaranty the Obligations by executing a guaranty agreement substantially in the form of the Guaranty Agreement (with such changes as are appropriate to effect the provisions of this Section and Section 8.2.9 [Subsidiaries, Partnerships and Joint Ventures]). No CONSOL Loan Party shall be deemed a Loan Party by virtue of being a guarantor of the Obligations without expressly joining this Agreement.

8.1.19 Dominion Acquisition.

The Loan Parties shall use commercially reasonable efforts to diligently pursue the lifting of any Liens described in clause (xvi) of the definition of Permitted Liens so that the Permitted Liens described in clause (xvi) of the definition of Permitted Liens will not exceed $20,000,000 in the aggregate outstanding from time to time.

8.2 Negative Covenants.

The Loan Parties, jointly and severally, covenant and agree that until payment in full of the Loans, Reimbursement Obligations and Letter of Credit Borrowings and interest thereon, expiration or termination of all Letters of Credit, satisfaction of all of the Loan Parties’ other Obligations hereunder and termination of the Commitments, the Loan Parties shall comply with the following negative covenants:

8.2.1 Indebtedness.

Each of the Loan Parties shall not at any time create, incur, assume or suffer to exist any Indebtedness, except:

(a) Indebtedness under the Loan Documents;

(b) Existing Indebtedness as set forth on Schedule 8.2.1 (including any Refinancings thereof);

(c) Indebtedness secured by Liens permitted by clause (viii) of the definition of Permitted Liens not exceeding $75,000,000 in the aggregate (excluding for the purpose of this computation any loans or deferred payments secured by Liens described on Schedule 1.1(P)), and provided, further, that at the time of the incurrence of any such Indebtedness no Potential Default or Event of Default shall exist;

(d) Indebtedness of a Loan Party to another Loan Party which is subordinated in accordance with the provisions of Section 8.1.12 [Subordination of Intercompany Loans];

(e) Indebtedness incurred in connection with any Permitted Hedge Agreement;

(f) Indebtedness of not more than $20,000,000 secured by a Permitted Acquisition Lien:

(g) Indebtedness of the type reflected in clause (j) of the definition of Indebtedness arising out of or with respect to surety and performance bonds procured by the Loan Parties in the ordinary course of its business, or Indebtedness secured by Liens permitted by clauses (i), (ii), (iii), (iv), (xi) and (xiv) of the definition of Permitted Liens;

(h) Indebtedness incurred in connection with Guaranties permitted under Section 8.2.3 [Guaranties];

(i) In addition to the above, unsecured Indebtedness of up to $25,000,000 in the aggregate outstanding at any one time; and

(j) In-kind obligations relating to oil and gas balancing positions arising in the ordinary course of business.

8.2.2 Liens.

Each of the Loan Parties shall not at any time create, incur, assume or suffer to exist any Lien on any of its property or assets, tangible or intangible, now owned or hereafter acquired, or agree or become liable to do so, except Permitted Liens, subject to the proviso in Section 6.1.8(a).

8.2.3 Guaranties.

Each of the Loan Parties shall not at any time, directly or indirectly, become or be liable in respect of any Guaranty, or assume, guarantee, become surety for, endorse or otherwise agree, become or remain directly or contingently liable upon or with respect to any obligation or liability of any other Person, except:

(a) Guaranties made by the Loan Parties in connection with the CONSOL Energy Note Indenture (2002), the CONSOL Energy Note Indentures (2010) and the CONSOL Credit Agreement:

(b) any Guaranty by any Loan Party of any Indebtedness, liabilities or other obligations of any other Loan Party;

(c) any Guaranty by any Loan Party pursuant to the Guaranty Agreement;

(d) any existing Guaranty that is set forth on Schedule 8.2.3; and

(e) any Guaranty by any Loan Party, other than those specifically excepted pursuant to clauses (a) through (d) above, for outstanding obligations (whether contingent or otherwise) so long as the outstanding aggregate amount of such Guaranties, at such time, plus, without duplication, the amount of Investments set forth in Section 8.2.4(f) [Loans and Investments], does not exceed $150,000,000; provided that for the purposes of calculating the outstanding aggregate amount of such Guaranties and Investments, this aggregate amount shall be reduced by the aggregate amount of any quantifiable rebate, dividend, return, or other financial benefit received by such Loan Party with respect to such Guaranties and Investments for the period from the Closing Date through and including the date of determination.

8.2.4 Loans and Investments.

None of the Loan Parties shall at any time make or suffer to remain outstanding any Investment or become or remain liable for any Investments, except:

(a) trade credit extended on usual and customary terms in the ordinary course of business;

(b) (i) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business and (ii) loans or advances to employees made in the ordinary course of business, provided that such loans and advances to all such employees do not exceed an aggregate amount of $5,000,000 outstanding at any time;

(c) Permitted Investments;

(d) Investments in (i) other Loan Parties, (ii) Foreign Subsidiaries or other Joint Ventures relating to Gas Properties not located within the geographical boundaries of the United States and Canada, provided Investments pursuant to this clause (ii) shall not exceed $25,000,000 in the aggregate at any time. and (iii) subject to Section 8.2.9 [Subsidiaries, Partnerships and Joint Ventures], the purchase or acquisition of all of the equity interests (not already owned by a Loan Party) in another Person;

(e) in connection with the management of employee benefit trust funds of any Loan Party, investment of such employee benefit trust funds in Investments of a type generally and customarily used in the management of employee benefit trust funds;

(f) other than Investments consisting of Significant Gathering Systems and other than those Investments specifically described in clauses (a) through (e) above and (g) through (i) below, Investments made by the Loan Parties after the Closing Date (including, without limitation, Investments permitted by Section 8.2.16(d)) [Liquidations, Mergers, Consolidations] in all Persons (other than the Loan Parties) in the form of cash, non-cash assets, unpaid loans or advances from the Loan Parties, so long as the outstanding aggregate amount of such Investments, at such time, plus, without duplication, the amount of the Guaranties set forth in Section 8.2.3(f) [Guaranties] above does not exceed $150,000,000; provided that for purposes of calculating the outstanding aggregate amount of such Investments and Guaranties, such aggregate amount shall be reduced by the aggregate amount of any quantifiable rebate, dividend, return, or other financial benefit received by such Loan Party with respect to such Investments and Guaranties for the period from the Closing Date through and including the date of determination, and provided further, that after giving effect to any such Investment permitted under this clause (f) no Event of Default or Potential Default shall exist or shall result from any such Investment;

(g) Investments existing as of the Closing Date;

(h) stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to any Loan Party or in satisfaction of judgments; and

(i) any Guaranty permitted by clause (a) of Section 8.2.3.

8.2.5 Dividends and Related Distributions.

Each of the Loan Parties shall not make or pay, or agree to become or remain liable to make or pay, any dividend or other distribution of any nature (whether in cash, property, securities or otherwise) on account of or in respect of its shares of capital stock, partnership interests or limited liability company interests on account of the purchase, redemption, retirement or acquisition of its shares of capital stock (or warrants, options or rights therefor), partnership interests or limited liability company interests, except:

(a) dividends or other distributions payable to another Loan Party;

(b) dividends payable by the Borrower and common stock purchases or redemptions made by the Borrower, on common stock issued by the Borrower of up to an aggregate total amount of 50% of Consolidated Net Income determined as of the end of each fiscal quarter of the Borrower for the four fiscal quarters then ended, provided that at the time of any such dividend payment, common stock purchase or redemption and after giving effect thereto, (x) no Event of Default or Potential Default shall exist or shall result from such dividend payment or such common stock purchase or redemption, (y) the Leverage Ratio is 3.0 to 1.0 or less, and (z) the Revolving Facility Usage does not exceed 75% of the lesser of the Borrowing Base and the Revolving Credit Commitment; and

(c) stock purchases or redemptions in connection with the exercise by employees or members of the board of directors of any Loan Party of any equity securities issued pursuant to an employee or board of directors equity subscription agreement, equity option agreement or equity ownership arrangement or other compensation plan permitted to be issued hereunder.

8.2.6 Liquidations, Mergers, Consolidations.

Each of the Loan Parties shall not dissolve, liquidate or wind-up its affairs, or become a party to any merger or consolidation, provided that

(a) any Loan Party (other than the Borrower) may consolidate or merge into any other Loan Party and any Loan Party may consolidate or merge into Borrower, provided that Borrower is the surviving entity, and any Loan Party may consolidate or merge with another Person that is required to become a Loan Party so long as such Loan Party is the survivor of such consolidation or merger,

(b) any Loan Party that holds only de minimis assets and is not conducting any material business may dissolve,

(c) the Borrower may merge into a wholly-owned subsidiary of CONSOL created to effectuate CONSOL’s purchase of the remaining shares of the Borrower, so long as the Borrower is the surviving entity, and

(d) so long as no Event of Default or Potential Default exists or results from any such merger or consolidation, a Loan Party may participate in a merger or consolidation with any other Person whose assets and total liabilities do not exceed, in either case, $100,000,000, provided that a Loan Party shall be the continuing or surviving entity.

8.2.7 Dispositions of Assets (Other Than Proved Reserves) or Subsidiaries.

Other than with regard to Proved Reserves, each of the Loan Parties shall not sell, convey, assign, lease, abandon or otherwise transfer or dispose of, voluntarily or involuntarily, any of its properties or assets, tangible or intangible (including sale, assignment, discount or other disposition of accounts, contract rights, chattel paper, equipment or general intangibles with or without recourse or of capital stock, shares of beneficial interest, partnership interests or limited liability company interests of such Loan Party), except:

(a) transactions involving the sale of Hydrocarbons produced or sold in the ordinary course of business;

(b) any sale, transfer, lease, sublease or license of assets in the ordinary course of business which are no longer necessary or required in the conduct of such Loan Party’s business or the grant in the ordinary course of business of any non-exclusive easements, permits, licenses, rights of way, surface leases or other surface rights or interests;

(c) any sale, transfer, lease, sublease or license of assets by any Loan Party to another Loan Party;

(d) [Reserved];

(e) other than with respect to assets consisting of Significant Gathering Systems, any sale, transfer, lease, sublease or license of assets, so long as (i) within two hundred and seventy (270) days following any such sale, transfer, lease, sublease or license of the assets that were the subject thereof, such assets are replaced by or subject to contractual obligations for the replacement by, substitute, replacement or other assets of the type used in any Loan Party’s business and (ii) all such substitute assets are subject to the Collateral Trustee’s Prior Security Interest for the benefit of the Secured Parties to the extent such substitute assets are required to be part of the Collateral pursuant to this Agreement or the other Loan Documents; provided that the fair market value of all assets sold, transferred or leased under this clause in any given fiscal year shall not exceed $25,000,000 (for purposes of this Section, so long as an option or right of first refusal is in effect with respect to certain assets, it shall be treated as a disposition on the date that the option or right of first refusal is granted);

(f) any sale, transfer, lease, sublease or license of assets, other than those specifically excepted pursuant to clauses (a) through (e) above, which is approved by the Required Lenders;

(g) routine farm outs of Gas Properties not included in Proved Reserves; or

(h) any sale, transfer, lease, sublease or license of Unproved Reserves.

8.2.8 Affiliate Transactions; Change in Affiliate Contracts.

(a) Except for Guaranties permitted hereby, each of the Loan Parties shall not enter into or carry out any transaction with an Affiliate thereof other than another Loan Party (including purchasing property or services from or selling property or services to any Affiliate of any Loan Party or other Person) unless (i) such transaction is not otherwise prohibited by this Agreement, and (ii) such transaction either (A) would be entered into by a prudent Person in the position of such Loan Party or (B) is entered into upon fair and reasonable arm’s-length terms and conditions and is in accordance with all applicable Law; or

(b) Each of the Loan Parties shall not amend or modify, in any material and adverse respect, the Affiliate Contracts.

8.2.9 Subsidiaries, Partnerships and Joint Ventures.

Each of the Loan Parties shall not own or create directly or indirectly any Subsidiaries other than (i) Excluded Subsidiaries, (ii) any Subsidiary which has joined this Agreement as Guarantor on the Closing Date; and (iii) any Subsidiary (other than an Excluded Subsidiary) formed or acquired after the Closing Date which joins this Agreement within 20 Business Days after the date of acquisition or formation thereof as a Guarantor by delivering to the Administrative Agent and Collateral Trustee, as applicable, (A) a signed Guarantor Joinder, (B) documents in the forms described in Section 7.1 [First Loans and Letters of Credit], modified as appropriate, and (C) documents necessary to grant and perfect Prior Security Interests to the Collateral Trustee for the benefit of the Secured Parties in the Collateral held by such Subsidiary. Except in connection with an Investment permitted by Section 8.2.4 [Loans and Investments], none of the Loan Parties shall become or agree to (1) become a general partner in any general or limited partnership, except that the Loan Parties may be general partners in other Loan Parties or (2) hold an equity interest in any Joint Venture.

8.2.10 Continuation of or Change in Business.

None of the Loan Parties shall engage in any business other than the business of the Loan Parties and their Subsidiaries, substantially as conducted and operated by the Loan Parties and their Subsidiaries, taken as a whole, as of the Closing Date or business that supports or is complimentary to such business, and the Loan Parties shall not permit any material change in the nature of such business.

8.2.11 Intentionally Omitted.

8.2.12 Fiscal Year.

The Borrower shall not change its fiscal year from the twelve-month period beginning January 1 and ending December 31.

8.2.13 Issuance of Stock.

Each of the Loan Parties (other than the Borrower) shall not issue any additional shares of its capital stock or any options, warrants or other rights in respect thereof to any Person other than another Loan Party.

8.2.14 Changes in Organizational Documents.

Each of the Loan Parties shall not amend in any material respect its certificate of incorporation (including any provisions or resolutions relating to capital stock), by-laws, certificate of limited partnership, partnership agreement, certificate of formation, limited liability company agreement or other organizational documents without providing at least ten (10) calendar days’ prior written notice to the Administrative Agent and the Lenders and, in the event such change would be adverse to the Lenders as reasonably determined by the Administrative

Agent, obtaining the prior written consent of the Required Lenders, provided that no consent shall be required for the amendment or amendment and restatement of the Borrower’s organizational documents in connection with the Borrower becoming a wholly owned Subsidiary of CONSOL so long as, contemporaneously with such amendment or amendment and restatement, the Borrower provides copies of such amended or amended and restated organizational documents, together with a certificate of the Borrower certifying that such amendments or amendments and restatements are not adverse to the Lenders. For purposes of the foregoing, it shall be deemed material for, among other things, any amendment to affect the name of the entity, its state of formation, or its outstanding equity interests or the transferability thereof.

8.2.15 Hedging.

Borrower will not, and will not permit any Loan Party to, enter into any Hedge Agreement, other than Permitted Hedge Agreements entered into in the ordinary course of business to hedge or mitigate risks to which the Loan Parties are exposed in the conduct of their business or the management of their liabilities.

8.2.16 Sale of Proved Reserves; Pooling.

Each of the Loan Parties shall not sell, assign, transfer or convey any interest in any Gas Properties consisting of Proved Reserves and the Loan Parties will not voluntarily pool or unitize all or any part of their Gas Properties consisting of Proved Reserves, except, in each case, as follows:

(a) Extracted Hydrocarbons sold in the ordinary course of business;

(b) Forced pooling or other action whether initiated by or at the request of a Loan Party or another Person;

(c) Sales, assignments, transfers or conveyances and pooling and unitizing to or with another Loan Party;

(d) Operating agreements, unitization agreements and pooling arrangements with, or grants of non-exclusive easements, permits, licenses, rights of way, surface leases or other surface rights or interest to, other Persons in each case made or entered into in the ordinary course of the oil and gas business, excluding, however, any Investments, Indebtedness or Liens unless otherwise allowed by this Agreement; or

(e) Investments (within the limits of Section 8.2.4(f) [Loans and Investments]) or sales, assignments, transfers, conveyances or leases of Proved Reserves (whether directly or indirectly by means of the sale or investment of equity interests in a Loan Party or otherwise) other than those permitted in clauses (a) through (d) above, provided that, simultaneously with any such sale, assignment, transfer, conveyance or lease of Proved Reserves, if the aggregate value of all such sales, assignments, transfers, conveyances or leases of Proved Reserves since the last redetermination of the Borrowing Base exceeds five percent (5%) of the Borrowing Base then in effect, the Borrowing Base is adjusted by amounts agreed to at the time by the Required Borrowing Base Lenders; provided, after giving effect to any of the foregoing, the Collateral Trustee shall have the Lien required by Section 8.1.17 [Collateral] in the Proved Gas Collateral.

8.2.17 Maximum Leverage Ratio.

The Loan Parties shall not at any time permit the Leverage Ratio, calculated as of the end of each fiscal quarter, to be greater than 3.5 to 1.0.

8.2.18 Minimum Interest Coverage Ratio.

The Loan Parties shall not permit the Interest Coverage Ratio, calculated as of the end of each fiscal quarter, to be less than 3.0 to 1.0.

8.2.19 Inconsistent Agreements.

The Borrower shall not, and shall not permit any other Loan Party to, enter into any material agreement containing any provision that would be violated or breached by any borrowing by the Borrower under this Agreement or by the performance by any Loan Party of their respective Obligations under this Agreement or under any other Loan Document.

8.2.20 Restrictions on Upstream Dividends and Payments.

The Borrower shall not, and shall not permit any other Loan Party to, enter into any agreement containing any provisions that would prohibit, limit or otherwise restrict dividends or distributions payable by any Loan Party to any other Loan Party.

8.2.21 Certain Matters Regarding the Collateral Trust Agreement.

There shall be (i) no amendment, modification, supplement or restatement of nor any waiver or consent under the Collateral Trust Agreement (except as required as a condition to this Agreement), nor (ii) any change after the Closing Date in the Person that is the Collateral Trustee as of the Closing Date, unless in the case of any of the matters under the immediately preceding clause (i) and clause (ii) the Borrower shall have provided at least thirty (30) calendar days’ prior written notice thereof to the Administrative Agent and the Lenders and obtaining the written consent of the Administrative Agent and the Required Lenders.

8.3 Reporting Requirements.

The Loan Parties, jointly and severally, covenant and agree that until payment in full of the Loans, Reimbursement Obligations and Letter of Credit Borrowings and interest thereon, expiration or termination of all Letters of Credit, satisfaction of all of the Loan Parties’ other Obligations hereunder and under the other Loan Documents and termination of the Commitments, the Loan Parties will furnish or cause to be furnished to the Administrative Agent and each of the Lenders:

8.3.1 Quarterly Financial Statements.

As soon as available and in any event within forty-five (45) calendar days after the end of each of the first three fiscal quarters in each fiscal year (or such earlier or later date, from time to time established by the SEC in accordance with the Securities Exchange Act of 1934, as amended, applicable to the Borrower), (i) financial statements of the Borrower, consisting of a consolidated balance sheet as of the end of such fiscal quarter and related consolidated statements of income, stockholders’ equity and cash flows for the fiscal quarter then ended and the fiscal year through that date, or (ii) in lieu of the foregoing, at any time after the Borrower is a wholly-owned Subsidiary of CONSOL, financial statements of CONSOL, containing the consolidated balance sheet of the Borrower and its Subsidiaries, as of such fiscal quarter, and related consolidated statements of income and condensed cash flows for the fiscal quarter then ended and fiscal year through that date (all set forth in footnote “Guarantor Subsidiaries Financial Information,” and provided that the Borrower and its Subsidiaries are presented in a separate column), in either case, all in reasonable detail and certified (subject to normal year-end audit adjustments) by the Authorized Financial Officer of the Borrower as having been prepared in accordance with GAAP, consistently applied, and setting forth in comparative form the respective financial statements for the corresponding date and period in the previous fiscal year.

8.3.2 Annual Financial Statements.

As soon as available and in any event within ninety (90) days after the end of each fiscal year of the Borrower (or such earlier or later date, from time to time established by the SEC in accordance with the Securities Exchange Act of 1934, as amended, applicable to the Borrower), (i) financial statements of the Borrower consisting of a consolidated balance sheet as of the end of such fiscal year, and related consolidated statements of income, stockholders’ equity and cash flows for the fiscal year then ended, or (ii) in lieu of the foregoing, at any time after the Borrower is a wholly-owned Subsidiary of CONSOL, financial statements of CONSOL, containing the consolidated balance sheet of the Borrower and its Subsidiaries, as of the end of such year, and related consolidated statements of income and condensed cash flows for the fiscal year then ended (all set forth in footnote “Guarantor Subsidiaries Financial Information,” and provided that the Borrower and its Subsidiaries are presented in a separate column), in either case, all in reasonable detail and setting forth in comparative form the financial statements as of the end of and for the preceding fiscal year, and certified by independent certified public accountants of nationally recognized standing reasonably satisfactory to the Administrative Agent. The certificate or report of accountants shall be free of qualifications (other than any consistency qualification that may result from a change in the method used to prepare the financial statements as to which such accountants concur) and shall not indicate the occurrence or existence of any event, condition or contingency which would materially impair the prospect of payment or performance of any covenant, agreement or duty of any Loan Party under any of the Loan Documents.

8.3.3 SEC Web Site.

Reports required to be delivered pursuant to Section 8.3.1 [Quarterly Financial Statements], Section 8.3.2 [Annual Financial Statements] and Section 8.3.8 [Budgets, Forecasts,

Other Reports and Information] shall be deemed to have been delivered on the date on which such report is posted on the SEC’s website at www.sec.gov, and such posting shall be deemed to satisfy the reporting requirements of Sections 8.3.1, 8.3.2 and 8.3.8.

8.3.4 Certificate of the Borrower.

On or prior to the date that the financial statements of the Borrower furnished to the Administrative Agent and to the Lenders pursuant to Section 8.3.1 [Quarterly Financial Statements] and Section 8.3.2 [Annual Financial Statements] are required to be furnished, a certificate (each a “Compliance Certificate”) of the Borrower signed by the Authorized Financial Officer, in the form of Exhibit 8.3.4, to the effect that, except as described pursuant to Section 8.3.5 [Notice of Default], (i) the representations and warranties of the Borrower contained in Section 6 [Representations and Warranties] and in the other Loan Documents are true on and as of the date of such certificate with the same effect as though such representations and warranties had been made on and as of such date (except representations and warranties which expressly relate solely to an earlier date or time), (ii) no Event of Default or Potential Default exists and is continuing on the date of such certificate, (iii) containing calculations in sufficient detail to demonstrate compliance as of the date of such financial statements with all financial covenants contained in Section 8.2.17 [Maximum Leverage Ratio] and Section 8.2.18 [Minimum Interest Coverage Ratio] and (iv) describing the Hedge Agreements in place to which any Loan Party is a party and confirming that all such Hedge Agreements are Permitted Hedge Agreements.

8.3.5 Notice of Default.

Promptly after any Responsible Officer of the Borrower has learned of the occurrence of an Event of Default or Potential Default, a certificate signed by a Responsible Officer of the Borrower setting forth the details of such Event of Default or Potential Default and the action that such Loan Party proposes to take with respect thereto.

8.3.6 Notice of Litigation.

Promptly after any Responsible Officer of the Borrower has learned of the commencement thereof, notice of all actions, suits, proceedings or investigations before or by any Official Body or any other Person against any Loan Party (that would reasonably be expected to result in a liability against such Loan Party) relating to the Collateral involving a claim or series of claims in excess of the Threshold Amount or which if adversely determined would constitute a Material Adverse Change.

8.3.7 Certain Events.

Written notice to the Administrative Agent:

(a) notice of an acquisition subject to a Permitted Acquisition Lien no less than five (5) days prior to such acquisition,

(b) promptly after any Responsible Officer of the Borrower has learned of any event which could reasonably be expected to have a Material Adverse Change,

(c) within the time limits set forth in Section 8.2.14 [Changes in Organizational Documents], any material amendment to the organizational documents of any Loan Party (for purposes of the foregoing, it shall be deemed material for, among other things, any amendment to affect the name of the entity, its state of formation, or its outstanding equity interests or the transferability thereof) and also within such time limits the other notices required by such Section, and

(d) promptly after any Loan Party incurs obligations or liabilities that are due and payable arising in connection with or as a result of the early or premature termination of Hedge Agreements (whether or not occurring as a result of a default thereunder), which would exceed the Threshold Amount in the aggregate.

8.3.8 Budgets, Forecasts, Other Reports and Information.

(a) Any reports, notices or proxy statements generally distributed by the Borrower to its stockholders on a date no later than the date supplied to such stockholders,

(b) Regular or periodic reports, including Forms 10-K, 10-Q and 8-K, registration statements and prospectuses, filed by any Loan Party with the Securities and Exchange Commission, provided that the foregoing reports shall be deemed to have been delivered on the date on which such report is posted on the SEC’s web site at www.sec.gov, and such posting shall be deemed to satisfy this reporting requirement,

(c) Promptly upon their becoming available to the Borrower, a copy of any material order in any material proceeding to which any Loan Party is a party issued by any Official Body; and

(d) Promptly upon request, such other reports and information as any of the Lenders may from time to time reasonably request, including, without limitation, annual budgets and five year projections of the Borrower. The Borrower shall also notify the Lenders promptly of the enactment or adoption of any Law that would reasonably be expected to result in a Material Adverse Change.

8.3.9 ERISA Event.

Within five (5) Business Days after any Responsible Officer of the Borrower has knowledge thereof, upon the occurrence of any ERISA Event.

8.3.10 Reserve Reports.

(a) Independent Engineer. As soon as available and in any event within ninety (90) days after December 31 of each year, the Borrower shall have delivered to the Administrative Agent a Reserve Report in form and substance meeting the requirements of the SEC for financial reporting purposes, certified by the Independent Engineer (the “December 31 Reserve Report”), setting forth such Independent Engineers’ estimates of the Proved Reserves on the Borrowing Base Properties and the future gross revenue and future net income to be derived from such Proved Reserves as of the date of the December 31 Reserve Report for each year. The December 31 Reserve Report shall estimate the Proved Reserves and income data for the Proved Developed Producing Reserves, the Proved Developed Non-Producing Reserves and the Proved Undeveloped Reserves, and shall, in each case, report only the Proved Reserves and income data attributable to each Loan Party’s working interest percentage in or each Loan Party’s pro rata share of, as the case may be, any Proved Reserves located on the Borrowing Base Properties, less each Loan Party’s obligations or pro rata share of such obligations, as the case may be, for advance payments for each such property. All calculations in the December 31 Reserve Report shall be made on a property-by-property and an interest-by-interest basis in order to reflect the varying royalties, costs and expenses, working interests and advance payments applicable to the various Borrowing Base Properties covered by the December 31 Reserve Report. Except as otherwise specifically required herein, the December 31 Reserve Report shall be prepared and presented in accordance with the requirements of the SEC from time to time in effect.

(b) Internal Engineer. As soon as available and in any event within ninety (90) days after June 30 of each year, the Borrower shall have delivered to the Administrative Agent an engineering report in form and substance meeting the requirements of the SEC for financial reporting purposes, certified by an internal engineer (the “June 30 Reserve Report”), setting forth such engineers’ estimates of the Proved Reserves on the Borrowing Base Properties and the future gross revenue and future net income to be derived from such Proved Reserves as of the date of the June 30 Reserve Report for each year. The June 30 Reserve Report shall estimate the Proved Reserves and income data for the Proved Developed Producing Reserves, the Proved Developed Non-Producing Reserves and the Proved Undeveloped Reserves, and shall, in each case, report only the Proved Reserves and income data attributable to each Loan Party’s working interest percentage in or each Loan Party’s pro rata share of, as the case may be, any Proved Reserves located on the Borrowing Base Properties, less each Loan Party’s obligations or pro rata share of such obligations, as the case may be, for advance payments for each such property. All calculations in the June 30 Reserve Report shall be made on a property-by-property and an interest-by-interest basis in order to reflect the varying royalties, costs and expenses, working interests and advance payments applicable to the various Borrowing Base Properties covered by the June 30 Reserve Report. Except as otherwise specifically required herein, the June 30 Reserve Report shall be prepared and presented in accordance with the requirements of the SEC from time to time in effect.

(c) Borrower’s Certificate as to Proved Reserves and Proved Gas Collateral. With the delivery of each Reserve Report (other than the Reserve Report delivered on or prior to the Closing Date, in which case, within 120 days after the Closing Date), the Borrower shall provide to the Administrative Agent and the Lenders a certificate from a Responsible Officer certifying that a Loan Party owns good and defensible title (i) to the Proved Reserves evaluated by such Reserve Report free and clear of all Liens except Permitted Liens and subject to the proviso in Section 6.1.8(a) [Title to Properties], and (ii) to the Proved Gas Collateral evaluated by such Reserve Report free and clear of all Liens except Permitted Mortgage Liens and subject to the proviso in Section 6.1.8(a) [Title to Properties] and attaching thereto a schedule of the Proved Reserves (and identifying all wells thereon) evaluated by such Reserve Report that are part of the Proved Gas Collateral, demonstrating the percentage of the Borrowing Base Properties that the value of such Proved Gas Collateral represents, identifying the title reports and information then or previously delivered to the Administrative Agent with respect to the Proved Gas Collateral and verifying that title reports and information have been then or previously provided for 75% of the total present value of the Proved Reserves included in the Borrowing Base Properties.

9. DEFAULT

9.1 Events of Default.

An Event of Default shall mean the occurrence or existence of any one or more of the following events or conditions (whatever the reason therefor and whether voluntary, involuntary or effected by operation of Law):

9.1.1 Payments Under Loan Documents.

(a) The Borrower shall fail to make any scheduled payment of principal on any Loan when due or payment on any Letter of Credit Borrowing within one (1) Business Day after such amount becomes due;

(b) The Borrower shall fail to pay any interest on any Loan or any Letter of Credit Borrowing within three (3) days after such interest becomes due in accordance with the terms hereof; or

(c) The Borrower shall fail to pay any other amount owing hereunder (specifically excluding principal, Letter of Credit Borrowings and interest, which are addressed in subparagraphs (a) and (b) above) or under the other Loan Documents within the time period specified herein or therein and, if no time period is specified, then within three (3) days after a demand or notice has been provided to the Borrower requesting payment of such amount.

9.1.2 Breach of Warranty.

Any representation or warranty made at any time by any of the Loan Parties herein or by any of the Loan Parties in any other Loan Document, or in any certificate, other instrument or statement furnished pursuant to the provisions hereof or thereof, shall prove to have been false or incorrect in any material respect as of the time it was made or furnished;

9.1.3 Breach of Negative Covenants, CONSOL Guaranty or Visitation Rights.

Any of the Loan Parties shall default in the observance or performance of any covenant contained in Section 8.1.6 [Visitation Rights], Section 8.1.18 [CONSOL Guaranty]or Section 8.2 [Negative Covenants];

9.1.4 Breach of Other Covenants.

Any of the Loan Parties shall default in the observance or performance of any other covenant, condition or provision hereof or of any other Loan Document and such default shall continue unremedied for a period of thirty (30) Business Days after any Responsible Officer of any Loan Party becomes aware of the occurrence thereof (such grace period to be applicable only in the event such default can be remedied by corrective action of the Loan Parties as determined by the Administrative Agent in its sole discretion);

9.1.5 Defaults in Other Agreements or Indebtedness.

A default or event of default shall occur at any time under the terms of any other agreement involving borrowed money or the extension of credit or any other Indebtedness under which any Loan Party may be obligated as a borrower or guarantor in excess of the Threshold Amount in the aggregate, and such breach, default or event of default consists of the failure to pay (beyond any period of grace permitted with respect thereto, whether waived or not) any Indebtedness when due (whether at stated maturity, by acceleration or otherwise) or if such breach or default permits or causes the acceleration of any Indebtedness (whether or not such right shall have been waived) or the termination of any commitment to lend;

9.1.6 Final Judgments or Orders.

Any final judgments or orders not covered by insurance for the payment of money in excess of the Threshold Amount in the aggregate shall be entered against any Loan Party by a court having jurisdiction in the premises, which judgment is not discharged, vacated, bonded or stayed pending appeal within a period of sixty (60) days from the date of entry;

9.1.7 Loan Document Unenforceable; Collateral Trust Agreement.

Except to the extent that such event occurs pursuant to the provisions of this Agreement or any other Loan Document, any of the Loan Documents to which any Loan Party is a party shall cease to be legal, valid, and binding agreements enforceable against any Loan Party executing the same or such Loan Party’s successors and assigns (as permitted under the Loan Documents) in accordance with the respective terms thereof or shall cease to be in full force and effect (except by operation of its terms) or shall be contested or challenged by any Loan Party or any agent thereof or cease to give or provide the respective Liens, security interests, rights, titles, interests, remedies, powers or privileges intended to be created thereby;

The Collateral Trust Agreement, at any time and for any reason (i) shall cease to be in full force and effect, (ii) is declared to be null and void or (iii) is the subject of a challenge to, or a dispute over, any aspect of such Collateral Trust Agreement and such challenge or dispute is determined by the Administrative Agent to be reasonably likely to adversely affect any Lien granted as security for the Obligations under each Mortgage, the Security Agreement, the Pledge Agreement and any other Loan Document;

9.1.8 [Reserved].

9.1.9 [Reserved].

9.1.10 Inability to Pay Debts.

Any Loan Party becomes unable or admits in writing its inability or fails generally to pay its debts as they become due;

9.1.11 ERISA.

The occurrence of any of the following events that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Change: (i) an ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in an actual obligation to pay money of the Borrower under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC, or (ii) the Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan;

9.1.12 [Reserved].

9.1.13 Change of Control.

Any Change of Control shall occur;

9.1.14 Borrowing Base.

Any failure to eliminate any Borrowing Base deficiency in accordance with Section 5.11 [Borrowing Base Deficiency];

9.1.15 Involuntary Proceedings.

A proceeding shall have been instituted in a court having jurisdiction in the premises seeking a decree or order for relief in respect of any Loan Party in an involuntary case under any applicable bankruptcy, insolvency, reorganization or other similar law now or hereafter in effect, or for the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator, conservator (or similar official) of any Loan Party for any substantial part of its property, or for the winding-up or liquidation of its affairs, and such proceeding shall remain undismissed or unstayed and in effect for a period of sixty (60) consecutive days or such court shall enter a decree or order granting any of the relief sought in such proceeding; or

9.1.16 Voluntary Proceedings.

Any Loan Party shall commence a voluntary case under any applicable bankruptcy, insolvency, reorganization or other similar law now or hereafter in effect, shall consent to the entry of an order for relief in an involuntary case under any such law, or shall consent to the appointment or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator, conservator (or other similar official) of itself or for any substantial part of its property or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any action in furtherance of any of the foregoing.

9.2 Consequences of Event of Default.

9.2.1 Events of Default Other Than Bankruptcy, Insolvency or Reorganization Proceedings.

If an Event of Default specified under Sections 9.1.1 [Payments Under Loan Documents] through 9.1.14 [Borrowing Base] shall occur and be continuing, the Lenders and the Administrative Agent shall be under no further obligation to make Loans and the Issuing Lender shall be under no obligation to issue Letters of Credit and the Administrative Agent may, and upon the request of the Required Lenders, shall (i) by written notice to the Borrower, declare the unpaid principal amount of the Notes then outstanding and all interest accrued thereon, any unpaid fees and all other Obligations of the Borrower to the Lenders hereunder and thereunder to be forthwith due and payable, and the same shall thereupon become and be immediately due and payable to the Administrative Agent for the benefit of each Lender without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, and (ii) require the Borrower to, and the Borrower shall thereupon, deposit in a non-interest-bearing account with the Administrative Agent, as cash collateral for the Obligations (other than with respect to any obligations pursuant to Section 2.10.10 [Cash Collateral Prior to the Expiration Date], which obligations shall be secured by Cash Collateral pursuant to the requirements of such Section), an amount equal to the maximum amount currently or at any time thereafter available to be drawn on all outstanding Letters of Credit, and the Borrower hereby pledges to the Administrative Agent and the Lenders, and grants to the Administrative Agent and the Lenders a security interest in, all such cash as security for such Obligations. Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Lender for LC Disbursements for which it has not been reimbursed and, if the maturity of the Loans has been accelerated (with the consent of the Required Lenders), be applied to satisfy other outstanding Obligations. Upon the curing of all existing Events of Default to the satisfaction of the Required Lenders, the Administrative Agent shall return such cash collateral to the Borrower; and

9.2.2 Bankruptcy, Insolvency or Reorganization Proceedings.

If an Event of Default specified under Section 9.1.15 [Involuntary Proceedings] or Section 9.1.16 [Voluntary Proceedings] shall occur, the Lenders and PNC shall be under no further obligations to make Loans hereunder and the Issuing Lender shall be under no obligation to issue Letters of Credit and the unpaid principal amount of the Loans then outstanding and all interest accrued thereon, any unpaid fees and all other Indebtedness of the Borrower to the Lenders hereunder and thereunder shall be immediately due and payable, and the Borrower’s obligation to deposit cash collateral described in Section 9.2.1[Events of Default Other Than Bankruptcy, Insolvency or Reorganization Proceedings] shall become effective immediately without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived; and

9.2.3 Set-off.

If an Event of Default shall have occurred and be continuing, each Lender, the Issuing Lender, and each of their respective Affiliates and any Participant of such Lender or Affiliate which has agreed in writing to be bound by the provisions of Section 5.3 [Sharing of

Payments by Lenders] is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency, but not including funds held in custodian or trust accounts or funds not beneficially owned by the Borrower or such other Loan Party) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the Issuing Lender or any such Affiliate or Participant to or for the credit or the account of any Loan Party against any and all of the Obligations of such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender, the Issuing Lender, Affiliate or Participant, irrespective of whether or not such Lender, Issuing Lender, Affiliate or Participant shall have made any demand under this Agreement or any other Loan Document and although such Obligations of the Borrower or such Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender or the Issuing Lender different from the branch or office holding such deposit or obligated on such Indebtedness. The rights of each Lender, the Issuing Lender and their respective Affiliates and Participants under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the Issuing Lender or their respective Affiliates and Participants may have. Each Lender and the Issuing Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application; and

9.2.4 Suits, Actions, Proceedings. If an Event of Default shall occur and be continuing, and whether or not the Administrative Agent shall have accelerated the maturity of Loans pursuant to any of the foregoing provisions of this Section 9.2.4, the Administrative Agent or any Lender, if owed any amount with respect to the Loans, may proceed to protect and enforce its rights by suit in equity, action at law and/or other appropriate proceeding, whether for the specific performance of any covenant or agreement contained in this Agreement or the other Loan Documents, including as permitted by applicable Law the obtaining of the ex parte appointment of a receiver, and, if such amount shall have become due, by declaration or otherwise, proceed to enforce the payment thereof or any other legal or equitable right of the Administrative Agent or such Lender; and

9.2.5 Application of Proceeds.

From and after the date on which the Administrative Agent has taken any action pursuant to this Section 9.2 [Consequences of Event of Default] and until all Obligations of the Loan Parties have been paid in full, any and all proceeds received by the Administrative Agent from any sale or other disposition of the Collateral, or any part thereof, or the exercise of any other remedy by the Collateral Trustee or the Administrative Agent, shall be applied, subject to the provisions of the Collateral Trust Agreement, as follows:

(a) first, to reimburse the Administrative Agent and the Lenders for out-of-pocket costs, expenses and disbursements, including reasonable attorneys’ and paralegals’ fees and legal expenses, incurred by the Administrative Agent or the Lenders in connection with realizing on the Collateral or collection of any Obligations of any of the Loan Parties under any of the Loan Documents, including advances made by the Lenders or any one of them or the Administrative Agent for the reasonable maintenance, preservation, protection or enforcement of, or realization upon, the Collateral, including advances for taxes, insurance, repairs and the like and reasonable expenses incurred to sell or otherwise realize on, or prepare for sale or other realization on, any of the Collateral;

(b) second, to the repayment, on a pro rata basis, of all Obligations then due and unpaid of the Loan Parties to the Lenders or their Affiliates incurred under this Agreement or any of the other Loan Documents or agreements evidencing any Specified Hedge Agreement (after giving effect to all netting arrangements relating to such Specified Hedge Agreements) or Other Lender Provided Financial Service Product, whether of principal, interest, fees, expenses or otherwise and to provide cash collateral for the Letter of Credit Obligations, in an amount not to exceed the maximum amount currently or at any time thereafter available to be drawn on all outstanding Letters of Credit and the Borrower hereby pledges and grants to the Administrative Agent for the benefit of the Lenders a security interest in all such cash collateral as security for such Letter of Credit Obligations; and

(c) the balance, if any, as required by Law.

9.2.6 Collateral Trust Agreement.

Subject to sharing provisions set forth in the Collateral Trust Agreement, all Liens granted as security for the Obligations under each Mortgage, the Security Agreement, the Pledge Agreement and any other Loan Document shall secure ratably and on a pari passu basis the Obligations in favor of the Administrative Agent and the Lenders (including without limitation the Obligations incurred by any of the Loan Parties in favor of any Lender which provides a Specified Hedge Agreement and the Obligations incurred by any Loan Parties in favor of any Lender or Affiliate which provides any Other Lender Provided Financial Service Product (each, a “Specified Hedge or Other Financial Service Provider”). The Administrative Agent shall be deemed to serve as the collateral agent (the “Lender Group Collateral Agent”) for each Specified Hedge or Other Financial Service Provider, for itself as Administrative Agent and for the Lenders hereunder, provided that the Lender Group Collateral Agent shall comply with the instructions and directions of the Administrative Agent (or the Lenders under this Agreement to the extent that this Agreement or any other Loan Documents empowers the Lenders to direct the Administrative Agent), as to all matters relating to the Collateral, including the maintenance and disposition thereof. No Specified Hedge or Other Financial Service Provider (except in its capacity as a Lender hereunder) shall be entitled or have the power to direct or instruct the Lender Group Collateral Agent on any such matters or to control or direct in any manner the maintenance or disposition of the Collateral.

9.2.7 Other Rights and Remedies.

In addition to all of the rights and remedies contained in this Agreement or in any of the other Loan Documents (including each Mortgage), subject to the Collateral Trust Agreement, the Administrative Agent and the Collateral Trustee shall have all of the rights and remedies of a secured party under the Uniform Commercial Code or other applicable Law, all of which rights and remedies shall be cumulative and non-exclusive, to the extent, subject to the Collateral Trust Agreement, permitted by Law. The Administrative Agent and the Collateral Trustee may, and upon the request of the Required Lenders shall, exercise all post-default rights granted to the Administrative Agent and the Lenders under the Loan Documents or applicable Law.

9.3 Notice of Sale.

Any notice required to be given by the Collateral Trustee of a sale, lease, or other disposition of the Collateral or any other intended action by the Collateral Trustee, if given to the Borrower at least ten (10) days prior to such proposed action, shall constitute commercially reasonable and fair notice thereof to the Borrower.

10. THE ADMINISTRATIVE AGENT

10.1 Appointment and Authority.

Each of the Lenders and the Issuing Lender hereby irrevocably appoints PNC: (i) to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto and (ii) authorizes Bank of America, N.A., to act as Syndication Agent for each Lender under this Agreement. The provisions of this Section 10 [The Administrative Agent] are solely for the benefit of the Administrative Agent, the Syndication Agent, the Lenders and the Issuing Lender, and neither the Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions, except as set forth in Section 10.10 [Authorization to Release Collateral and Guarantors; Certain Other Actions].

10.2 Rights as a Lender.

The Person serving as the Administrative Agent and Syndication Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent or Syndication Agent, as applicable, and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent or Syndication Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent or Syndication Agent hereunder and without any duty to account therefor to the Lenders.

10.3 Exculpatory Provisions.

The Administrative Agent and Syndication Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent and the Syndication Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Potential Default or Event of Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent or Syndication Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Administrative Agent or Syndication Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose such Administrative Agent or Syndication Agent to liability or that is contrary to any Loan Document or applicable Law; and

(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or Syndication Agent any of their Affiliates in any capacity.

The Administrative Agent and Syndication Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent or Syndication Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 11.1 [Modifications, Amendments or Waivers] and 9.2 [Consequences of Event of Default]) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent and Syndication Agent shall be deemed not to have knowledge of any Potential Default or Event of Default unless and until notice describing such Potential Default or Event of Default is given to the Administrative Agent and/or Syndication Agent, as applicable, by the Borrower, a Lender or the Issuing Lender.

The Administrative Agent and Syndication Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Potential Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Section 7 [Conditions of Lending and Issuance of Letters of Credit] or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

10.4 Reliance by Administrative Agent.

The Administrative Agent and Syndication Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent and Syndication Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the Issuing Lender, the Administrative Agent and Syndication Agent may presume that such condition is satisfactory to such Lender or the Issuing Lender unless the Administrative Agent and/or Syndication Agent shall have received notice to the contrary from such Lender or the Issuing Lender prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent and Syndication Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

10.5 Delegation of Duties.

The Administrative Agent and Syndication Agent may perform any and all of their duties and exercise their rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent, Syndication Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Section 10.5 shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and Syndication Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent and Syndication Agent.

10.6 Resignation of Administrative Agent.

The Administrative Agent and/or Syndication Agent may at any time give notice of its resignation to the Lenders, the Issuing Lender and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with approval from the Borrower (so long as no Event of Default has occurred and is continuing), to appoint a successor, such approval not to be unreasonably withheld or delayed. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent and/or Syndication Agent gives notice of its resignation, then the retiring Administrative Agent and/or Syndication Agent may on behalf of the Lenders and the Issuing Lender, appoint a successor Administrative Agent and/or Syndication Agent meeting the qualifications set forth above; provided that if the Administrative Agent and/or Syndication Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (i) the retiring Administrative Agent and/or Syndication Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the Issuing Lender under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (ii) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the Issuing Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section 10.6. Upon the acceptance of a successor’s appointment as Administrative Agent and/or Syndication

Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent and/or Syndication Agent, and the retiring Administrative Agent and/or Syndication Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s and/or Syndication Agent resignation hereunder and under the other Loan Documents, the provisions of this Section 10.6 and Section 11.3 [Expenses; Indemnity; Damage Waiver] shall continue in effect for the benefit of such retiring Administrative Agent and/or Syndication Agent, their sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent and/or Syndication Agent was acting as Administrative Agent and/or Syndication Agent, as applicable.

If PNC resigns as Administrative Agent under this Section 10.6, PNC shall also resign as an Issuing Lender; provided that if there are any Letters of Credit outstanding with PNC as the Issuing Lender at the time of PNC’s resignation as the Administrative Agent, notwithstanding any provision to the contrary in the foregoing paragraph, PNC’s resignation as the Issuing Lender shall not be effective until a successor Administrative Agent has been appointed and the provisions of clause (ii) in the following sentence have been satisfied. Upon the appointment of a successor Administrative Agent hereunder, such successor shall (i) succeed to all of the rights, powers, privileges and duties of PNC as the retiring Issuing Lender and Administrative Agent and PNC shall be discharged from all of its respective duties and obligations as Issuing Lender and Administrative Agent under the Loan Documents, and (ii) issue letters of credit in substitution for the Letters of Credit issued by PNC, if any, outstanding at the time of such succession or make other arrangement satisfactory to PNC to effectively assume the obligations of PNC with respect to such Letters of Credit.

10.7 Non-Reliance on Administrative Agent and Other Lenders.

Each Lender and the Issuing Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or Syndication Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and the Issuing Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

10.8 No Other Duties, etc.

Anything herein to the contrary notwithstanding, none of the Lenders listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, Syndication Agent, a Lender or the Issuing Lender hereunder.

10.9 Administrative Agent’s Fee.

The Borrower shall pay to the Administrative Agent a nonrefundable fee (the “Administrative Agent’s Fee”) under the terms of a letter (the “Administrative Agent’s Letter”) between the Borrower and Administrative Agent, as amended from time to time.

10.10 Authorization to Release Collateral and Guarantors; Certain Other Actions.

It is expressly agreed by each Lender and the Issuing Lender, that (i) upon the written request of the Borrower (accompanied by such certificates and other documentation as the Administrative Agent may reasonably request) the Administrative Agent on behalf of the Lenders and without any consent or action by any Lender, shall, so long as no Event of Default exists after giving effect thereto, release, subordinate, enter into non-disturbance agreements or consent to the release by the Collateral Trustee of or with respect to, (x) any Collateral or any Guarantor from a Guaranty Agreement or any other Loan Document, in either case, in connection with any sale, transfer, lease, disposition, merger or other transaction permitted or not prohibited by this Agreement, such release to include releases from the Guaranty Agreement or any other Loan Document of any Loan Party that becomes an Excluded Subsidiary or ceases to be a Subsidiary pursuant to any sale, transfer, lease, disposition, merger or other transaction permitted by this Agreement and a release of all the assets of such Loan Party that becomes an Excluded Subsidiary or ceases to be a Subsidiary, (y) any assets no longer required to be Collateral pursuant to the terms hereof or of any other Loan Document or (z) any easements, permits, licenses, rights of way, surface leases or other surface rights or interests permitted to be granted hereunder and (ii) notwithstanding Section 11.1 [Modifications, Amendments or Waivers] or any other provision in any Loan Document to the contrary, the Administrative Agent may, on behalf of the Lenders and without any consent or action by any Lender, amend, modify, supplement, restate, terminate or release in whole or in part any of the Loan Documents from time to time or consent to such action by the Collateral Trustee to (a) cure any ambiguity, omission, defect or inconsistency, (b) comply with any provision hereunder or under any other Loan Document, (c) add Guarantors of the Obligations; (d) add property or other assets as Collateral, (e) add covenants of the Borrower or the other Loan Parties for the benefit of the Lenders or to surrender any right or power herein conferred upon the Borrower or any of the other Loan Parties, (f) approve of any correction or update to any Schedule hereto or to any other Loan Document to the extent such Schedule is being corrected in any manner that is not material or is being updated to reflect the consummation of any transaction or exercise of any rights of the Loan Parties permitted hereunder for which no consent is required or for which the required consent has been received, (g) make any change that does not adversely affect the rights of any Lender, (h) release from perfection any Lien created by any Loan Document that is no longer required by the terms hereof or such Loan Document to be perfected, or (i) share Collateral on a pro rata basis with any counterparty to a Specified Hedge Agreement described in clause (iii) of the definition of Specified Hedge Agreement.

10.11 No Reliance on Administrative Agent’s Customer Identification Program.

Each Lender acknowledges and agrees that neither such Lender, nor any of its Affiliates, participants or assignees, may rely on the Administrative Agent to carry out such Lender’s, Affiliate’s, participant’s or assignee’s customer identification program, or other obligations required or imposed under or pursuant to the USA Patriot Act or the regulations thereunder, including the regulations contained in 31 CFR 103.121 (as hereafter amended or replaced, the “CIP Regulations”), or any other Anti-Terrorism Law, including any programs involving any of the following items relating to or in connection with any of the Loan Parties, their Affiliates or their agents, the Loan Documents or the transactions hereunder or contemplated hereby: (i) any identity verification procedures, (ii) any recordkeeping, (iii) comparisons with government lists, (iv) customer notices or (v) other procedures required under the CIP Regulations or such other Laws.

10.12 Certain Matters Regarding the Collateral Trust Agreement.

(a) Each Lender agrees that the Loan Parties shall be permitted to obtain releases of Liens on the Collateral directly from the Collateral Trustee to the extent that the Loan Parties are selling, transferring, leasing, disposing of, merging, or investing assets (including entities) or otherwise entering into a transaction permitted or not prohibited by this Agreement; provided that during the existence of a Potential Default or Event of Default, all releases shall be with the authorization of the Administrative Agent. Each Lender, by its execution and delivery of this Agreement, hereby authorizes the Administrative Agent to take all actions under or in connection with the Collateral Trust Agreement required to be taken by the Administrative Agent on behalf of such Lender under the Collateral Trust Agreement.

(b) Each Loan Party, by its execution and delivery of this Agreement, hereby authorizes the Administrative Agent to contact any of the Secured Parties to obtain the Payment Information (as defined in the Collateral Trust Agreement), pursuant to a request of the Collateral Trustee.

11. MISCELLANEOUS

11.1 Modifications, Amendments or Waivers.

With the written consent of the Required Lenders, the Administrative Agent, acting on behalf of all the Lenders, and the Borrower, on behalf of the Loan Parties, may from time to time enter into written agreements amending or changing any provision of this Agreement or any other Loan Document or the rights of the Lenders or the Loan Parties hereunder or thereunder, or may grant written waivers or consents hereunder or thereunder, provided, that no consent of any Lender is required for releases, corrections, amendments, updates or other transactions or actions authorized by Section 10.10 [Authorization to Release Collateral and Guarantors; Certain Other Actions]. Any such agreement, waiver or consent made with such written consent shall be effective to bind all the Lenders and the Loan Parties; provided, that no such agreement, waiver or consent may be made which will:

11.1.1 Increase of Commitment.

Increase the amount of the Revolving Credit Commitment of any Lender hereunder without the consent of such Lender;

11.1.2 Extension of Payment; Reduction of Principal Interest or Fees; Modification of Terms of Payment.

Whether or not any Loans are outstanding, extend the Expiration Date or the time for payment of principal or interest of any Loan, the Commitment Fee or any other fee payable to any Lender, or reduce the principal amount of or the rate of interest borne by any Loan or reduce the Commitment Fee or any other fee payable to any Lender, without the consent of each Lender directly affected thereby;

11.1.3 Release of Collateral or Guarantor.

Except as otherwise provided in this Agreement, release all or substantially all of the Collateral or any Guarantor from its Obligations under the Guaranty Agreement without the consent of all Lenders (other than Defaulting Lenders); and provided that in the event that the Borrower provides the Issuing Lender with Cash Collateral to secure any Letters of Credit with an expiry date beyond the Expiration Date pursuant to Section 2.10.10 [Cash Collateral Prior to the Expiration Date] the Issuing Lender is permitted to release such Cash Collateral without the consent of any Lender once such Letter of Credit has terminated, expired or has otherwise been returned to the Issuing Lender undrawn; or

11.1.4 Borrowing Base.

(a) Increase the Borrowing Base, without the consent of the Required Increasing Borrowing Base Lenders; or

(b) Reaffirm or decrease the Borrowing Base, without the consent of the Required Borrowing Base Lenders;

11.1.5 Miscellaneous.

Amend Section 5.2 [Pro Rata Treatment of Lenders], Section 10.3 [Exculpatory Provisions, Etc.] or Section 5.3 [Sharing of Payments by Lenders] or this Section 11.1, alter any provision regarding the pro rata treatment of the Lenders or requiring all Lenders to authorize the taking of any action or reduce any percentage specified in the definition of Required Lenders, or Required Borrowing Base Lenders or Required Increasing Borrowing Base Lenders, in each case without the consent of all of the Lenders;

provided that no agreement, waiver or consent which would modify the interests, rights or obligations of the Administrative Agent or the Issuing Lender may be made without the written consent of such Administrative Agent or Issuing Lender, as applicable, and provided, further that, if in connection with any proposed waiver, amendment or modification referred to in Sections 11.1.1 through 11.1.4 above, the consent of the Required Lenders is obtained but the consent of one or more of such other Lenders whose consent is required is not obtained (each a “Non-Consenting Lender”), then the Borrower shall have the right to replace any such Non-Consenting Lender with one or more replacement Lenders pursuant to Section 5.6.2 [Replacement of a Lender].

11.2 No Implied Waivers; Cumulative Remedies.

No course of dealing and no delay or failure of the Administrative Agent or any Lender in exercising any right, power, remedy or privilege under this Agreement or any other Loan Document shall affect any other or future exercise thereof or operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any further exercise thereof or of any other right, power, remedy or privilege. The rights and remedies of the Administrative Agent and the Lenders under this Agreement and any other Loan Documents are cumulative and not exclusive of any rights or remedies which they would otherwise have.

11.3 Expenses; Indemnity; Damage Waiver.

11.3.1 Costs and Expenses.

The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent, the Syndication Agent and their respective Affiliates (including the reasonable fees, charges and disbursements of outside counsel for the Administrative Agent and the Syndication Agent), and shall pay all reasonable fees in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the Issuing Lender in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, (iii) all reasonable out-of-pocket expenses incurred by the Administrative Agent, the Syndication Agent, any Lender or the Issuing Lender (including the reasonable fees, charges and disbursements of any counsel for the Administrative Agent, any Lender or the Issuing Lender), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such reasonable out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit, and (iv) all reasonable out-of-pocket expenses of the Administrative Agent’s and the Syndication Agent’s regular employees and agents engaged periodically to perform audits of the Loan Parties’ books, records and business properties.

11.3.2 Indemnification by the Borrower.

The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), the Syndication Agent, each Lender and the Issuing Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and reasonable out-of-pocket related expenses (including the fees, charges and disbursements of any outside counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance or nonperformance by the Loan Parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the Issuing Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) breach of representations, warranties or covenants of the Borrower under the Loan Documents, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, including any such items or losses relating to or arising under Environmental Laws or pertaining to environmental matters, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that the Borrower shall not be liable for any portion of any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements with respect to an Indemnitee (A) if the same results from such Indemnitee’s gross negligence or willful misconduct, or (B) if the Borrower was not given notice of the subject claim and the opportunity to participate in the defense thereof, at its expense (except that the Borrower shall remain liable to the extent such failure to give notice does not result in a loss to the Borrower), or (C) if the same results from a compromise or settlement agreement entered into without notice to or the consent of the Borrower, which consent shall not be unreasonably withheld. The Indemnitees will attempt to minimize the fees and expenses of legal counsel for the Indemnitees which are subject to reimbursement by the Borrower hereunder by considering the usage of one law firm to represent the Indemnitees if appropriate under the circumstances.

11.3.3 Reimbursement by Lenders.

To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under Section 11.3.1 [Costs and Expenses] or Section 11.3.2 [Indemnification by the Borrower] to be paid by it to the Administrative Agent (or any sub-agent thereof), the Syndication Agent, the Issuing Lender or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the Issuing Lender or such Related Party, as the case may be, such Lender’s Ratable Share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), the Syndication Agent or the Issuing Lender in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent), the Syndication Agent or Issuing Lender in connection with such capacity.

11.3.4 Waiver of Consequential Damages, Etc.

To the fullest extent permitted by applicable Law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in Section 11.3.2 [Indemnification by Borrower] shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

11.3.5 Payments.

All amounts due under this Section shall be payable not later than ten (10) days after demand therefor.

11.4 Holidays.

Whenever payment of a Loan to be made or taken hereunder shall be due on a day which is not a Business Day such payment shall be due on the next Business Day (except as provided in Section 4.2 [Interest Periods]) and such extension of time shall be included in computing interest and fees, except that the Loans shall be due on the Business Day preceding the Expiration Date if the Expiration Date is not a Business Day. Whenever any payment or action to be made or taken hereunder (other than payment of the Loans) shall be stated to be due on a day which is not a Business Day, such payment or action shall be made or taken on the next following Business Day, and such extension of time shall not be included in computing interest or fees, if any, in connection with such payment or action.

11.5 Notices; Effectiveness; Electronic Communication.

11.5.1 Notices Generally.

Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in Section 11.5.2 [Electronic Communications]), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier to it at its address set forth on Schedule 1.1(B).

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices delivered through electronic communications to the extent provided in Section 11.5.2 [Electronic Communications], shall be effective as provided in such Section.

11.5.2 Electronic Communications.

Notices and other communications to the Syndication Agent, the Lenders and the Issuing Lender hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to the Syndication Agent, any Lender or the Issuing Lender if such Syndication Agent, Lender or the Issuing Lender, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication and the Administrative Agent shall have notified the

Borrower of the same. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

11.5.3 Change of Address, Etc.

Any party hereto may change its address, e-mail address or telecopier number for notices and other communications hereunder by notice to the other parties hereto.

11.6 Severability.

The provisions of this Agreement are intended to be severable. If any provision of this Agreement shall be held invalid or unenforceable in whole or in part in any jurisdiction, such provision shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without in any manner affecting the validity or enforceability thereof in any other jurisdiction or the remaining provisions hereof in any jurisdiction.

11.7 Duration; Survival.

All representations and warranties of the Loan Parties contained herein or made in connection herewith shall survive the execution and delivery of this Agreement, the completion of the transactions hereunder and Payment In Full. All covenants and agreements of the Borrower contained herein relating to the payment of principal, interest, premiums, additional compensation or expenses and indemnification, including those set forth in the Notes, Section 2.10.10 [Cash Collateral Prior to the Expiration Date], Section 5 [Payments] and Section 11.3 [Expenses; Indemnity; Damage Waiver], shall survive payment in full of all principal and interest under the Notes, the termination of the Commitments and the expiration or termination or cash collateralization of all Letters of Credit. All other covenants and agreements of the Loan Parties shall continue in full force and effect from and after the date hereof and until Payment In Full.

11.8 Successors and Assigns.

11.8.1 Successors and Assigns Generally.

The provisions of this Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of Section 11.8.2 [Assignments by Lenders], (ii) by way of participation in accordance with the provisions of Section 11.8.4 [Participations], or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 11.8.6 [Certain Pledges; Successors and Assigns Generally] (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 11.8.4 [Participations] and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

11.8.2 Assignments by Lenders.

Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(a) Minimum Amounts.

(i) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(ii) in any case not described in clause (a)(i) of this Section 11.8.2, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption Agreement with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption Agreement, as of the Trade Date) shall not be less than $5,000,000, in the case of any assignment in respect of the Revolving Credit Commitment of the assigning Lender, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).

(b) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned.

(c) Required Consents. No consent shall be required for any assignment except for the consent of the Administrative Agent (which shall not be unreasonably withheld or delayed) and:

(i) the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund, provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof; and

(ii) the consent of the Issuing Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding).

(d) Assignment and Assumption Agreement. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption Agreement, together with a processing and recordation fee of $3,500, and the assignee, if it is not a Lender, shall deliver to the Administrative Agent an administrative questionnaire provided by the Administrative Agent.

(e) No Assignment to Borrower. No such assignment shall be made to the Borrower or any of the Borrower’s Affiliates or Subsidiaries.

(f) No Assignment to Natural Persons. No such assignment shall be made to a natural person.

(g) No Assignment to Defaulting Lender. No such assignment shall be made to a Defaulting Lender.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 11.8.3 [Register], from and after the effective date specified in each Assignment and Assumption Agreement, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption Agreement, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption Agreement, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption Agreement covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Section 4.4 [LIBOR Rate Unascertainable; Illegality; Increased Costs; Deposits Not Available], Section 5.7 [Increased Costs], and Section 11.3 [Expenses, Indemnity; Damage Waiver] with respect to facts and circumstances occurring prior to the effective date of such assignment. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 11.8.2 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 11.8.4 [Participations].

11.8.3 Register.

The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain a record of the names and addresses of the Lenders, and the

Commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time. Such register shall be conclusive, and the Borrower, the Administrative Agent, the Syndication Agent and the Lenders may treat each Person whose name is in such register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. Such register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

11.8.4 Participations.

Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the Lenders, Issuing Lender shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver with respect to Section 11.1.1 [Increase of Commitment, Etc.], Section 11.1.2 [Extension of Payment, Etc.], or Section 11.1.3 [Release of Collateral or Guarantor] (to the extent such release of Collateral is of all or substantially all of the Collateral). Subject to Section 11.8.5 [Limitations upon Participant Rights Successors and Assigns Generally], the Borrower agrees that each Participant shall be entitled to the benefits of Section 4.4 [LIBOR Rate Unascertainable; Illegality; Increased Costs; Deposits Not Available] and Section 5.7 [Increased Costs] to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 11.8.2 [Assignments by Lenders]. To the extent permitted by Law, each Participant also shall be entitled to the benefits of Section 9.2.3 [Setoff] as though it were a Lender; provided such Participant agrees to be subject to Section 5.3 [Sharing of Payments by Lenders] as though it were a Lender.

11.8.5 Limitations upon Participant Rights.

A Participant shall not be entitled to receive any greater payment under Section 5.7 [Increased Costs], Section 5.8 [Taxes] or Section 11.3 [ Expenses; Indemnity; Damage Waiver] than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 5.8 [Taxes] unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 5.8.5 [Status of Lenders; Refunds] as though it were a Lender.

11.8.6 Certain Pledges; Successors and Assigns Generally.

Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

11.9 Confidentiality.

11.9.1 General.

Each of the Administrative Agent, the Syndication Agent, the Lenders and the Issuing Lender agrees to maintain the confidentiality of the Information, except that Information may be disclosed (i) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and other representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (ii) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (iii) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process, (iv) to any other party hereto, (v) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (vi) subject to an agreement containing provisions substantially the same as those of this Section, to (A) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (B) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (vii) with the consent of the Borrower or (viii) to the extent such Information (Y) becomes publicly available other than as a result of a breach of this Section or (Z) becomes available to the Administrative Agent, the Syndication Agent, any Lender, the Issuing Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower, the other Loan Parties or any other Person that has obtained such confidential information pursuant to this Section. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

11.9.2 Sharing Information With Affiliates of the Lenders.

Each Loan Party acknowledges that from time to time financial advisory, investment banking and other services may be offered or provided to the Borrower or one or more of its Affiliates (in connection with this Agreement or otherwise) by any Lender or by one or more Subsidiaries or Affiliates of such Lender and each of the Loan Parties hereby authorizes each Lender to share any information delivered to such Lender by such Loan Party and its Subsidiaries pursuant to this Agreement to any such Subsidiary or Affiliate subject to the provisions of Section 11.9.1 [General].

11.10 Counterparts; Integration; Effectiveness.

11.10.1 Counterparts; Integration; Effectiveness.

This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof including any prior confidentiality agreements and commitments. Except as provided in Section 7 [Conditions of Lending and Issuance of Letters of Credit], this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or e-mail shall be effective as delivery of a manually executed counterpart of this Agreement.

11.11 CHOICE OF LAW; SUBMISSION TO JURISDICTION; WAIVER OF VENUE; SERVICE OF PROCESS; WAIVER OF JURY TRIAL.

11.11.1 Governing Law.

This Agreement shall be deemed to be a contract under the Laws of the State of New York without regard to its conflict of laws principles. Each standby Letter of Credit issued under this Agreement shall be subject either to the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce (the “ICC”) at the time of issuance (“UCP”) or the rules of the International Standby Practices (ICC Publication Number 590) (“ISP98”), as determined by the Issuing Lender, and each trade Letter of Credit shall be subject to UCP, and in each case to the extent not inconsistent therewith, the Laws of the State of New York without regard to is conflict of laws principles.

11.11.2 SUBMISSION TO JURISDICTION.

THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN

SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR THE ISSUING LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

11.11.3 WAIVER OF VENUE.

THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN THIS SECTION 11.11. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT AND AGREES NOT ASSERT ANY SUCH DEFENSE.

11.11.4 SERVICE OF PROCESS.

EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 11.5 [NOTICES; EFFECTIVENESS; ELECTRONIC COMMUNICATION]. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

11.11.5 WAIVER OF JURY TRIAL.

EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, ADMINISTRATIVE AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

11.12 Certain Collateral Matters.

The benefit of the Loan Documents and of the provisions of this Agreement relating to any Collateral securing the Obligations shall also extend to and be available to those Lenders or their Affiliates which are counterparties or parties to any Specified Hedge Agreement or any Other Lender Provided Financial Service Product with any Loan Party on a pro rata basis in respect of any obligations of any Loan Party which arise under any such Specified Hedge Agreement (after giving effect to all netting arrangements relating to such Specified Hedge Agreements) or any Other Lender Provided Financial Service Product, including any Specified Hedge Agreement or any Other Lender Provided Financial Service Product between such Persons in existence prior to the date hereof. No Lender or any Affiliate of a Lender shall have any voting rights under any Loan Document as a result of the existence of obligations owed to it under any such Specified Hedge Agreement or any Other Lender Provided Financial Service Product.

11.13 USA Patriot Act Notice.

Each Lender that is subject to the USA Patriot Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies Loan Parties that pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify and record information that identifies the Loan Parties, which information includes the name and address of Loan Parties and other information that will allow such Lender or Administrative Agent, as applicable, to identify the Loan Parties in accordance with the USA Patriot Act.

[SIGNATURE PAGES FOLLOW]

[SIGNATURE PAGE TO CREDIT AGREEMENT]

IN WITNESS WHEREOF, the parties hereto, by their officers thereunto duly authorized, have executed this Agreement as of the day and year first above written.

BORROWER:

CNX GAS CORPORATION

By:	/s/ John M. Reilly
Name:	John M. Reilly
Title:	Vice President, Treasurer & Assistant Secretary

CNX GAS COMPANY LLC

By:	/s/ John M. Reilly
Name:	John M. Reilly
Title:	Treasurer

CARDINAL STATES GATHERING COMPANY

By:	CNX Gas Company LLC, as Partnership Manager

By:	/s/ John M. Reilly
Name:	John M. Reilly
Title:	Treasurer

KNOX ENERGY, LLC

By:	/s/ Stephen W. Johnson
Name:	Stephen W. Johnson
Title:	Secretary

COALFIELD PIPELINE COMPANY

By:	/s/ Stephen W. Johnson
Name:	Stephen W. Johnson
Title:	Secretary

MOB CORPORATION

By:	/s/ Stephen W. Johnson
Name:	Stephen W. Johnson
Title:	Secretary

[SIGNATURE PAGE TO CREDIT AGREEMENT]

LENDER:

PNC BANK, NATIONAL ASSOCIATION, individually and as Administrative Agent

By:	/s/ Richard C. Munsick
Name:	Richard C. Munsick
Title:	Senior Vice President

[SIGNATURE PAGE TO CREDIT AGREEMENT]

LENDER:

BANK OF AMERICA, N.A., individually and as Syndication Agent

By:	/s/ Sandra M. Serie
Name:	Sandra M. Serie
Title:	Vice President

[SIGNATURE PAGE TO CREDIT AGREEMENT]

LENDER:

THE BANK OF NOVA SCOTIA, individually and as Co-Documentation Agent

By:	/s/ Thane Rattew
Name:	Thane Rattew
Title:	Managing Director

[SIGNATURE PAGE TO CREDIT AGREEMENT]

LENDER:

THE ROYAL BANK OF SCOTLAND PLC, individually and as Co-Documentation Agent

By:	/s/ Steve Ray
Name:	Steve Ray
Title:	Senior Vice President

[SIGNATURE PAGE TO CREDIT AGREEMENT]

LENDER:

WELLS FARGO BANK, NATIONAL ASSOCIATION, individually and as Co-Documentation Agent

By:	/s/ William Champion
Name:	William Champion
Title:	Assistant Vice President

[SIGNATURE PAGE TO CREDIT AGREEMENT]

LENDER:

FIFTH THIRD BANK

By:	/s/ Jim Janovsky
Name:	Jim Janovsky
Title:	Vice president

[SIGNATURE PAGE TO CREDIT AGREEMENT]

LENDER:

TORONTO DOMINION (NEW YORK) LLC

By:	/s/ Jackie Barrett
Name:	Jackie Barrett
Title:	Authorized Signatory

[SIGNATURE PAGE TO CREDIT AGREEMENT]

LENDER:

COMPASS BANK

By:	/s/ Dorothy Marchard
Name:	Dorothy Marchard
Title:	Sr. Vice President

[SIGNATURE PAGE TO CREDIT AGREEMENT]

LENDER:

CIBC INC.

By:	/s/ Robert W. Casey Jr.
Name:	Robert Casey
Title:	Executive Director

[SIGNATURE PAGE TO CREDIT AGREEMENT]

CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK

By:	/s/ Joe Philbin
Name:	Joe Philbin
Title:	Director

By:	/s/ Blake Wright
Name:	Blake Wright
Title:	Managing Director

[SIGNATURE PAGE TO CREDIT AGREEMENT]

LENDER:

BANK OF MONTREAL

By:	/s/ James V. Ducote
Name:	James V. Ducote
Title:	Director

[SIGNATURE PAGE TO CREDIT AGREEMENT]

LENDER:

CAPITAL ONE, N.A.

By:	/s/ Peter Shen
Name:	Peter Shen
Title:	Vice President Capital One Bank N.A.

[SIGNATURE PAGE TO CREDIT AGREEMENT]

LENDER:

U.S. BANK NATIONAL ASSOCIATION

By:	/s/ Tyler Fauerbach
Name:	Tyler Fauerbach
Title:	Vice President

[SIGNATURE PAGE TO CREDIT AGREEMENT]

LENDER:

STERLING BANK

By:	/s/ Parul June
Name:	Parul June
Title:	Banking Officer

[SIGNATURE PAGE TO CREDIT AGREEMENT]

LENDER:

UNION BANK, N.A.

By:	/s/ Randall Osterberg
Name:	Randall Osterberg
Title:	Senior Vice President

[SIGNATURE PAGE TO CREDIT AGREEMENT]

LENDER:

BANK OF OKLAHOMA, N.A.

By:	/s/ Jason B. Webb
Name:	Jason B. Webb
Title:	Vice President

SCHEDULE 1.1(A)

PRICING GRID

Level	Utilization Percentage	LIBOR Rate Spread	Base Rate Spread	Letter of Credit Fee	Commitment Fee
I	less than or equal to 25%	2.00%	1.00%	2.00%	0.50%
II	greater than 25%, but less than or equal to 50%	2.25%	1.25%	2.25%	0.50%
III	greater than 50%, but less than or equal to 75%	2.50%	1.50%	2.50%	0.50%
IV	greater than 75%, but less than or equal to 90%	2.75%	1.75%	2.75%	0.50%
V	greater than 90%	3.00%	2.00%	3.00%	0.50%

For purposes of determining the Applicable Margin, the Applicable Letter of Credit Fee Rate, and the Applicable Commitment Fee Rate:

(a) From the Closing Date through June 30, 2010 (the “Initial Period”), the Applicable Margin, Applicable Letter of Credit Fee Rate, and the Applicable Commitment Fee Rate shall be the respective amounts set forth under Level II of this Schedule 1.1(A) set forth above.

(b) It is expressly agreed that after the Initial Period, the Applicable Margin, the Applicable Letter of Credit Fee Rate, and the Applicable Commitment Fee Rate shall be determined based upon Schedule 1.1(A) above.

SCHEDULE 1.1(A) - 1

SCHEDULE 1.1(B)

COMMITMENTS OF LENDERS AND ADDRESSES FOR NOTICES

Part 1 - Commitments of Lenders and Addresses for Notices to Lenders

Lender		Amount of Commitment for Revolving Credit Loans	Ratable Share
Name:	PNC Bank, National Association	$65,000,000.00	9.285714286%
Address:	One PNC Plaza 249 Fifth Avenue Pittsburgh, Pennsylvania 15222-2707
Attention:	Richard C. Munsick
Telephone:	(412) 762-4299
Telecopy:	(412) 705-3232
Email:	richard.munsick@pnc.com

Name:	Bank of America, N.A.	$65,000,000.00	9.285714286%
Address:	100 Federal Street MA5-100-09-01 Boston, Massachusetts 02110
Attention:	Sandra M. Serie
Telephone:	(617) 434-3462
Telecopy:	(617) 434-3652
Email:	sandra.m.serie@baml.com

Name:	Compass Bank	$60,000,000.00	8.571428571%
Address:	24 Greenway Plaza, Suite 1400A Houston, Texas 77046
Attention:	Spencer Stasney, Vice President
Telephone:	(713) 993-8555
Telecopy:	(713) 499-8722
Email:	spencer.stasney@bbvacompass.com

Name:	Wells Fargo Bank, National Association	$60,000,000.00	8.571428571%
Address:	1700 Lincoln Street, 6th floor Denver, CO 80203-4501
Attention:	William Champion, Assistant Vice President
Telephone:	303-863-6842
Telecopy:	303-863-5196
Email:	william.champion@wellsfargo.com

SCHEDULE 1.1(B) - 1

Lender		Amount of Commitment for Revolving Credit Loans	Ratable Share
Name:	The Bank of Nova Scotia	$57,500,000.00	8.214285714%
Address:	1 Liberty Plaza, 25-26 Floors 165 Broadway New York, New York 10006
Attention:	Isabel Abella, Director
Telephone:	(212) 225-5305
Telecopy:	(212) 225-5480
Email:	isabel_abella@scotiacapital.com

Name:	The Royal Bank of Scotland plc	$57,500,000.00	8.214285714%
Address:	600 Travis Street, Suite 6500 Houston, TX 77002
Attention:	Patricia Dundee
Telephone:	713-221-2428
Telecopy:
Email:	patricia.dundee@rbs.com

Name:	Union Bank, N.A.	$50,000,000.00	7.142857143%
Address:	500 North Akard, #4200 Dallas, TX 75201
Attention:	Randall Osterberg, Senior Vice President
Telephone:	214-922-4205
Telecopy:	214-922-4209
Email:	randall.osterberg@unionbank.com

Name:	Capital One, N.A.	$45,000,000.00	6.428571429%
Address:	201 St. Charles Avenue, 29th Floor New Orleans, LA 70130
Attention:	Nancy Moragas, SVP-Relationship Manager
Telephone:	504-533-2863
Telecopy:	504-533-5594
Email:	nancy.moragas@capitalonebank.com

Name:	CIBC INC.	$40,000,000.00	5.714285714%
Address:	595 Bay Street 5th Floor Toronto, Ont. Canada
Attention:	Sue Zhang, Corporate Credit Analyst
Telephone:	416-542-4357
Telecopy:	905-948-1934
Email:	sue.zhang@cibc.ca

SCHEDULE 1.1(B) - 2

Lender		Amount of Commitment for Revolving Credit Loans	Ratable Share
Name:	Toronto Dominion (New York) LLC	$40,000,000.00	5.714285714%
Address:	909 Fannin Street Houston, Texas 77010
Attention:	Martin Snyder, Vice President and Director
Telephone:	(713) 653-8211
Telecopy:	(713) 652-2647
Email:	martin.snyder@tdsecurities.com

Name:	Bank of Oklahoma, N.A.	$30,000,000.00	4.285714286%
Address:	One Williams Center, BOK 8th Floor Tulsa, OK 74172
Attention:	Jason B. Webb, Vice President
Telephone:	918-588-6771
Telecopy:	918-588-6880
Email:	j.webb@bokf.com

Name:	Credit Agricole Corporate and Investment Bank	$30,000,000.00	4.285714286%
Address:	227 W. Monroe Street Suite 3800 Chicago, IL 60606
Attention:	Joseph Philbin
Telephone:	312-220-7314
Telecopy:	312-651-0527
Email:	philbin@ca-cib.com

Name:	U.S. Bank National Association	$30,000,000.00	4.285714286%
Address:	950 17th Street Denver, CO 80202
Attention:	Tyler Fauerbach
Telephone:	303-585-4209
Telecopy:	303-585-4362
Email:	tyler.fauerbach@usbank.com

Name:	Bank of Montreal	$25,000,000.00	3.571428571%
Address:	700 Louisiana, Suite 4400
Houston, TX 77002
Attention:	Kevin Utsey, Vice President
Telephone:	713-546-9720
Telecopy:	713-223-4407
Email:

SCHEDULE 1.1(B) - 3

Lender		Amount of Commitment for Revolving Credit Loans	Ratable Share
Name:	Fifth Third Bank	$25,000,000.00	3.571428571%
Address:	600 Superior Avenue E Cleveland, Ohio 44114
Attention:	Martin H. McGinty, Vice President
Telephone:	(216) 274-5098
Telecopy:	(216) 274-5617
Email:	marty.mcginty@53.com

Name:	Sterling Bank	$20,000,000.00	2.857142857%
Address:	840 Gessner, Suite 100 Houston, TX 77024
Attention:	Parul June, Banking Officer
Telephone:	713-507-2505
Telecopy:	713-507-2992
Email:	parul.june@banksterling.com
Total		$700,000,000	100%

SCHEDULE 1.1(B) - 4

SCHEDULE 1.1(B)

COMMITMENTS OF LENDERS AND ADDRESSES FOR NOTICES

Part 2 - Addresses for Notices to Borrower and Guarantors:

ADMINISTRATIVE AGENT

Name:	PNC Bank, National Association
Address:	One PNC Plaza 249 Fifth Avenue Pittsburgh, Pennsylvania 15222-2707
Attention:	Richard C. Munsick
Telephone:	(412) 762-4299
Telecopy:	(412) 705-3232

Name:	Agency Services
Address:	PNC Firstside Center, 4th Floor 500 First Avenue Pittsburgh, Pennsylvania 15219
Attention:	Lisa Pierce
Telephone:	(412) 762-6442
Telecopy:	(412) 762-8672

BORROWER:

Name:	CNX Gas Corporation
Address:	1800 Washington Road Pittsburgh, Pennsylvania 15241
Attention:	Treasury Department
Telephone:	(412) 831-4128
Telecopy:	(412) 831-6030

GUARANTORS:

Name:	Cardinal States Gathering Company
Address:	1800 Washington Road Pittsburgh, Pennsylvania 15241
Attention:	Treasury Department
Telephone:	(412) 831-4128
Telecopy:	(412) 831-6030

SCHEDULE 1.1(B) - 5

Name:	CNX Gas Company LLC
Address:	1800 Washington Road Pittsburgh, Pennsylvania 15241
Attention:	Treasury Department
Telephone:	(412) 831-4128
Telecopy:	(412) 831-6030

SCHEDULE 1.1(B) - 6

SCHEDULE 1.1(P) – PERMITTED LIENS

A.	CNX ENTITY LIENS

(1)	NAME SEARCHED: CNX Gas Corporation

SECURED PARTY (EXACTLY AS LISTED ON UCC)	SEARCH JURISDICTION	ORIGINAL FILING NO.	FILING DATE (S)	COLLATERAL
RAYMOND LEASING CORPORATION	Delaware Department of State	6344306 6	10/5/06	Specific leased equipment described therein

B.	LIENS RELATED TO DOMINION ACQUISITION[1]

(1)	NAME SEARCHED: Dominion Exploration & Production, Inc.

SECURED PARTY (EXACTLY AS LISTED ON UCC)	SEARCH JURISDICTION	ORIGINAL FILING NO.	FILING DATE (S)	COLLATERAL/ DESCRIPTION OF AMENDMENT(S)
KEY EQUIPMENT FINANCE, A DIVISION OF KEY CORPORATE CAPITAL INC.	Delaware Department of State	4154191 3	6/3/04 (Continuation filed 3/9/09)	All software, equipment and other goods (Debtor and Secured Party are designated as Lessee and Lessor)

(2)	OTHER: That certain escrow account, Account No. 009-1555, maintained at Whitney Bank, more commonly referred to as the “Hudson Unit ‘C’ Escrow Account”, relating to the North Pineton Pool, Green Township, Indiana County, Pennsylvania.

C.	OTHER

(1) Capital Lease for firm transportation through October 2021 on the East Tennessee Natural Gas LLC Jewell Ridge lateral pipeline.

(2) Escrow Agreement, dated as of February 2009, among Horizon Pipeline Group, LLC (“HPG”), a Tennessee limited liability company, Eastern Holdings, LLC, a Tennessee limited liability company (together with HPG, “Sellers”), CNX Gas Company LLC, a Virginia limited liability company (“Purchaser”) and The Huntington National Bank, as escrow agent, pursuant to which Purchaser deposited funds into an escrow account in connection with the completion of certain construction costs and other expenses related to its purchase of a natural gas pipeline.

[1]	Liens Related to Dominion Acquisition are scheduled in anticipation of any of the Loan Parties’ acquisition of any applicable Dominion Assets.

(3) The Master Escrow Agreement, dated as of August 31, 2009, between CNX Gas Company LLC, a limited liability company organized under the Commonwealth of Virginia, and The Huntington National Bank, a national banking association, as escrow agent, pursuant to which CNX Gas Company LLC may deposit into one or more escrow accounts payments (including, but not limited to, royalty, rental and bonus payments and working interests) for conflicting claimants and potential owners of West Virginia Coal Bed Methane (“CBM”) in connection with the CBM statute.

SCHEDULE 2.9 – EXISTING LETTERS OF CREDIT

LETTER OF CREDIT NO.	BENEFICIARY	ISSUE DATE	EXPIRY DATE	CURRENCY AMOUNT (USD)
18102307	East Tennessee Natural Gas, LLC	10/7/05	8/22/10	14,761,000.00
18102507	Allegheny Energy Supply Co.	11/29/05	9/23/10	152,022.00

				14,913,022.00

SCHEDULE 6.1.1 – QUALIFICATIONS TO DO BUSINESS

FULL LEGAL NAME PER CHARTER DOCUMENTS/PARTNERSHIP AGREEMENT (STATE OF FORMATION & TYPE OF ENTITY)	STATE(S) OF FOREIGN QUALIFICATIONS
Cardinal States Gathering Company (Virginia General Partnership)

CNX Gas Company LLC (Virginia limited liability company)	Colorado Illinois Indiana Kentucky Montana New Mexico New York Ohio Oklahoma Pennsylvania Tennessee West Virginia Wyoming

CNX Gas Corporation (Delaware corporation)	Pennsylvania

Coalfield Pipeline Company (Tennessee corporation)

Knox Energy, LLC (Tennessee limited liability company)

MOB Corporation (Pennsylvania corporation)

SCHEDULE 6.1.3 – SUBSIDIARIES

SUBSIDIARY	JURISDICTION OF INCORPORATION	OWNER	Class of Equity Interest	AUTHORIZED CAPITAL STOCK	Certificate No(s)	ISSUED SHARES	% OF OUTSTANDING SHARES
Cardinal States Gathering Company	Virginia General Partnership	CNX Gas Company LLC – 50% CNX Gas Corporation – 50%	N/A	—		—	—

CNX Gas Company LLC	Virginia Limited Liability Company	CNX Gas Corporation (100%)	N/A	—		—	—

MOB Corporation	Pennsylvania Corporation	CNX Gas Company LLC (100%)	Common Stock	25,000	11	900	100%

Knox Energy, LLC	Tennessee Limited Liability Company	CNX Gas Company LLC (100%)	N/A	—		—	—

Coalfield Pipeline Company	Tennessee Corporation	CNX Gas Company LLC (100%)	Common Stock	10,000	1, 5	10,000	100%

SCHEDULE 6.1.19 – INSURANCE POLICIES

NAMED INSURED	COVERAGE	CARRIER POLICY NUMBER
CONSOL Energy Inc. et al.	General Liability	Steadfast Insurance Company BOG9377215-06

CONSOL Energy Inc. et al.	Commercial Automobile Liability	Zurich American Insurance Company BAP 9377207-06

CONSOL Energy Inc. et al.	Workers’ Compensation and Employer’s Liability	Zurich American Insurance Company WC 9377211-06

CONSOL Energy Inc.	Excess Workers’ Compensation & Employer’s Liability (Kentucky Only)	ACE American Insurance Company WCL C46242440

CONSOL Energy Inc.	Excess Workers’ Compensation & Employer’s Liability (Pennsylvania Only)	ACE American Insurance Company WCL C45695682

CONSOL Energy Inc. et al.	Umbrella Liability – Layer $25 Million Excess Primary	Lexington Insurance Co. 2214093

CONSOL Energy Inc. et al.	Umbrella Liability – Layer $25 Million Excess $25 Million	XL Insurance Co. Ltd DL402809

CONSOL Energy Inc. et al.	Umbrella Liability – Layer $25 Million Excess $50 Million	Allied World Assurance Company C008485/003

CONSOL Energy Inc. et al.	Umbrella Liability – Layer $25 Million Excess $75 Million	Starr Indemnity SISLXNR03010109

CONSOL Energy Inc. et al.	Umbrella Liability – Layer $50 Million Excess $100 Million	XL Insurance (Bermuda) Ltd BM00024625LI09A

CONSOL Energy Inc. et al.	Umbrella Liability – Layer $25 Million Excess $150 Million	Lexington Insurance Co. 2214094

CONSOL Energy Inc. et al.	Umbrella Liability – Layer $25 Million Excess $175 Million	Liberty (UK) DL476809

CONSOL Energy Inc. et al.	Umbrella Liability – Layer $50 Million Excess $200 Million	Chartis Cat Excess 25413362

NAMED INSURED	COVERAGE	CARRIER POLICY NUMBER
CONSOL Energy Inc.

“All Risk” Property

including Boiler & Machinery, Certified and Non-Certified Terrorism

$275,000,000 Limit for Real and Personal Property at aboveground locations

$75,000,000 Limit for Real and Personal Property at underground locations, including underground time element

Primary ($50,000,000)

Lloyd’s of London

DP696309

Allied World Assurance Company Ltd

P000599/008

Ironshore Insurance Ltd.

441923409A

Integon Specialty Insurance

XIN37414

RSUI Indemnity Company

NHD363541

Primary ($75,000,000)

Zurich American Insurance Company

IM 5323464-01

Lexington Insurance Company

17397012

Westchester Surplus Lines

Insurance Company

D35895541 004

Excess ($25,000,000 x/s $50,000,000)

Arch Reinsurance Bermuda Ltd.

HHP0016679-03

Max Bermuda Ltd.

29218-3144-PRMAN-2009

Infrassure Insurance Ltd.

2009-1836-800-2342-4712

Great Lakes Reinsurance (UK) Plc

058106-01-09

Integon Specialty Insurance

XIN37416

RSUI Indemnity Company

NHD363543

Aspen Insurance UK Ltd.

PXA4DJV09

Hiscox Inc.

UIS2502964.09 &

UTS2503335.09

Validus URS

AJK091755A09

Homeland Insurance Co. of NY

YSP 2333

Excess ($200,000,000 x/s $75,000,000)

ACE Bermuda Ins. Ltd.

CONSOL00604P06

Montpelier Re

B09FA71790-10/11

Swiss Re International S.E.

MH74574

NAMED INSURED	COVERAGE	CARRIER POLICY NUMBER
CONSOL Energy Inc.	“All Risk” Property including Boiler & Machinery (continued)

Lexington Insurance Company

17397013

Integon Specialty Insurance

XIN37398

RSUI Indemnity Company

NHD363544

Commonwealth Insurance Co.

TRD1536

Axis Insurance Company

MCB718527-09

General Security Indemnity Co. of Arizona

2009-10F140860

CONSOL Energy Inc.	Boiler & Machinery Inspection and Insurance	ARISE Boiler Inspection & Insurance Company, RRG 122852

CONSOL Energy Inc.	All Risk Property Certified and Non-Certified Terrorism Gap Coverage	Lexington Insurance Co. 015802079

CONSOL Energy Inc.	Directors & Officers Liability – Primary	XL Specialty Insurance Company ELU100391 09

CONSOL Energy Inc.	Directors & Officers Liability – First Excess	Zurich American Insurance Company DOC5246274-05

CONSOL Energy Inc.	Directors & Officers Liability – Second Excess	St. Paul Mercury Insurance Company EC09002743

CONSOL Energy Inc.	Directors & Officers Liability – Third Excess	Twin City Fire Insurance Company (The Hartford) 00 DA 0218855-09

CONSOL Energy Inc.	Directors & Officers Liability – Fourth Excess	Associated Electric & Gas Insurance Services Limited (AEGIS) D2999A1A09

CONSOL Energy Inc.	Side A DIC Directors & Officers Liability – Fifth Excess	Federal Insurance Company 8210-7681

CONSOL Energy Inc.	Side A DIC Directors & Officers Liability – Sixth Excess	Arch Insurance Company ABX0029547-01

CONSOL Energy Inc.	Side A DIC Directors & Officers Liability – Seventh Excess	ACE American Insurance Company DOXG24573722001

CONSOL Energy Inc.	Fiduciary Liability	St. Paul Mercury Insurance Company EC03800796

CONSOL Energy Inc.	Excess Fiduciary Liability	Twin City Fire Insurance Company 00 IA 0245891 09

CONSOL Energy Inc.	Special Risk Coverage	Federal Insurance Company 8211 3019

NAMED INSURED	COVERAGE	CARRIER POLICY NUMBER
CONSOL Energy Inc.	Blanket Crime	Westchester Fire Insurance Company DON G21666488 006

CONSOL Energy Inc. et al.	Employment Practices Liability with Omnibus Leaders Preferred Endorsement	Twin City Fire Insurance Company 00 GT 0223724 09

CONSOL Energy Inc.	Excess Employment Practices Liability	St. Paul Mercury Insurance Company EC09002720

CNX Gas Corporation	Specialty Drilling Equipment “Lost in Hole”	Infrassure Ltd. Ironshore Insurance Ltd. A-0646-DHEQ

Note: CNX Gas is a named insured on the above CONSOL Energy Inc. insurance policies.

SCHEDULE 8.2.1 – PERMITTED INDEBTEDNESS

(A) Indebtedness secured by the following Liens from part (A) of Schedule 1.1(P):

(1)	NAME SEARCHED: CNX Gas Corporation

SECURED PARTY (EXACTLY AS LISTED ON UCC)	SEARCH JURISDICTION	ORIGINAL FILING NO.	FILING DATE (S)	COLLATERAL
RAYMOND LEASING CORPORATION	Delaware Department of State	6344306 6	10/5/06	Specific leased equipment described therein

(B) Indebtedness secured by the following Liens from part (B) of Schedule 1.1(P):2

NAME SEARCHED:     Dominion Exploration & Production, Inc.

SECURED PARTY (EXACTLY AS LISTED ON UCC)	SEARCH JURISDICTION	ORIGINAL FILING NO.	FILING DATE (S)	COLLATERAL/ DESCRIPTION OF AMENDMENT(S)
KEY EQUIPMENT FINANCE, A DIVISION OF KEY CORPORATE CAPITAL INC.	Delaware Department of State	4154191 3	6/3/04 (Continuation filed 3/9/09)	All software, equipment and other goods (Debtor and Secured Party are designated as Lessee and Lessor)

(C) Indebtedness secured by the following Liens from part (C) of Schedule 1.1(P):

(1) Capital Lease for firm transportation through October 2021 on the East Tennessee Natural Gas LLC Jewell Ridge lateral pipeline, in an amount of $57,652,000 (such amount represents the present value of the minimum lease payments as of March 31, 2010, which is also the outstanding amount on the Borrower’s Balance Sheet.

(2) Escrow Agreement, dated as of February 2009, among Horizon Pipeline Group, LLC (“HPG”), a Tennessee limited liability company, Eastern Holdings, LLC, a Tennessee limited liability company (together with HPG, “Sellers”), CNX Gas Company LLC, a Virginia limited liability company (“Purchaser”), and The Huntington National Bank, as escrow agent, pursuant to which Purchaser deposited funds into an escrow account in connection with the completion of certain construction costs and other expenses related to its purchase of a natural gas pipeline. Account balance as of May 5, 2010 was $363.14.

[2]	Indebtedness under this part is scheduled in anticipation of any of the Loan Parties’ acquisition of any applicable Dominion Assets.

SCHEDULE 8.2.3 – PERMITTED GUARANTIES

GUARANTY	TERM	MAXIMUM PAYMENTS*
CNX Gas Corporation has guaranteed Crown Drilling’s Note Payable to Huntington National Bank, including principal, interest, fees, and other amounts owed under the Note Payable. CNX Gas Corporation’s obligation is capped at $16,094,903.45.	Thru 1/2013	13,550,000

Total Guaranties		$13,550,000

*	MAXIMUM PAYMENTS AT MARCH 31, 2010

EXHIBIT 1.1(A)

FORM OF

ASSIGNMENT AND ASSUMPTION AGREEMENT

THIS ASSIGNMENT AND ASSUMPTION AGREEMENT (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between                                                                                   (the “Assignor”) and                                                                                   (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including without limitation any Revolving Credit Commitments, letters of credit, guarantees, and swingline loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as, the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:

[and is an Affiliate/Approved Fund of [identify Lender]*]

3.	Borrower: CNX Gas Corporation

*	Select as applicable.

4. Administrative Agent: PNC Bank, National Association, as the Administrative Agent under the Credit Agreement.

5. Credit Agreement: Credit Agreement, dated as of May 7, 2010 (as amended, supplemented, restated or modified from time to time, the “Credit Agreement”), by and among CNX Gas Corporation, a Delaware corporation (“Borrower”), each of the Guarantors now or hereafter party thereto (“Guarantors”), the Lenders now or hereafter party thereto, PNC Bank, National Association, in its capacity as administrative agent for the Lenders (the “Administrative Agent”) and Bank of America, N.A., as the Syndication Agent.

6. Assigned Interest:

Facility Assigned	Aggregate Amount of Commitments / Loans for all Lenders*	Amount of Commitment / Loans Assigned*	Percentage Assigned of Commitment / Loans /†
Revolving Credit Commitment	$	$	%

7. [Trade Date:                                  ]‡

Effective Date:                     , 20     [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

[SIGNATURE PAGE FOLLOWS]

*	Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.
†	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.
‡	To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

2

[SIGNATURE PAGE - ASSIGNMENT AND ASSUMPTION AGREEMENT]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE
[NAME OF ASSIGNEE]

By:
Name:
Title:

Consented to and Accepted:
PNC BANK, NATIONAL ASSOCIATION, as
Administrative Agent

By:
Name:
Title:

[Consented to:

[Insert Signature Blocks for each Issuing Lender that has issued outstanding Letters of Credit]

By:
Name:
Title:	]

[Consented to:]4

CNX GAS CORPORATION

By:
Name:
Title:

[4]	To be added only if the consent of the Borrower is required by the terms of the Credit Agreement.

ANNEX 1

STANDARD TERMS AND CONDITIONS

FOR ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all requirements to be eligible to be an assignee under the Credit Agreement (subject to receipt of such consents as may be required under the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 8.3 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) if it is a Lender that is not incorporated under the Laws of the United States or a state thereof, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, return of deposits, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy or by electronic signature delivery system (in either case in a form acceptable to the Administrative Agent) shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

2

EXHIBIT 1.1(G)(1)

FORM OF

GUARANTOR JOINDER AND ASSUMPTION AGREEMENT

THIS GUARANTOR JOINDER AND ASSUMPTION AGREEMENT is made as of                     , 20    , by                                                                                  , a                              [corporation/partnership/limited liability company] (the “New Guarantor”).

Background

Reference is made to (i) the Credit Agreement, dated as of May 7, 2010, as the same may be amended, supplemented, restated or modified from time to time (the “Credit Agreement”), by and among CNX Gas Corporation, a Delaware corporation (“Borrower”), each of the Guarantors now or hereafter party thereto (“Guarantors”, and together with the Borrower, the “Loan Parties”), the Lenders now or hereafter party thereto (the “Lenders”), PNC Bank, National Association, in its capacity as administrative agent for the Lenders (the “Administrative Agent”) and Bank of America, N.A., as Syndication Agent; (ii) the Continuing Agreement of Guaranty and Suretyship, dated as of May 7, 2010, as the same may be amended, restated, supplemented or modified from time to time (the “Guaranty”), of Guarantors given to the Administrative Agent for the benefit of the Lenders; (iii) the Security Agreement, dated as of May 7, 2010, as the same may be amended, restated, supplemented or modified from time to time (the “Security Agreement”), among the Loan Parties, as debtors, and the Collateral Trustee (as defined therein) for the benefit of the Secured Parties (as defined therein); (iv) the Pledge Agreement, dated as of May 7, 2010, as the same may be amended, restated, supplemented or modified from time to time (the “Pledge Agreement”), among the Loan Parties, as pledgors, and the Collateral Trustee (as defined therein) for the benefit of the Secured Parties (as defined therein); (v) the Intercompany Subordination Agreement, dated as of May 7, 2010, as the same may be amended, restated, supplemented or modified from time to time (the “Intercompany Subordination Agreement”), among the Loan Parties and the Administrative Agent for the benefit of the Lenders; (vi) the Collateral Trust Agreement, dated as of May 7, 2010, as the same may be amended, restated, supplemented or modified from time to time (the “Collateral Trust Agreement”), among the Borrower, the Designated Subsidiaries (as defined therein) and the Collateral Trustees (as defined therein), as trustees for such Secured Parties (as defined therein); (vii) the Regulated Substances Certificate and Indemnity Agreement, dated as of May 7, 2010, as the same may be amended, restated, supplemented or modified from time to time (the “Indemnity Agreement”), among the Loan Parties and the Collateral Trustees (as defined therein) for the benefit of the Secured Parties (as defined therein); and (viii) the other Loan Documents referred to in the Credit Agreement, as the same may be amended, restated, supplemented or modified from time to time (all documents listed in this paragraph shall collectively be referred to herein as the “Loan Documents”).

Agreement

Capitalized terms defined in the Credit Agreement are used herein as defined therein. New Guarantor hereby becomes a Guarantor under the terms of the Credit Agreement and in consideration of the value of the synergistic and other benefits received by New Guarantor as a result of being or becoming affiliated with the Borrower and the Guarantors, New Guarantor hereby agrees that effective as of the date hereof it hereby is, and shall be deemed to be, and assumes the obligations of, a “Loan Party” and a “Guarantor”, jointly and severally with the existing Loan Parties and Guarantors under the Credit Agreement, a “Guarantor”, jointly and severally with the existing Guarantors under the Guaranty, a “Company” jointly and severally with the existing “Companies” under the Intercompany Subordination Agreement, a “Loan Party” jointly and severally under the Indemnity Agreement, a “Debtor” jointly and severally under the Security Agreement, a “Pledgor” jointly and severally under the Pledge Agreement and a “Loan Party” jointly and severally under the Collateral Trust Agreement and a Loan Party or Guarantor, as the case may be, under each of the other Loan Documents to which the Loan Parties or Guarantors are required to become a party pursuant to the terms of Section 8.2.9 of the Credit Agreement; and, New Guarantor hereby agrees that from the date hereof and until Payment In Full, New Guarantor shall perform, comply with, and be subject to and bound by each of the terms and provisions of the Credit Agreement, Guaranty, Intercompany Subordination Agreement, Indemnity Agreement, Security Agreement, Pledge Agreement, Collateral Trust Agreement and each of the other Loan Documents to which Guarantors and Loan Parties are required to become parties pursuant to the terms of Section 8.2.9 of the Credit Agreement jointly and severally with the existing parties thereto. Without limiting the generality of the foregoing, New Guarantor hereby represents and warrants that (i) each of the representations and warranties set forth in Section 6 of the Credit Agreement applicable to such Loan Party is true and correct as to New Guarantor on and as of the date hereof and (ii) New Guarantor has heretofore received a true and correct copy of the Credit Agreement, Guaranty, Intercompany Subordination Agreement, Indemnity Agreement, Security Agreement, Pledge Agreement, Collateral Trust Agreement and each of the other Loan Documents (including any modifications thereof or supplements or waivers thereto) in effect on the date hereof to which New Guarantor is required to become a party.

New Guarantor hereby makes, affirms, and ratifies in favor of the Lenders and the Administrative Agent the Credit Agreement, Guaranty, Intercompany Subordination Agreement, Indemnity Agreement, Security Agreement, Pledge Agreement, Collateral Trust Agreement and each of the other Loan Documents to which New Guarantor is becoming a party pursuant to the terms of the preceding paragraph.

New Guarantor is simultaneously delivering to the Collateral Trustee (with copies sent to the Administrative Agent), all appropriate documents, instruments, other agreements, financing statements, appropriate stock powers and certificates required under Section 8.2.9 of the Credit Agreement.

In furtherance of the foregoing, upon the request of the Administrative Agent, New Guarantor shall execute and deliver or cause to be executed and delivered at any time and from time to time such further instruments and documents and do or cause to be done such further acts as may be reasonably necessary in the reasonable opinion of Administrative Agent to carry out more effectively the provisions and purposes of this Guarantor Joinder and Assumption Agreement and the other Loan Documents.

2

New Guarantor acknowledges and agrees that a telecopy transmission or electronic copy (with confirmation of receipt) to the Administrative Agent or any Lender of signature pages hereof purporting to be signed on behalf of New Guarantor shall constitute effective and binding execution and delivery hereof by New Guarantor.

3

[SIGNATURE PAGE 1 OF 1 OF GUARANTOR

JOINDER AND ASSUMPTION AGREEMENT]

IN WITNESS WHEREOF, and intending to be legally bound hereby, the New Guarantor has duly executed this Guarantor Joinder and Assumption Agreement and delivered the same to the Administrative Agent for the benefit of the Lenders, as of the date and year first above written with the intention that this Guarantor Joinder and Assumption Agreement constitute a sealed instrument.

ATTEST:

	By:	(SEAL)
Name:	Name:
Title:	Title:

Acknowledged and accepted:

PNC BANK, NATIONAL ASSOCIATION, as Administrative Agent

By:
Name:
Title:

EXHIBIT 1.1(G)(2)

FORM OF

CONTINUING AGREEMENT OF GUARANTY AND SURETYSHIP

This Continuing Agreement of Guaranty and Suretyship (this “Guaranty”), dated as of this 7th day of May, 2010, is jointly and severally given by EACH OF THE UNDERSIGNED and EACH OF THE OTHER PERSONS which becomes a Guarantor hereunder from time to time (each a “Guarantor” and collectively the “Guarantors”) in favor of PNC BANK, NATIONAL ASSOCIATION, in its capacity as the administrative agent for the Lenders, as defined below (the “Administrative Agent”), in connection with that certain Credit Agreement, dated as of the date hereof, by and among, CNX Gas Corporation, a Delaware corporation (the “Borrower”), the Guarantors now or hereafter party thereto, the Administrative Agent, Bank of America, N.A. as Syndication Agent, and the Lenders now or hereafter party thereto (as amended, restated, modified, or supplemented from time to time hereafter, the “Credit Agreement”). Capitalized terms not otherwise defined herein shall have the respective meanings ascribed to them by the Credit Agreement and the rules of construction set forth in Section 1.2 [Construction] of the Credit Agreement shall apply to this Guaranty.

1. Guarantied Obligations. To induce the Administrative Agent and the Lenders to make loans and grant other financial accommodations to the Borrower under the Credit Agreement, each Guarantor hereby jointly and severally unconditionally, and irrevocably, guaranties to the Administrative Agent and each Lender, and becomes surety, as though it was a primary obligor for, the full, strict and indefeasible payment and performance when due (whether on demand, at stated maturity, by acceleration, or otherwise and including any amounts which would become due but for the operation of an automatic stay under the federal bankruptcy code of the United States or any similar laws of any country or jurisdiction) of: (i) all Obligations, including, without limiting the generality of the foregoing, all obligations, liabilities, and indebtedness from time to time of the Borrower or any other Guarantor to the Administrative Agent or any of the Lenders, under or in connection with the Credit Agreement, any other Loan Document, or any Specified Hedge Agreement or Other Lender Provided Financial Service Product, whether for principal, interest, fees, indemnities, expenses, or otherwise, and all refinancings or refundings thereof, whether such obligations, liabilities, or indebtedness are direct or indirect, secured or unsecured, joint or several, absolute or contingent, due or to become due, whether for payment or performance, now existing or hereafter arising (and including obligations, liabilities, and indebtedness arising or accruing after the commencement of any bankruptcy, insolvency, reorganization, or similar proceeding with respect to any of the Loan Parties or that would have arisen or accrued but for the commencement of such proceeding (including without limitation, interest after default), even if the claim for such obligation, liability or indebtedness is not enforceable or allowable in such proceeding, and including all Obligations, liabilities, and indebtedness arising from any extensions of credit under or in connection with the Loan Documents, or any Specified Hedge Agreement or Other Lender Provided Financial Service Product, from time to time, regardless of whether any such extensions of credit are in excess of the amount committed under or contemplated by the Loan Documents, or any Specified Hedge Agreement or Other Lender Provided Financial Service Product, or are made in circumstances in which any condition to extension of credit is not satisfied), (ii) any obligation or liability of any of the Loan Parties arising out of overdrafts on deposits or other accounts or out of electronic funds (whether by wire transfer or through automated clearing houses or otherwise) or out of the return unpaid of, or other failure of the Administrative Agent or any Lender to receive final payment for, any check, item, instrument, payment order or other deposit or credit to a deposit or other account, or out of the Administrative Agent’s or any Lender’s non-receipt of or inability to collect funds or otherwise not being made whole in connection with depository or other similar arrangements, and (iii) any amendments, extensions, renewals and increases of or to any of the foregoing (all of the foregoing obligations, liabilities and indebtedness are referred to herein collectively as the “Guarantied Obligations” and each as a “Guarantied Obligation”). Without limitation of the foregoing, any of the Guarantied Obligations shall be and remain Guarantied Obligations entitled to the benefit of this Guaranty if the Administrative Agent or any of the Lenders (or any one or more assignees or transferees thereof) from time to time assigns or otherwise transfers all or any portion of their respective rights and obligations under the Loan Documents, or any other Guarantied Obligations, to any other Person as provided by the Loan Documents, by the Specified Hedge Agreements or by the Other Lender Provided Financial Service Products. In furtherance of the foregoing, each Guarantor jointly and severally agrees as follows:

2. Guaranty. Each Guarantor hereby promises to pay and perform all such Guarantied Obligations when due and payable, after the expiration of any applicable cure periods, immediately upon demand of the Administrative Agent and the Lenders or any one or more of them. All payments made hereunder shall be made by each Guarantor in immediately available funds in U.S. Dollars and shall be made without setoff, counterclaim, withholding, or other deduction of any nature.

3. Obligations Absolute. The obligations of the Guarantors hereunder shall not be discharged or impaired or otherwise diminished by any failure, default, omission, or delay, willful or otherwise, by any Lender, the Administrative Agent, or the Borrower or any other obligor on any of the Guarantied Obligations, or by any other act or thing or omission or delay to do any other act or thing which may or might in any manner or to any extent vary the risk of any Guarantor or would otherwise operate as a discharge of any Guarantor as a matter of law or equity, except for, and to the extent of, payment and performance of the Guaranteed Obligations. Each of the Guarantors agrees that the Guarantied Obligations will be paid and performed strictly in accordance with the terms of the Loan Documents, the Specified Hedge Agreements and the Other Lender Provided Financial Service Products. Without limiting the generality of the foregoing, each Guarantor hereby consents to, at any time and from time to time, and the joint and several obligations of each Guarantor hereunder shall not be diminished, terminated, or otherwise similarly affected by any of the following:

(a) Any lack of genuineness, legality, validity, enforceability or allowability (in a bankruptcy, insolvency, reorganization or similar proceeding, or otherwise), or any avoidance or subordination, in whole or in part, of any Loan Document or any of the Guarantied Obligations and regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of the Guarantied Obligations, any of the terms of the Loan Documents, Specified Hedge Agreements or Other Lender Provided Financial Service Products, or any rights of the Administrative Agent or the Lenders or any other Person with respect thereto;

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(b) Any increase, decrease, or change in the amount, nature, type or purpose of any of, or any release, surrender, exchange, compromise or settlement of the Guarantied Obligations (whether or not contemplated by the Loan Documents, Specified Hedge Agreements or Other Lender Provided Financial Service Products as presently constituted); any change in the time, manner, method, or place of payment or performance of, or in any other term of, any of the Guarantied Obligations; any execution or delivery of any additional Loan Documents, Specified Hedge Agreements or Other Lender Provided Financial Service Products; or any amendment, modification or supplement to, or refinancing or refunding of, any Loan Document or any of the Guarantied Obligations;

(c) Any failure to assert any breach of or default under any Loan Document or any of the Guarantied Obligations; any extensions of credit in excess of the amount committed under or contemplated by the Loan Documents, Specified Hedge Agreements or Other Lender Provided Financial Service Products, or in circumstances in which any condition to such extensions of credit has not been satisfied; any other exercise or non-exercise, or any other failure, omission, breach, default, delay, or wrongful action in connection with any exercise or non-exercise, of any right or remedy against the Borrower or any other Person under or in connection with any Loan Document or any of the Guarantied Obligations; any refusal of payment or performance of any of the Guarantied Obligations, whether or not with any reservation of rights against any Guarantor; or any application of collections (including but not limited to collections resulting from realization upon any direct or indirect security for the Guarantied Obligations) to other obligations, if any, not entitled to the benefits of this Guaranty, in preference to Guarantied Obligations entitled to the benefits of this Guaranty, or if any collections are applied to Guarantied Obligations, any application to particular Guarantied Obligations;

(d) Any taking, exchange, amendment, modification, waiver, supplement, termination, subordination, compromise, release, surrender, loss, or impairment of, or any failure to protect, perfect, or preserve the value of, or any enforcement of, realization upon, or exercise of rights, or remedies under or in connection with, or any failure, omission, breach, default, delay, or wrongful action by the Administrative Agent or the Lenders, or any of them, or any other Person in connection with the enforcement of, realization upon, or exercise of rights or remedies under or in connection with, or, any other action or inaction by any of the Administrative Agent or the Lenders, or any of them, or any other Person in respect of, any direct or indirect security for any of the Guarantied Obligations. As used in this Guaranty, “direct or indirect security” for the Guarantied Obligations, and similar phrases, includes any collateral security, guaranty, suretyship, letter of credit, capital maintenance agreement, put option, subordination agreement, or other right or arrangement of any nature providing direct or indirect assurance of payment or performance of any of the Guarantied Obligations, made by or on behalf of any Person;

(e) Any merger, consolidation, liquidation, dissolution, winding-up, charter revocation, or forfeiture, or other change in, restructuring or termination of the corporate structure or existence of, the Borrower or any other Person; any bankruptcy, insolvency, reorganization or similar proceeding with respect to the Borrower or any other Person; or any action taken or election made by the Administrative Agent or the Lenders, or any of them (including but not limited to any election under Section 1111(b)(2) of the United States Bankruptcy Code), the Borrower, or any other Person in connection with any such proceeding;

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(f) Any defense, setoff, or counterclaim which may at any time be available to or be asserted by the Borrower or any other Person with respect to any Loan Document or any of the Guarantied Obligations, other than, and to the extent of, payment and performance of the Guaranteed Obligations; or any discharge by operation of law or release of the Borrower or any other Person from the performance or observance of any Loan Document or any of the Guarantied Obligations; and

(g) Any other event or circumstance, whether similar or dissimilar to the foregoing, and whether known or unknown, which might otherwise constitute a defense available to, or limit the liability of, any Guarantor, a guarantor or a surety, excepting only full, strict, and indefeasible payment and performance of the Guarantied Obligations in full.

Each Guarantor acknowledges, consents, and agrees that new Guarantors may join in this Guaranty pursuant to Section 8.2.9 [Subsidiaries, Partnerships and Joint Ventures] of the Credit Agreement and each Guarantor affirms that its obligations shall continue hereunder undiminished.

4. Waivers, etc. Each of the Guarantors hereby waives any defense to (other than, and to the extent of, the defense of prior payment and performance of the Guarantied Obligations) or limitation on its obligations under this Guaranty arising out of or based on any event or circumstance referred to in Section 3 hereof. Without limitation and to the fullest extent permitted by applicable law, each Guarantor waives each of the following:

(a) Except as may be expressly contemplated by the Credit Agreement or the other Loan Documents, Specified Hedge Agreements or Other Lender Provided Financial Service Products, all notices, disclosures and demand of any nature which otherwise might be required from time to time to preserve intact any rights against any Guarantor, including the following: any notice of any event or circumstance described in Section 3 hereof; any notice required by any law, regulation or order now or hereafter in effect in any jurisdiction; any notice of nonpayment, nonperformance, dishonor, or protest under any Loan Document or any of the Guarantied Obligations; any notice of the incurrence of any Guarantied Obligation; any notice of any default or any failure on the part of the Borrower or any other Person to comply with any Loan Document or any of the Guarantied Obligations or any direct or indirect security for any of the Guarantied Obligations; and any notice of any information pertaining to the business, operations, condition (financial or otherwise) or prospects of the Borrower or any other Person;

(b) Any right to any marshalling of assets, to the filing of any claim against the Borrower or any other Person in the event of any bankruptcy, insolvency, reorganization or similar proceeding, or to the exercise against the Borrower or any other Person of any other right or remedy under or in connection with any Loan Document or any of the Guarantied Obligations or any direct or indirect security for any of the Guarantied Obligations; any requirement of promptness or diligence on the part of the Administrative Agent or the Lenders, or any of them, or any other Person; any requirement to exhaust any remedies under or in connection with, or to

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mitigate the damages resulting from default under, any Loan Document or any of the Guarantied Obligations or any direct or indirect security for any of the Guarantied Obligations; any benefit of any statute of limitations; and any requirement of acceptance of this Guaranty or any other Loan Document, Specified Hedge Agreement or Other Lender Provided Financial Service Product, and any requirement that any Guarantor receive notice of any such acceptance;

(c) Any defense or other right arising by reason of any law now or hereafter in effect in any jurisdiction pertaining to election of remedies (including but not limited to anti-deficiency laws, “one action” laws or the like), or by reason of any election of remedies or other action or inaction by the Administrative Agent or the Lenders, or any of them (including but not limited to commencement or completion of any judicial proceeding or nonjudicial sale or other action in respect of collateral security for any of the Guarantied Obligations), which results in denial or impairment of the right of the Administrative Agent or the Lenders, or any of them, to seek a deficiency against the Borrower or any other Person or which otherwise discharges or impairs any of the Guarantied Obligations; and

(d) Any and all defenses it may now or hereafter have based on principles of suretyship, impairment of collateral, or the like.

5. Reinstatement. This Guaranty is a continuing obligation of the Guarantors and shall remain in full force and effect notwithstanding that no Guarantied Obligations may be outstanding from time to time and notwithstanding any other event or circumstance. Upon Payment In Full, and provided that none of the other obligations referred to in Section 1(ii) hereof are then in default, this Guaranty shall terminate; provided, however, that this Guaranty shall continue to be effective or be reinstated, as the case may be, any time any payment of any of the Guarantied Obligations is rescinded, recouped, avoided, or must otherwise be returned or released by any Lender or the Administrative Agent upon or during the insolvency, bankruptcy, or reorganization of, or any similar proceeding affecting, the Borrower or for any other reason whatsoever, all as though such payment had not been made and was due and owing.

6. Subrogation. Each Guarantor waives and agrees that it will not exercise any rights against the Borrower or any other Guarantor arising in connection with, or any Collateral securing, the Guarantied Obligations (including rights of subrogation, contribution, and the like) until Payment In Full. If any amount shall be paid to any Guarantor by or on behalf of the Borrower or any other Guarantor by virtue of any right of subrogation, contribution, or the like, such amount shall be deemed to have been paid to such Guarantor for the benefit of, and shall be held in trust for the benefit of, the Administrative Agent and the Lenders and shall forthwith be paid to the Administrative Agent to be credited and applied upon the Guarantied Obligations, whether matured or unmatured, in accordance with the terms of the Credit Agreement.

7. No Stay. Without limitation of any other provision of this Guaranty, if any declaration of default or acceleration or other exercise or condition to exercise of rights or remedies under or with respect to any Guarantied Obligation shall at any time be stayed, enjoined, or prevented for any reason (including but not limited to stay or injunction resulting from the pendency against the Borrower or any other Person of a bankruptcy, insolvency, reorganization or similar proceeding), the Guarantors agree that, for the purposes of this

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Guaranty and their obligations hereunder, the Guarantied Obligations shall be deemed to have been declared in default or accelerated, and such other exercise or conditions to exercise shall be deemed to have been taken or met.

8. Taxes.

(a) Payments Free of Taxes. Any and all payments by or on account of any obligation of any of the Guarantors hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes; provided that if any Guarantor shall be required by applicable Law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Paragraph) the Administrative Agent, Lender or Issuing Lender, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Guarantor shall make such deductions and (iii) such Guarantor shall timely pay the full amount deducted to the relevant Official Body in accordance with applicable Law.

(b) Payment of Other Taxes by any Guarantor. Without limiting the provisions of Paragraph (a) above, each Guarantor shall timely pay any Other Taxes to the relevant Official Body in accordance with applicable Law.

(c) Indemnification by the Guarantors. Each Guarantor shall indemnify the Administrative Agent, each Lender and the Issuing Lender, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Paragraph) paid by the Administrative Agent, such Lender or the Issuing Lender, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Official Body. A certificate as to the amount of such payment or liability delivered to such Guarantor by a Lender or the Issuing Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or the Issuing Lender, shall be conclusive absent manifest error.

(d) Certificate. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by any Guarantor to an Official Body, such Guarantor shall deliver to the Administrative Agent, the original or a certified copy of a receipt issued by such Official Body evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Tax Provisions Incorporated By Reference. Notwithstanding the foregoing, with respect to any and all payments by or on account of any obligation of the Guarantors hereunder, the provisions of Section 5.9 [Taxes] of the Credit Agreement are cross-referenced, incorporated herein and shall apply to the Administrative Agent, each Lender, Issuing Lender and any Guarantor as if such Guarantor is, in fact, the Borrower; provided, however, that no Guarantor shall have any obligation under this Section 8 [Taxes] in excess of such Guarantor’s Guarantied Obligations.

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9. Intentionally Deleted.

10. Notices. Each Guarantor agrees that all notices, statements, requests, demands and other communications under this Guaranty shall be given to such Guarantor at the address set forth on a Schedule to, or in a Guarantor Joinder given under, the Credit Agreement and in the manner provided in Section 11.5.1 [Notices Generally] of the Credit Agreement. The Administrative Agent and the Lenders may rely on any notice (whether or not made in a manner contemplated by this Guaranty) purportedly made by or on behalf of a Guarantor, and the Administrative Agent and the Lenders shall have no duty to verify the identity or authority of the Person giving such notice.

11. Counterparts; Telecopy Signatures. This Guaranty may be executed by different parties hereto on any number of separate counterparts, each of which, when so executed and delivered, shall be an original, and all such counterparts shall together constitute one and the same instrument. Delivery of an executed signature page by telecopy or electronic signature delivery system (in either case in a form acceptable to the Administrative Agent) shall be effective as delivery of a manually executed signature page to this Guaranty.

12. Setoff, Default Payments by Borrower.

(a) In the event that at any time any obligation of the Guarantors now or hereafter existing under this Guaranty shall have become due and payable, the Administrative Agent and the Lenders, or any of them, shall have the right from time to time, without notice to any Guarantor, to set off against and apply to such due and payable amount any obligation of any nature of any Lender or the Administrative Agent, or any subsidiary or affiliate of any Lender or the Administrative Agent, to any Guarantor, including but not limited to all deposits (whether time or demand, general or special, provisionally credited or finally credited, however evidenced) now or hereafter maintained by any Guarantor with the Administrative Agent or any Lender or any subsidiary or affiliate thereof. Such right shall be absolute and unconditional in all circumstances and, without limitation, shall exist whether or not the Administrative Agent or the Lenders, or any of them, shall have given any notice or made any demand under this Guaranty or under such obligation to the Guarantor, whether such obligation to the Guarantor is absolute or contingent, matured or unmatured (it being agreed that the Administrative Agent and the Lenders, or any of them, may deem such obligation to be then due and payable at the time of such setoff), and regardless of the existence or adequacy of any collateral, guaranty, or other direct or indirect security or right or remedy available to the Administrative Agent or any of the Lenders. The rights of the Administrative Agent and the Lenders under this Section are in addition to such other rights and remedies (including, without limitation, other rights of setoff and banker’s lien) which the Administrative Agent and the Lenders, or any of them, may have, and nothing in this Guaranty or in any other Loan Document, Specified Hedge Agreement or Other Lender Provided Financial Service Product shall be deemed a waiver of or restriction on the right of setoff or banker’s lien of the Administrative Agent and the Lenders, or any of them. Each of the Guarantors hereby agrees that, to the fullest extent permitted by law, any affiliate or

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subsidiary of the Administrative Agent or any of the Lenders and any holder of a participation in any obligation of any Guarantor under this Guaranty, shall have the same rights of setoff as the Administrative Agent and the Lenders as provided in this Section (regardless whether such affiliate or participant otherwise would be deemed a creditor of any Guarantor).

(b) Upon the occurrence and during the continuation of any default under any Guarantied Obligation, if any amount shall be paid to any Guarantor by or for the account of the Borrower, such amount shall be held in trust for the benefit of each Lender and the Administrative Agent and shall forthwith be paid to the Administrative Agent to be credited and applied to the Guarantied Obligations when due and payable.

13. Construction. The section and other headings contained in this Guaranty are for reference purposes only and shall not affect interpretation of this Guaranty in any respect. This Guaranty has been fully negotiated between the applicable parties, each party having the benefit of legal counsel, and accordingly neither any doctrine of construction of guaranties or suretyships in favor of the guarantor or surety, nor any doctrine of construction of ambiguities in agreement or instruments against the party controlling the drafting thereof, shall apply to this Guaranty.

14. Successors and Assigns. This Guaranty shall be binding upon each Guarantor, its successors and assigns, and shall inure to the benefit of and be enforceable by the Administrative Agent and the Lenders, or any of them, and their successors and assigns except that no Guarantor may assign or transfer any of its rights or obligations hereunder or any interest herein other than assignments and transfers permitted by the Credit Agreement. Without limitation of the foregoing, the Administrative Agent and the Lenders, or any of them (and any successive assignee or transferee), from time to time may assign or otherwise transfer all or any portion of its rights or obligations under the Loan Documents (including all or any portion of any commitment to extend credit), or any other Guarantied Obligations, to any other Person as provided and permitted by the Credit Agreement and such Guarantied Obligations (including any Guarantied Obligations resulting from extension of credit by such other Person under or in connection with the Loan Documents, Specified Hedge Agreements or Other Lender Provided Financial Service Products) shall be and remain Guarantied Obligations entitled to the benefit of this Guaranty, and to the extent of its interest in such Guarantied Obligations such other Person shall be vested with all the benefits in respect thereof granted to the Administrative Agent and the Lenders in this Guaranty or otherwise.

15. Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a) Governing Law. This Guaranty shall be governed by, construed, and enforced in accordance with the internal laws of the State of New York, without regard to its conflict of laws principles.

(b) SUBMISSION TO JURISDICTION; WAIVER OF VENUE; SERVICE OF PROCESS; WAVIER OF JURY TRIAL.

(i) SUBMISSION TO JURISDICTION. EACH GUARANTOR IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS

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PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR THE ISSUING LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY GUARANTOR OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(ii) WAIVER OF VENUE. EACH GUARANTOR IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN THIS SECTION 15. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT AND AGREES NOT ASSERT ANY SUCH DEFENSE.

(iii) SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 11.5 [NOTICES; EFFECTIVENESS; ELECTRONIC COMMUNICATION] OF THE CREDIT AGREEMENT. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

(iv) WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO

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(A) CERTIFIES THAT NO REPRESENTATIVE, ADMINISTRATIVE AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

16. Severability; Modification to Conform to Law.

(a) The provisions of this Guaranty are intended to be severable. If any provision of this Guaranty shall be held invalid or unenforceable in whole or in part in any jurisdiction, such provision shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without in any manner affecting the validity or enforceability thereof in any other jurisdiction or the remaining provisions hereof in any jurisdiction.

(b) Without limitation of the preceding Subsection (a), to the extent that applicable law (including applicable laws pertaining to fraudulent conveyance or fraudulent or preferential transfer) otherwise would render the full amount of the Guarantor’s obligations hereunder invalid, voidable, or unenforceable on account of the amount of a Guarantor’s aggregate liability under this Guaranty, then, notwithstanding any other provision of this Guaranty to the contrary, the aggregate amount of such liability shall, without any further action by the Administrative Agent or any of the Lenders or such Guarantor or any other Person, be automatically limited and reduced to the highest amount which is valid and enforceable as determined in such action or proceeding, which (without limiting the generality of the foregoing) may be an amount which is equal to the greater of:

(i) the fair consideration actually received by such Guarantor under the terms and as a result of the Loan Documents, the Specified Hedge Agreements and the Other Lender Provided Financial Service Products, and the value of the benefits described in Section 19(b) hereof, including (and to the extent not inconsistent with applicable federal and state laws affecting the enforceability of guaranties) distributions, commitments, and advances made to or for the benefit of such Guarantor with the proceeds of any credit extended under the Loan Documents, the Specified Hedge Agreements or Other Lender Provided Financial Service Products, or

(ii) the excess of (1) the amount of the fair value of the assets of such Guarantor as of the date of this Guaranty as determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors as in effect on the date hereof, over (2) the amount of all liabilities of such Guarantor as of the date of this Guaranty, also as determined on the basis of applicable federal and state laws governing the insolvency of debtors as in effect on the date hereof.

(c) Notwithstanding anything to the contrary in this Section or elsewhere in this Guaranty, this Guaranty shall be presumptively valid and enforceable to its full extent in

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accordance with its terms, as if this Section (and references elsewhere in this Guaranty to enforceability to the fullest extent permitted by law) were not a part of this Guaranty, and in any related litigation the burden of proof shall be on the party asserting the invalidity or unenforceability of any provision hereof or asserting any limitation on any Guarantor’s obligations hereunder as to each element of such assertion.

17. Additional Guarantors. At any time after the initial execution and delivery of this Guaranty to the Administrative Agent and the Lenders, additional Persons may become parties to this Guaranty and thereby acquire the duties and rights of being Guarantors hereunder by executing and delivering to the Administrative Agent and the Lenders a Guarantor Joinder pursuant to the Credit Agreement. No notice of the addition of any Guarantor shall be required to be given to any pre-existing Guarantor and each Guarantor hereby consents thereto.

18. Joint and Several Obligations. The obligations and additional liabilities of each and every Guarantor under this Guaranty are joint and several obligations of the Guarantors, and each Guarantor hereby waives to the full extent permitted by law any defense it may otherwise have to the payment and performance of the Guarantied Obligations that its liability hereunder is limited and not joint and several. Each Guarantor acknowledges and agrees that the foregoing waivers and those set forth below serve as a material inducement to the agreement of the Administrative Agent and the Lenders to make the Loans, and that the Administrative Agent and the Lenders are relying on each specific waiver and all such waivers in entering into this Guaranty. The undertakings of each Guarantor hereunder secure the obligations of itself and the other Guarantors. The Administrative Agent and the Lenders, or any of them, may, in their sole discretion, elect to enforce this Guaranty against any Guarantor without any duty or responsibility to pursue any other Guarantor and such an election by the Administrative Agent and the Lenders, or any of them, shall not be a defense to any action the Administrative Agent and the Lenders, or any of them, may elect to take against any Guarantor. Each of the Lenders and the Administrative Agent hereby reserve all rights against each Guarantor.

19. Receipt of Credit Agreement, Other Loan Documents, Benefits.

(a) Each Guarantor hereby acknowledges that it has received a copy of the Credit Agreement and the other Loan Documents, any Specified Hedge Agreement and any Other Lender Provided Financial Service Product, and each Guarantor certifies that the representations and warranties made therein with respect to such Guarantor are true and correct. Further, each Guarantor acknowledges and agrees to perform, comply with, and be bound by all of the provisions of the Credit Agreement and the other Loan Documents to the extent applicable to such Guarantor.

(b) Each Guarantor hereby acknowledges, represents, and warrants that it receives synergistic benefits by virtue of its affiliation with the Borrower and the other Guarantors and that it will receive direct and indirect benefits from the financing arrangements contemplated by the Credit Agreement and that such benefits, together with the rights of contribution and subrogation that may arise in connection herewith are a reasonably equivalent exchange of value in return for providing this Guaranty.

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20. Release of Guarantor. In the event that all of the capital stock or other ownership interests of any Guarantor is sold or otherwise disposed of or liquidated and, if required, the consent of the Administrative Agent (as contemplated by Section 10.10 [Authorization to Release Collateral and Guarantors, Etc.] of the Credit Agreement) or the Lenders (as contemplated by Section 11.1.3 [Release of Collateral or Guarantor] of the Credit Agreement), has been obtained, or if such Guarantor is to be dissolved as permitted under the Credit Agreement, such Guarantor shall, upon consummation of such sale or other disposition, or immediately prior to such dissolution, be released from this Guaranty automatically and without further action, and this Guaranty shall, as to such Guarantor, terminate and have no further force or effect. In connection with the merger of the Guarantor into another Loan Party, this Guaranty will be assumed (as a matter of law) by such other Loan Party and will, together with any Guaranty of the Guarantied Obligations by such other Loan Party, constitute a single Guaranty.

21. Miscellaneous.

(a) Generality of Certain Terms. As used in this Guaranty, the terms “hereof”, “herein” and terms of similar import refer to this Guaranty as a whole and not to any particular term or provision.

(b) Amendments, Waivers. No amendment to or waiver of any provision of this Guaranty, and no consent to any departure by any Guarantor herefrom, shall in any event be effective unless in a writing manually signed by or on behalf of the Administrative Agent and the Lenders. Any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No delay or failure of the Administrative Agent or the Lenders, or any of them, in exercising any right or remedy under this Guaranty shall operate as a waiver thereof; nor shall any single or partial exercise of any such right or remedy preclude any other or further exercise thereof or the exercise of any other right or remedy. The rights and remedies of the Administrative Agent and the Lenders under this Guaranty are cumulative and not exclusive of any other rights or remedies available hereunder, under any other agreement or instrument, by law, or otherwise.

(c) Telecommunications. Each Lender and the Administrative Agent shall be entitled to rely on the authority of any individual making any telecopy or telephonic notice, request, or signature without the necessity of receipt of any verification thereof.

(d) Expenses. Each Guarantor unconditionally agrees to pay all costs and expenses, including reasonable attorney’s fees, incurred by the Administrative Agent or any of the Lenders in enforcing this Guaranty against any Guarantor and each Guarantor shall pay and indemnify each Lender and the Administrative Agent for, and hold it harmless from and against, any and all obligations, liabilities, losses, damages, costs, expenses (including disbursements and reasonable legal fees of counsel to any Lender or the Administrative Agent), penalties, judgments, suits, actions, claims, and disbursements imposed on, asserted against, or incurred by any Lender or the Administrative Agent (i) relating to the preparation, negotiation, execution, administration, or enforcement of or collection under this Guaranty or any document, instrument, or agreement relating to any of the Obligations, including in any bankruptcy, insolvency, or similar proceeding in any jurisdiction or political subdivision thereof; (ii) relating to any amendment, modification,

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waiver, or consent hereunder or relating to any telecopy or telephonic transmission purporting to be by any Guarantor or the Borrower; (iii) in any way relating to or arising out of this Guaranty, or any document, instrument, or agreement relating to any of the Guarantied Obligations, or any action taken or omitted to be taken by any Lender or the Administrative Agent hereunder, and including those arising directly or indirectly from the violation or asserted violation by any Guarantor or the Borrower or the Administrative Agent or any Lender of any law, rule, regulation, judgment, order, or the like of any jurisdiction or political subdivision thereof (including those relating to environmental protection, health, labor, importing, exporting, or safety) and regardless whether asserted by any governmental entity or any other Person.

(e) Prior Understandings. This Guaranty and the Credit Agreement supersede all prior understandings and agreements, whether written or oral, between the parties hereto and thereto and relating to the transactions provided for herein and therein.

(f) Survival. All representations and warranties of the Guarantors made in connection with this Guaranty shall survive, and shall not be waived by, the execution and delivery of this Guaranty, any investigation by or knowledge of the Administrative Agent and the Lenders, or any of them, any extension of credit, or any other event or circumstance whatsoever.

[SIGNATURE PAGES FOLLOW]

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[SIGNATURE PAGE - CONTINUING AGREEMENT OF GUARANTY AND SURETYSHIP]

IN WITNESS WHEREOF, each Guarantor, intending to be legally bound, has executed this Guaranty as of the date first above written with the intention that this Guaranty shall constitute a sealed instrument.

GUARANTORS:

CNX GAS COMPANY LLC

By:
Name:
Title:

CARDINAL STATES GATHERING COMPANY

By:	CNX Gas Company LLC, as Partnership Manager

By:
Name:
Title:

KNOX ENERGY, LLC

By:
Name:
Title:

14

[SIGNATURE PAGE - CONTINUING AGREEMENT OF GUARANTY AND SURETYSHIP]

COALFIELD PIPELINE COMPANY

By:
Name:
Title:

MOB CORPORATION

By:
Name:
Title:

15

EXHIBIT 1.1(I)(1)

FORM OF

REGULATED SUBSTANCES CERTIFICATE AND INDEMNITY AGREEMENT

THIS REGULATED SUBSTANCES CERTIFICATE AND INDEMNITY AGREEMENT (the “Agreement”) is made as of the 7th day of May, 2010 by CNX GAS CORPORATION, a Delaware corporation (the “Borrower”), each GUARANTOR (as defined in the Credit Agreement, as herein defined) (collectively, the “Guarantors” and the Borrower and the Guarantors collectively, the “Loan Parties” and each individually, a “Loan Party”) in favor of WILMINGTON TRUST COMPANY, a Delaware banking corporation, not in its individual capacity but solely as Corporate Trustee (as herein defined), and DAVID A. VANASKEY, an individual, not in his individual capacity but solely as Individual Trustee (as herein defined) (the Corporate Trustee and the Individual Trustee, collectively, the “Collateral Trustee”) for the ratable benefit of the Secured Parties pursuant to (and as defined in) the Collateral Trust Agreement (as herein defined).

RECITALS

WHEREAS, pursuant to the Credit Agreement, dated as of even date herewith, by and among the Borrower, each of the Guarantors from time to time party thereto, the Lenders from time to time party thereto (the “Lenders”), Bank of America, N.A., as Syndication Agent, and PNC Bank, National Association, as administrative agent (the “Administrative Agent”), the Administrative Agent and the Lenders agreed to provide certain loans and other financial accommodations to the Borrower (the “Credit Agreement”);

WHEREAS, pursuant to that certain CONSOL Energy Note Indenture (2002) (as defined in the Credit Agreement), Wilmington Trust Company, as corporate trustee (the “Corporate Trustee”), and David A. Vanaskey, as individual trustee (the “Individual Trustee”), entered into that certain Collateral Trust Agreement of even date herewith, with the Borrower and the Designated Subsidiaries (as defined therein) (the “Collateral Trust Agreement”) under the terms of which the Corporate Trustee and the Individual Trustee have agreed to accept the grant of security interests from the Borrower and the other Loan Parties as security for the Obligations (as defined in the Credit Agreement) for the equal and ratable benefit of the Secured Parties;

WHEREAS, the obligation of the Administrative Agent and the Lenders to make loans and provide other financial accommodations under the Credit Agreement is subject to the condition, among others, that such loans and other financial accommodations are secured by, among other things, various mortgages, deeds of trust, and credit line deeds of trust encumbering certain real estate interests (collectively, the “Property”) of the Loan Parties in favor of the Collateral Trustee for the ratable benefit of the Secured Parties (each of the said various mortgages, deeds of trust, credit line deeds of trust, deeds to secure debts and other security documents encumbering the Property, together with all amendments, modifications, consolidations, increases, supplements and spreaders thereof, being herein collectively called the “Mortgages”); and

WHEREAS, To induce the Administrative Agent and the Lenders to enter into the Credit Agreement, each Loan Party has agreed to enter into this Agreement in favor of the Collateral Trustee for the ratable benefit of the Secured Parties.

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, each Loan Party hereby covenants, warrants, represents and agrees as follows:

1. Definitions. All capitalized terms used herein but not otherwise defined herein shall have the meaning given such terms in the Credit Agreement. Capitalized terms defined in the preamble and the recitals are incorporated herein by reference as if the definitions were set forth in full in this Section 1.

2. Representations and Warranties. The Loan Parties, each for themselves respectively, and as applicable to each such Loan Party’s ownership, occupation or leasing of or conducting operations and activities at any Property, hereby reaffirm the representations and warranties set forth in Section 6.1.19 [Insurance] of the Credit Agreement.

3. Environmental Covenants.

(a) Each Loan Party, for themselves respectively, and as applicable to each such Loan Party’s ownership, occupation or leasing of or conducting operations and activities at any Property, shall keep such Property free of Hazardous Materials and shall remove, or cause their lessees to remove, all Hazardous Materials which are now or at any time in the future in or on the Property, irrespective of the source thereof, except to the extent that such Hazardous Materials are present on or stored and/or used substantially in compliance with Environmental Laws; provided, that it shall not be deemed to be a violation of this Section 3(a) unless or until any failure to comply with any applicable Environmental Law would result in fines, penalties, remediation costs, other similar liabilities or injunctive relief which, considered either individually or in the aggregate could reasonably be expected to result in a Material Adverse Change. Each Loan Party, for themselves respectively, and as applicable to each such Loan Party’s ownership, occupation or leasing of or conducting operations and activities at any Property, shall not suffer or permit such Property to be used to generate, manufacture, refine, transport, treat, dispose of, transfer, produce or process Hazardous Materials in violation of Environmental Laws; provided, that it shall not be deemed to be a violation of this Section 3(a) unless or until any failure to comply with any applicable Environmental Law would result in fines, penalties, remediation costs, other similar liabilities or injunctive relief which, considered either individually or in the aggregate, could reasonably be expected to result in a Material Adverse Change.

(b) Each Loan Party, for themselves respectively, and as applicable to each such Loan Party’s ownership, occupation or leasing of or conducting operations and activities at any Property, shall immediately, upon their respective Responsible Officer obtaining knowledge of any of the following, notify the Collateral Trustee for the benefit of the Secured Parties in writing upon the occurrence of:

(i) the release of any Hazardous Materials on or about the Property in violation of Environmental Laws that could reasonably be expected to result in fines, penalties, remediation costs, other similar liabilities or injunctive relief which, considered either individually or in the aggregate, could reasonably be expected to result in a Material Adverse Change;

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(ii) any violation affecting the Property of any Environmental Laws, if such violation is reasonably likely to result in fines, penalties, remediation costs, other similar liabilities or injunctive relief which, considered either individually or in the aggregate, could reasonably be expected to result in a Material Adverse Change; and

(iii) any Environmental Liability or any claim or claims made against or the Property relating to damage, contribution, cost of recovery, compensation, loss or injury resulting from any Hazardous Materials affecting the Property if such claim or series of claims, when considered either individually or in the aggregate, could reasonably be expected to result in a Material Adverse Change.

(c) Except as otherwise disclosed in written reports delivered to the Collateral Trustee prior to the date hereof, the Loan Parties certify that, as of the date of this Agreement, to their knowledge, no report, analysis, study or other document prepared by or for any Person exists which identifies any Hazardous Materials as being located upon or as being released or discharged from the Property which, considered either individually or in the aggregate, could reasonably be expected to result in a Material Adverse Change.

(d) The Loan Parties, at their sole expense and for themselves respectively, and as applicable to each such Loan Party’s ownership, occupation or leasing of or conducting operations and activities at any Property, shall, or shall cause the tenants of the Property to, conduct and complete all investigations, studies, sampling and testing and all removal and other actions necessary to clean up and remove all Hazardous Materials on, under, from or affecting any of the Property in accordance with all Environmental Laws; provided, however that it shall not be deemed to be a violation of this Section 3(d) unless or until any failure to conduct and complete all investigations, studies, sampling and testing and all removal and other actions is reasonably likely to result in fines, penalties, remediation costs or other similar liabilities which, considered either individually or in the aggregate, could reasonably be expected to result in a Material Adverse Change.

4. Indemnity.

(a) The Loan Parties shall indemnify, defend and hold harmless the Collateral Trustee, the Secured Parties and their employees, agents, officers and directors from and against any claims, demands, penalties, fines, liabilities, settlements or damages of whatever kind or nature and associated reasonable costs or expenses, including reasonable attorneys’ fees, fees of environmental consultants and laboratory fees, known or unknown, contingent or otherwise (collectively, the “Indemnified Matters”), arising out of or in any way related to the following matters:

(i) the presence, disposal, release or threatened release of any Hazardous Materials on, over, under, from or affecting the Property or the soil, water, vegetation, buildings, personal property, persons or animals thereon;

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(ii) any personal injury (including wrongful death) or property damage (real or personal) arising out of or related to such Hazardous Materials;

(iii) any lawsuit brought or threatened, settlement reached or governmental order relating to such Hazardous Materials with respect to the Property;

(iv) any violation of Environmental Laws or any and all permits, licenses, registrations, notifications, exemptions and any other authorization required under any applicable Environmental Law (collectively, the “Environmental Permits”); and/or

(v) the breach of any warranty, representation or covenant of any Loan Party contained in this Agreement.

(b) The liability covered by this Section 4 shall include, but not be limited to, losses sustained by the Collateral Trustee and the Secured Parties and/or their successors and assigns for (i) diminution in value of the Property resulting from matters covered by this Agreement, (ii) amounts arising out of personal injury or death claims with respect to the matters covered by this Agreement, (iii) amounts charged for any environmental or Hazardous Materials cleanup costs and expenses, liens or other such charges or impositions, (iv) payment for reasonable attorneys’ fees and disbursements, expert witness fees, court costs, environmental tests and design studies in connection with the matters covered by this Agreement, and (v) any other amounts reasonably expended by the Collateral Trustee and the Secured Parties and their successors and assigns with respect to matters covered by this Agreement. Notwithstanding anything to the contrary contained herein, the liability of the Loan Parties under this Section 4, (i) with respect to diminution in value of the Property, shall be limited to the diminution in value of the Property in its use by the Loan Parties in their oil and gas operations and (ii) with respect to environmental or Hazardous Materials cleanup costs and expenses, shall be limited to the costs and expenses for cleanup of the Property so that it is suitable for use in oil and gas operations and in compliance with all Environmental Laws and Environmental Permits (including without limitation, any permanent reclamation or water treatment resulting from the operations of the Loan Parties or their predecessors).

5. Each Loan Party’s Obligation to Deliver Property. Each Loan Party agrees for themselves respectively, and as applicable to each such Loan Party’s ownership, occupation or leasing of or conducting operations and activities at any Property that, in the event any Mortgage is foreclosed (whether judicially or by power of sale) or any such Loan Party tenders a deed in lieu of foreclosure or any such Loan Party otherwise voluntarily or involuntarily conveys possession of or title to the Property, such Loan Party shall deliver the Property or any parcel comprising such portion of the Property to the Collateral Trustee in a condition that is in compliance with any applicable Environmental Laws affecting the Property. The obligations of each Loan Party as set forth in this paragraph are strictly for the benefit of the Collateral Trustee and the Secured Parties and any successors and assigns of the Collateral Trustee and the Secured

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Parties as holders of any portion of the Secured Debt and shall not in any way impair or affect the Collateral Trustee’s and/or the Secured Parties’ right to foreclose against any parcel comprising a portion of the Property.

6. The Collateral Trustee’s and/or Secured Parties’ Rights Under This Agreement. The rights of the Collateral Trustee and the Secured Parties under this Agreement shall be in addition to all rights of the Collateral Trustee and/or the Secured Parties under the Mortgages, the Credit Agreement, any other Loan Documents and the Indenture. Any default by any Loan Party under this Agreement (including without limitation any breach of any representation, warranty or covenant made by any Loan Party in this Agreement) shall, at the Collateral Trustee’s option, constitute an Actionable Default under (and as defined in) the Collateral Trust Agreement and an Event of Default under the Credit Agreement, the Mortgages and the other Loan Documents.

7. The Collateral Trustee’s and/or the Secured Parties’ Right to Cure. In addition to the other remedies provided to the Collateral Trustee and/or the Secured Parties in the Credit Agreement, the Mortgages, the other Loan Documents and the Indenture, should any Loan Party fail to abide by the terms and covenants of this Agreement, the Collateral Trustee on behalf of the Secured Parties, and/or the Secured Parties may, should they elect to do so in order to protect their security interest, cause the removal, remediation or cleanup of any Hazardous Materials located on the Property and repair and remedy any damage to the Property caused by the Hazardous Materials or any such removal, remediation or cleanup, as necessary to assure substantial compliance with all applicable Environmental Laws. In such event, all funds expended by the Collateral Trustee on behalf of the Secured Parties and/or the Secured Parties in connection with the removal of such Hazardous Materials or the cleanup of such Hazardous Materials, including but not limited to all reasonable attorneys’ fees, engineering fees, consultant fees and similar charges, shall become a part of the obligations secured by the Mortgages and shall be due and payable by each of the Loan Parties on demand. Each disbursement made by the Collateral Trustee and/or the Secured Parties pursuant to this provision shall bear interest at the lower of (a) the rate of interest applicable under Section 4.3.2 [Other Obligations] of the Credit Agreement, or (b) the highest rate allowable under applicable laws from the date any Loan Party shall have received written notice that the funds have been advanced by the Collateral Trustee and/or the Secured Parties until paid in full. The Borrower and each of the other Loan Parties shall permit the Collateral Trustee, the Secured Parties, and their agents and employees access to their respective Property (or in the case of the Borrower any and all Properties) for any purpose consistent with this provision.

8. The Collateral Trustee’s Right to Conduct an Investigation. In the event the Secured Parties shall have reasonable cause to suspect that any Loan Party has failed to comply with the terms of this Agreement, the Collateral Trustee may obtain one or more environmental audits of the Property, at the sole expense of any of the Loan Parties. The nature and scope of the environmental audits shall be determined by the Collateral Trustee in its judgment. Each Loan Party shall permit the Collateral Trustee, for the benefit of the Secured Parties and the Collateral Trustee’s agents and employees, access to the Property for the purpose of conducting the environmental audit and shall otherwise cooperate and provide such additional information as may be requested by the Collateral Trustee or the Collateral Trustee’s agents and employees. In the event any Loan Party fails to pay in accordance with this Section 8 for the cost of any such

5

environmental audit, the Secured Parties may pay for same. Each such payment made by the Secured Parties shall become a part of the obligations secured by the Mortgages, shall be due and payable upon demand and shall bear interest after demand at the lower of either (a) the rate of interest applicable under Section 4.3.2 [Other Obligations] of the Credit Agreement, or (b) the highest rate allowable under applicable laws, until paid in full by any Loan Party.

9. Scope of Liability. The liability under this Agreement shall in no way be limited or impaired by (a) any extension of time for performance required by the Credit Agreement, any of the Loan Documents or the Indenture, (b) any exculpatory provisions in any of the Loan Documents or the Indenture limiting the Collateral Trustee’s and/or the Secured Parties’ recourse, (c) the accuracy or inaccuracy of the representations and warranties made by any Loan Party or any other obligor under the Credit Agreement, any of the Loan Documents or the Indenture, (d) the release of any Loan Party or any other Person from performance or observance of any of the agreements, covenants, terms or conditions contained in any of the Loan Documents or the Indenture by operation of law, the Collateral Trustee’s and/or the Secured Parties’ voluntary act or otherwise, (e) the release or substitution, in whole or in part, of any security for any Loan Party’s obligations or (f) the Collateral Trustee’s failure to record or improper recording or filing of any of the Mortgages or any UCC financing statements, or failure to otherwise perfect, protect, secure or insure any security interest or lien given as security for any Loan Party’s obligations; and, in any such case, whether with or without notice to any Loan Party or other Person and with or without consideration. The indemnity provided in Section 4 above shall survive (i) any sale, assignment or foreclosure of any of the Mortgages or other Loan Documents, the acceptance of a deed in lieu of foreclosure or trustee’s sale, or any sale or transfer of all or part of the possession of or title to the Property, or (ii) the discharge of any of the other Loan Documents or the Indenture and/or the reconveyance or release of any of the Mortgages.

10. Preservation of Rights. No delay on the Collateral Trustee’s and/or the Secured Parties’ part in exercising any right, power or privilege under this Agreement shall operate as a waiver of any such privilege, power or right.

11. Notices. All notices hereunder shall be in writing and shall be deemed to have been sufficiently given or served for all purposes when sent by registered or certified mail to any Loan Party or the Administrative Agent and/or the Lenders as provided in Section 11.5.1 [Notices Generally] of the Credit Agreement and in the case of the Collateral Trustee, as provided in Section 7.2 [Notices] of the Collateral Trust Agreement.

12. Changes in Writing. No provision of this Agreement may be changed, waived, discharged or terminated orally, by telephone or by any other means, except by an instrument in writing signed by all parties hereto.

13. Joint and Several Obligations. With respect to the obligations of each Loan Party in connection with this Agreement, the Borrower and each Guarantor are jointly and severally liable hereunder. Any party liable upon or in respect of this Agreement or any obligations under any of the other Loan Documents or the Indenture may be released without affecting the liability of any party not so released.

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14. Survival. The obligations of each of the Loan Parties under Section 4 of this Agreement shall survive any judicial foreclosure, foreclosure by power of sale, deed in lieu of foreclosure, transfer of possession of or title to the Property by any Loan Party or Secured Parties and Payment In Full and payment of the other Secured Debt in full.

15. Severability. In the event any one or more of the provisions contained in this Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions, or any portions thereof, shall not in any way be affected or impaired thereby.

16. Governing Law and Jurisdiction. This Agreement and the rights and obligations of the parties hereunder shall in all respects be governed by, construed and enforced in accordance with the governing laws as set forth in the Credit Agreement; provided, however, that the applicable federal, state and local Environmental Laws of the jurisdiction in which the Property is situated shall govern the Loan Parties’ obligations with respect to compliance with Environmental Laws and Environmental Permits that are required under Environmental Laws to own, occupy or maintain the Property or which otherwise are required for the operations and business activities of the Loan Parties.

17. Construction. Unless the context of this Agreement otherwise clearly requires, the rules of construction set forth in Section 1.2 [Construction] of the Credit Agreement shall apply to this Agreement and are incorporated herein by reference.

18. Counterparts. This Agreement may be executed in any one or more counterparts, each of which shall be deemed an original document and all of which shall be deemed the same document.

19. SUBMISSION TO JURISDICTION; WAIVER OF VENUE; SERVICE OF PROCESS; WAVIER OF JURY TRIAL.

(i) SUBMISSION TO JURISDICTION. EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER

7

PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR THE ISSUING LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(ii) WAIVER OF VENUE. EACH LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN THIS SECTION 19. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT AND AGREES NOT ASSERT ANY SUCH DEFENSE.

(iii) SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 11.5 [NOTICES; EFFECTIVENESS; ELECTRONIC COMMUNICATION] OF THE CREDIT AGREEMENT. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

(iv) WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, ADMINISTRATIVE AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

20. The parties agree that in the event of any conflict between the provisions of this Agreement and the provisions of the Collateral Trust Agreement, the provisions of the Collateral Trust Agreement shall control. Notwithstanding any provision in this Agreement to the contrary, the parties and signatories hereto acknowledge and agree that any and all rights, powers, privileges, duties, responsibilities, liabilities and/or obligations (including but not limited to the

8

right to grant or withhold consent and the right to act or refrain from acting), whether discretionary or mandatory, are and shall be exercised by the Collateral Trustee solely in accordance with the terms and conditions of the Collateral Trust Agreement, at the direction of the Administrative Agent or other entity specified in the Collateral Trust Agreement as having the right to give direction to the Collateral Trustee, and subject further to the rights of the Collateral Trustee to require officers’ certificate(s), opinion(s) and advice from counsel, accountants, appraisers and other third parties, advancement of expenses and/or assurances of indemnity satisfactory to the Collateral Trustee.

[SIGNATURE PAGES FOLLOW]

9

[SIGNATURE PAGE - REGULATED SUBSTANCES

CERTIFICATE AND INDEMNITY AGREEMENT]

IN WITNESS WHEREOF, intending to be legally bound hereby, the undersigned have executed this Agreement as of the day and year first above written.

LOAN PARTIES:

CNX GAS CORPORATION

By:
Name:
Title:

CNX GAS COMPANY LLC

By:
Name:
Title:

CARDINAL STATES GATHERING COMPANY

By:	CNX Gas Company LLC, as Partnership Manager

By:
Name:
Title:

KNOX ENERGY, LLC

By:
Name:
Title:

[SIGNATURE PAGE - REGULATED SUBSTANCES

CERTIFICATE AND INDEMNITY AGREEMENT]

COALFIELD PIPELINE COMPANY

By:
Name:
Title:

MOB CORPORATION

By:
Name:
Title:

11

[SIGNATURE PAGE - REGULATED SUBSTANCES

CERTIFICATE AND INDEMNITY AGREEMENT]

COLLATERAL TRUSTEE:

WILMINGTON TRUST COMPANY, as Corporate Trustee

By:
Name:
Title:

DAVID A. VANASKEY, as Individual Trustee

David A. Vanaskey

EXHIBIT 1.1(I)(2)

FORM OF

INTERCOMPANY SUBORDINATION AGREEMENT

THIS INTERCOMPANY SUBORDINATION AGREEMENT (this “Agreement”) is dated as of May 7, 2010 and is made by and among CNX GAS CORPORATION, a Delaware corporation (the “Borrower”), each GUARANTOR (as defined below) now or hereafter party hereto (the Borrower and each Guarantor being individually referred to herein as a “Company” and collectively as the “Companies”), and PNC BANK, NATIONAL ASSOCIATION, as administrative agent (the “Administrative Agent”), for the Lenders (as defined below).

WITNESSETH THAT:

WHEREAS, pursuant to the Credit Agreement, dated as of even date herewith, by and among the Borrower, the guarantors now or hereafter a party thereto (the “Guarantors”), the lenders now or hereafter a party thereto (the “Lenders”), PNC Bank, National Association, as Administrative Agent, and Bank of America, N.A., as Syndication Agent (the “Credit Agreement”, each capitalized term used herein shall, unless otherwise defined herein, have the meaning specified in the Credit Agreement), the Administrative Agent and the Lenders agreed to provide certain loans and other financial accommodations to the Borrower;

WHEREAS, the Companies have or, in the future, may have liabilities, obligations or indebtedness owed to each other (the liabilities, obligations and indebtedness of each of the Companies to any other Company, now existing or hereafter incurred (whether created directly or acquired by assignment or otherwise), and interest and premiums, if any, thereon and other amounts payable in respect thereof and all other obligations and other amounts payable by any Company to any other Company are hereinafter collectively referred to as the “Subordinated Indebtedness”); and

WHEREAS, the obligations of the Lenders to maintain the Commitments and make Loans to, and issue Letters of Credit on behalf of, the Borrower from time to time are subject to the condition, among others, that the Companies subordinate the Subordinated Indebtedness to the Obligations of the Borrower or any other Company to the Administrative Agent or the Lenders pursuant to the Credit Agreement, the other Loan Documents, or any Specified Hedge Agreement or Other Lender Provided Financial Service Product (collectively, the “Senior Debt”) in the manner set forth herein.

NOW, THEREFORE, intending to be legally bound hereby, the parties hereto covenant and agree as follows:

1. Subordinated Indebtedness Subordinated to Senior Debt. The recitals set forth above are hereby incorporated by reference. All Subordinated Indebtedness shall be subordinate and subject in right of payment to the prior Payment In Full.

2. Payment Over of Proceeds Upon Dissolution, Etc. Upon any distribution of assets of any Company in the event of (a) any insolvency or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding in connection therewith, relative to any such Company or to its creditors, as such, or to its assets, or (b) any liquidation, dissolution or other winding up of any such Company, whether voluntary or involuntary and whether or not involving insolvency or bankruptcy, or (c) any assignment for the benefit of creditors or any marshalling of assets and liabilities of any such Company (a Company distributing assets as set forth herein being referred to in such capacity as a “Distributing Company”), then and in any such event, the Administrative Agent shall be entitled to receive, for the benefit of the Administrative Agent and the Lenders as their respective interests may appear, Payment In Full (whether or not an Event of Default has occurred under the terms of the Loan Documents or the Senior Debt has been declared due and payable prior to the date on which it would otherwise have become due and payable) before the holder of any Subordinated Indebtedness owed by the Distributing Company is entitled to receive any payment on account of the principal of or interest on such Subordinated Indebtedness, and, to that end, the Administrative Agent shall be entitled to receive, for application to the payment of the Senior Debt, any payment or distribution of any kind or character, whether in cash, property or securities, which may be payable or deliverable in respect of the Subordinated Indebtedness owed by the Distributing Company in any such case, proceeding, dissolution, liquidation or other winding up event.

3. No Commencement of Any Proceeding. Each Company agrees that, so long as the Senior Debt shall remain unpaid, it will not commence, or join with any creditor other than the Lenders and the Administrative Agent in commencing, any proceeding, including but not limited to those described in Section 2 hereof, or other enforcement action of any kind against any other Company which owes it any Subordinated Indebtedness.

4. Prior Payment in Full of Senior Debt Upon Acceleration of Subordinated Indebtedness. If any portion of the Subordinated Indebtedness owed by any Company becomes or is declared due and payable before its stated maturity, then and in such event the Administrative Agent and the Lenders shall be entitled to receive Payment In Full (whether or not an Event of Default has occurred under the terms of the Loan Documents or the Senior Debt has been declared due and payable prior to the date on which it would otherwise have become due and payable) before the holder of any such Subordinated Indebtedness is entitled to receive any payment thereon.

5. No Payment When Senior Debt in Default. With respect to Subordinated Indebtedness for borrowed money, if any Event of Default shall have occurred and be continuing, or such an Event of Default would result from or exist after giving effect to a payment with respect to any portion of the Subordinated Indebtedness, unless the Required Lenders shall have consented to or waived the same, so long as any of the Senior Debt shall remain outstanding, no payment shall be made by any Company owing Subordinated Indebtedness on account of principal or interest on any portion of the Subordinated Indebtedness for borrowed money. No payment shall be made by any Company owing any Subordinated Indebtedness other than for borrowed money of such Subordinated Indebtedness after the earlier of (i) any proceeding described in clause (a) or (c) of Section 2 hereof or (ii) the declaration of the Senior Debt as due and payable before its stated maturity.

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6. Payment Permitted if No Default. Nothing contained in this Agreement shall prevent any of the Companies, at any time except during the pendency of any of the conditions described in Sections 2, 4 and 5, from making the regularly scheduled payments of principal of or interest on any portion of the Subordinated Indebtedness, or the retention thereof by any of the Companies of any money deposited with them for the payment of or on account of the principal of or interest on the Subordinated Indebtedness.

7. Receipt of Prohibited Payments. If, notwithstanding the foregoing provisions of Sections 2, 4, 5 and 6, a Company which is owed Subordinated Indebtedness by a Distributing Company shall have received any payment or distribution of assets from the Distributing Company of any kind or character, whether in cash, property or securities, then and in such event such payment or distribution shall be held in trust for the benefit of the Administrative Agent and the Lenders as their respective interests may appear, shall be segregated from other funds and property held by such Company, and shall be forthwith paid over to the Administrative Agent in the same form as so received (with any necessary endorsement) to be applied (in the case of cash) to or held as collateral (in the case of noncash property or securities) for the payment or prepayment of the Senior Debt in accordance with the terms of the Credit Agreement, the other Loan Documents, the Specified Hedge Agreements and the Other Lender Provided Financial Service Products.

8. Rights of Subrogation. Each Company agrees that no payment or distribution to the Administrative Agent or the Lenders pursuant to the provisions of this Agreement shall entitle it to exercise any rights of subrogation in respect thereof until Payment In Full.

9. Instruments Evidencing Subordinated Indebtedness. Each Company shall cause each instrument for borrowed money which now or hereafter evidences all or a portion of the Subordinated Indebtedness to be conspicuously marked as follows:

“This instrument is subject to the terms of an Intercompany Subordination Agreement dated as of May 7, 2010, in favor of PNC BANK, NATIONAL ASSOCIATION, as Administrative Agent for the Lenders referred to therein, which Intercompany Subordination Agreement is incorporated herein by reference. Notwithstanding any contrary statement contained in the within instrument, no payment on account of the principal thereof or interest thereon shall become due or payable except in accordance with the express terms of said Intercompany Subordination Agreement.”

Each Company will further mark its books of account in such a manner as shall be effective to give proper notice of the effect of this Agreement.

10. Agreement Solely to Define Relative Rights. The purpose of this Agreement is solely to define the relative rights of the Companies, on the one hand, and the Administrative Agent and the Lenders, on the other hand. Nothing contained in this Agreement is intended to or shall impair, as between any of the Companies and their creditors other than the Administrative

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Agent and the Lenders, the obligation of the Companies to each other to pay the principal of and interest on the Subordinated Indebtedness as and when the same shall become due and payable in accordance with its terms, or is intended to or shall affect the relative rights among the Companies and their creditors other than the Administrative Agent and the Lenders, nor shall anything herein prevent any of the Companies from exercising all remedies otherwise permitted by applicable Law upon default under any agreement pursuant to which the Subordinated Indebtedness is created, subject to the rights, if any, under this Agreement of the Administrative Agent and the Lenders to receive cash, property or securities otherwise payable or deliverable with respect to the Subordinated Indebtedness.

11. No Implied Waivers of Subordination. No right of the Administrative Agent or any Lender to enforce subordination, as herein provided, shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of any Company or by any act or failure to act by the Administrative Agent or any Lender, or by any non-compliance by any Company with the terms, provisions and covenants of any agreement pursuant to which the Subordinated Indebtedness is created, regardless of any knowledge thereof with which the Administrative Agent or any Lender may have or be otherwise charged. Each Company by its acceptance hereof shall agree that, so long as there is Senior Debt outstanding or Commitments in effect under the Credit Agreement, such Company shall not agree to sell, assign, pledge, encumber or otherwise dispose of, or agree to compromise, the obligations of the other Companies with respect to their Subordinated Indebtedness, other than in accordance with the terms of the Credit Agreement, without the prior written consent of the Required Lenders.

Without in any way limiting the generality of the foregoing paragraph, the Administrative Agent or any of the Lenders may, at any time and from time to time, without the consent of or notice to any of the Companies except the Borrower to the extent provided in the Credit Agreement, without incurring responsibility to any of the Companies and without impairing or releasing the subordination provided in this Agreement or the obligations hereunder of the Companies to the Administrative Agent and the Lenders, do any one or more of the following: (i) change the manner, place or terms of payment, or extend the time of payment, renew or alter the Senior Debt or otherwise amend or supplement the Senior Debt or the Loan Documents; (ii) sell, exchange, release or otherwise deal with any property pledged, mortgaged or otherwise securing the Senior Debt; (iii) release any Person liable in any manner for the payment or collection of the Senior Debt; and (iv) exercise or refrain from exercising any rights against any of the Companies and any other person.

12. Additional Subsidiaries of the Borrower. The Companies covenant and agree that they shall cause Subsidiaries of the Borrower created or acquired after the date of this Agreement and any other Subsidiaries in each case as required to join this Agreement under the terms of the Credit Agreement, to join in this Agreement and subordinate to the Senior Debt all Subordinated Indebtedness owed to any such Subsidiary by any of the Companies or by any other Subsidiary hereafter created or acquired and joined to this Agreement, such joinder to be effected under the Guarantor Joinder in the form of Exhibit 1.1(G)(1) to the Credit Agreement.

13. Continuing Force and Effect. This Agreement shall continue in force until Payment In Full, it being contemplated that this Agreement be of a continuing nature.

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14. Modification, Amendments or Waivers. Any and all agreements amending or changing any provision of this Agreement or the rights of the Administrative Agent or the Lenders hereunder, and any and all waivers or consents to Events of Default or other departures from the due performance of any Company hereunder, shall be made only by written agreement, waiver or consent signed by the Administrative Agent, acting on behalf of all the Lenders, with the written consent of the Required Lenders, any such agreement, waiver or consent made with such written consent being effective to bind all the Lenders.

15. Expenses. The Companies, unconditionally and jointly and severally, agree upon demand to pay to the Administrative Agent and the Lenders the amount of any and all reasonable out-of-pocket costs, expenses and disbursements for which reimbursement is customarily obtained, including reasonable fees and expenses of counsel as set forth in Section 11.3 [Expenses, Etc.] of the Credit Agreement.

16. Severability. The provisions of this Agreement are intended to be severable. If any provision of this Agreement shall be held invalid or unenforceable in whole or in part in any jurisdiction, such provision shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without in any manner affecting the validity or enforceability thereof in any other jurisdiction or the remaining provisions hereof in any jurisdiction.

17. Governing Law. This Agreement shall be deemed to be a contract under the Laws of the State of New York and for all purposes shall be governed by and construed and enforced in accordance with the internal laws of the State of New York without regard to its conflict of laws principles.

18. Successors and Assigns. This Agreement shall inure to the benefit of the Administrative Agent and the Lenders and their respective successors and assigns, and the obligations of each Company shall be binding upon their respective successors and permitted assigns, except that no Company may assign or transfer its rights or obligations hereunder or any interest herein other than assignments and transfers permitted by the Credit Agreement. Except as permitted by the Credit Agreement, the duties and obligations of the Companies may not be delegated or transferred by the Companies or any Company without the prior written consent of the Required Lenders, and any such delegation or transfer without such consent shall be null and void. Except to the extent otherwise required by the context of this Agreement, the word “Lenders” when used herein shall include, without limitation, any holder of a Note or an assignment of rights therein originally issued to a Lender under the Credit Agreement, and each such holder of a Note or assignment shall have the benefits of this Agreement to the same extent as if such holder had originally been a Lender under the Credit Agreement.

19. Joint and Several Obligations. Each of the obligations of each and every Company under this Agreement is joint and several. The Administrative Agent and the Lenders, or any of them, may, in their sole discretion, elect to enforce this Agreement against any Company without any duty or responsibility to pursue any other Company and such an election by the Administrative Agent and the Lenders, or any of them, shall not be a defense to any action the Administrative Agent and the Lenders, or any of them, may elect to take against any Company. Each of the Lenders and the Administrative Agent hereby reserve all right against each Company.

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20. Counterparts. This Agreement may be executed by the different parties hereto on any number of separate counterparts, each of which, when executed and delivered, shall be deemed an original, and all such counterparts shall together constitute one and the same instrument.

21. Attorneys-in-Fact. Each Company hereby authorizes and empowers the Administrative Agent, at the election of the Administrative Agent and in the name of either the Administrative Agent, for the benefit of the Administrative Agent and the Lenders as their respective interests may appear, or in the name of each such Company as is owed Subordinated Indebtedness, upon the occurrence and during the continuance of an Event of Default, to execute and file proofs and documents and take any other action the Administrative Agent may deem advisable to completely protect the Administrative Agent’s and the Lenders’ interests in the Subordinated Indebtedness and the right of the Administrative Agent and the Lenders of enforcement thereof, and to that end each of the Companies hereby irrevocably makes, constitutes and appoints the Administrative Agent, its officers, employees and agents, or any of them, with full power of substitution, as the true and lawful attorney-in-fact and agent of such Company, and with full power for such Company, and in the name, place and stead of such Company for the purpose of carrying out the provisions of this Agreement and upon the occurrence and during the continuance of an Event of Default, taking any action and executing, delivering, filing and recording any instruments which the Administrative Agent may deem necessary or advisable to accomplish the purposes hereof, which power of attorney, being given for security, is coupled with an interest and is irrevocable. Each Company hereby ratifies and confirms, and agrees to ratify and confirm, all action taken by the Administrative Agent, its officers, employees or agents pursuant to the foregoing power of attorney.

22. Application of Payments. In the event any payments are received by the Administrative Agent under the terms of this Agreement for application to the Senior Debt at any time when the Senior Debt has not been declared due and payable and prior to the date on which it would otherwise become due and payable, such payment shall constitute a voluntary prepayment of the Senior Debt for all purposes under the Credit Agreement.

23. Remedies. In the event of a breach by any of the Companies in the performance of any of the terms of this Agreement, the Administrative Agent, on behalf of the Lenders, may demand specific performance of this Agreement and seek injunctive relief and may exercise any other remedy available at law or in equity, it being recognized that the remedies of the Administrative Agent on behalf of the Lenders at law may not fully compensate the Administrative Agent on behalf of the Lenders for the damages they may suffer in the event of a breach hereof.

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24. SUBMISSION TO JURISDICTION; WAIVER OF VENUE; SERVICE OF PROCESS.

(i) SUBMISSION TO JURISDICTION. EACH COMPANY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR THE ISSUING LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY COMPANY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(ii) WAIVER OF VENUE. EACH COMPANY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN THIS SECTION 24. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT AND AGREES NOT ASSERT ANY SUCH DEFENSE.

(iii) SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 11.5 [NOTICES; EFFECTIVENESS; ELECTRONIC COMMUNICATION] OF THE CREDIT AGREEMENT. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

25. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE

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TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, ADMINISTRATIVE AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

26. Notices. All notices, statements, requests and demands and other communications given to or made upon the Companies, the Administrative Agent or the Lenders in accordance with the provisions of this Agreement shall be given or made in the manner as provided in Section 11.5.1 [Notices Generally] of the Credit Agreement.

27. Rules of Construction. The rules of construction set forth in Section 1.2 [Construction] of the Credit Agreement shall apply to this Agreement.

[SIGNATURE PAGES FOLLOW]

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[SIGNATURE PAGE - INTERCOMPANY SUBORDINATION AGREEMENT]

WITNESS the due execution hereof as of the day and year first above written.

BORROWER:

CNX GAS CORPORATION

By:
Name:
Title:

GUARANTORS:

CNX GAS COMPANY LLC

By:
Name:
Title:

CARDINAL STATES GATHERING COMPANY

By:	CNX Gas Company LLC, as Partnership Manager

By:
Name:
Title:

KNOX ENERGY, LLC

By:
Name:
Title:

[SIGNATURE PAGE - INTERCOMPANY SUBORDINATION AGREEMENT]

COALFIELD PIPELINE COMPANY

By:
Name:
Title:

MOB CORPORATION

By:
Name:
Title:

[SIGNATURE PAGE - INTERCOMPANY SUBORDINATION AGREEMENT]

ADMINISTRATIVE AGENT:

PNC BANK, NATIONAL ASSOCIATION, as Administrative Agent

By:
Name:
Title:

EXHIBIT 1.1(N)(1)

FORM OF

REVOLVING CREDIT NOTE

$	New York, New York
May 7, 2010

FOR VALUE RECEIVED, the undersigned, CNX GAS CORPORATION, a Delaware corporation (the “Borrower”), hereby promises to pay to the order of                                                   (the “Lender”), the lesser of (i) the principal sum of                                                      (US$            ), or (ii) the aggregate unpaid principal balance of all Revolving Credit Loans made by the Lender to the Borrower pursuant to the Credit Agreement, dated as of May 7, 2010, among the Borrower, the Guarantors now or hereafter party thereto, the Lenders now or hereafter party thereto, PNC Bank, National Association, as the administrative agent for the Lenders (the “Administrative Agent”), and Bank of America, N.A., as the syndication agent (as amended, restated, modified or supplemented from time to time, the “Credit Agreement”), payable by 1:00 p.m. on the Expiration Date, together with interest on the unpaid principal balance hereof from time to time outstanding from the date hereof at the rate or rates per annum specified by the Borrower pursuant to, or as otherwise provided in, the Credit Agreement.

Interest on the unpaid principal balance hereof from time to time outstanding from the date hereof will be payable at the times provided for in the Credit Agreement. Upon the occurrence and during the continuation of an Event of Default, upon written demand by the Required Lenders to the Administrative Agent, the Borrower shall pay interest on the entire principal amount of the then outstanding Revolving Credit Loans evidenced by this Revolving Credit Note and all other obligations due and payable to the Lender pursuant to the Credit Agreement and the other Loan Documents at a rate per annum as set forth in Section 4.3 of the Credit Agreement. Such interest rate will accrue before and after any judgment has been entered.

Subject to the provisions of the Credit Agreement, payments of both principal and interest shall be made without setoff, counterclaim, or other deduction of any nature at the office of the Administrative Agent located at PNC Firstside Center, 4th Floor, 500 First Avenue, Pittsburgh, Pennsylvania 15219, unless otherwise directed in writing by the holder hereof, in lawful money of the United States of America in immediately available funds.

This Revolving Credit Note is one of the revolving credit Notes referred to in, and is entitled to the benefits of, the Credit Agreement and other Loan Documents, including the representations, warranties, covenants, conditions, security interests, and Liens contained or granted therein. The Credit Agreement among other things contains provisions for acceleration of the maturity hereof upon the happening of certain stated events and also for prepayment, in certain circumstances, on account of principal hereof prior to maturity upon the terms and conditions therein specified. The Borrower waives presentment, demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Revolving Credit Note and the Credit Agreement.

This Revolving Credit Note shall bind the Borrower and its successors and assigns, and the benefits hereof shall inure to the benefit of the Lender and its successors and assigns. All references herein to the “Borrower” and the “Lender” shall be deemed to apply to the Borrower and the Lender, respectively, and their respective successors and assigns as permitted under the Credit Agreement.

This Revolving Credit Note and any other documents delivered in connection herewith and the rights and obligations of the parties hereto and thereto shall for all purposes be governed by and construed and enforced in accordance with the internal laws of the State of New York without giving effect to its conflicts of law principles.

All capitalized terms used herein shall, unless otherwise defined herein, have the same meanings given to such terms in the Credit Agreement.

[SIGNATURE PAGE FOLLOWS]

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[SIGNATURE PAGE 1 OF 1 TO REVOLVING CREDIT NOTE]

IN WITNESS WHEREOF, and intending to be legally bound hereby, the undersigned has executed this Revolving Credit Note by its duly authorized officer with the intention that it constitutes a sealed instrument.

CNX GAS CORPORATION

By:	(SEAL)
Name:
Title:

EXHIBIT 1.1(N)(2)

FORM OF

SWING LOAN NOTE

$30,000,000	New York, New York
May 7, 2010

FOR VALUE RECEIVED, the undersigned, CNX GAS CORPORATION, a Delaware corporation (the “Borrower”), hereby promises to pay to the order of PNC BANK, NATIONAL ASSOCIATION (the “Bank”), on demand, the lesser of the principal sum of THIRTY MILLION U.S. Dollars (U.S. $30,000,000) or the aggregate unpaid principal amount of all Swing Loans made by the Bank to the Borrower pursuant to Section 2.1.2 of the Credit Agreement, dated as of May 7, 2010, among the Borrower, the Guarantors now or hereafter party thereto, the Lenders now or hereafter party thereto, Bank of America, N.A., as Syndication Agent, and PNC Bank, National Association as administrative agent for the Lenders (the “Administrative Agent”) (as it may hereafter from time to time be amended, restated, modified or supplemented, the “Credit Agreement”). All capitalized terms used herein shall, unless otherwise defined herein, have the same meanings assigned to such terms in the Credit Agreement.

The Borrower shall pay interest on the unpaid principal balance hereof from the date hereof at the rate per annum provided in Section 4.1.1 of, or as otherwise provided in, the Credit Agreement. Interest shall be due on the dates provided in Section 5 of the Credit Agreement, or as otherwise provided therein. Interest hereon will be payable at the times specified in the Credit Agreement.

After request for payment of any principal hereof or interest hereon shall have been made by the Bank to the Borrower, or upon the occurrence and during the continuation of an Event of Default, such amount shall thereafter bear interest at a rate per annum as set forth in Section 4.3 of the Credit Agreement. Such interest will accrue before and after any judgment has been entered with respect to this Swing Loan Note.

Subject to the provisions of the Credit Agreement, payments of both principal and interest shall be made without setoff, counterclaim or other deduction of any nature at the office of the Administrative Agent located at PNC Firstside Center, 4th Floor, 500 First Avenue, Pittsburgh, Pennsylvania 15219, in lawful money of the United States of America in immediately available funds.

This Swing Loan Note is a Swing Loan Note referred to in, is subject to the provisions of, and is entitled to the benefits of, the Credit Agreement and the other Loan Documents, including the representations, warranties, covenants and conditions contained or granted therein. This Swing Loan Note shall be payable on demand and regardless of whether or not an Event of Default has occurred and is continuing.

Except as otherwise provided in the Credit Agreement, the Borrower waives presentment, demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Swing Loan Note and the Credit Agreement.

This Swing Loan Note shall bind the Borrower and its successors and assigns, and the benefits hereof shall inure to the benefit of the Bank and its successors and assigns; provided, that any assignment of this Swing Loan Note by the Borrower or the Bank shall be subject to the provisions of Section 11.8 of the Credit Agreement. All references herein to the “Borrower,” the “Administrative Agent” and the “Bank” shall be deemed to apply to the Borrower, the Administrative Agent and the Bank, respectively, and their respective successors and assigns.

This Swing Loan Note and any other documents delivered in connection herewith and the rights and obligations of the parties hereto and thereto shall for all purposes be governed by and construed and enforced in accordance with the internal law of the State of New York without giving effect to its conflict of laws principles.

[SIGNATURE PAGE FOLLOWS]

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[SIGNATURE PAGE 1 OF 1 TO SWING LOAN NOTE]

IN WITNESS WHEREOF, the undersigned has executed this Swing Loan Note by its duly authorized officer with the intention that it constitutes a sealed instrument.

CNX GAS CORPORATION

By:	(SEAL)
Name:
Title:

EXHIBIT 2.5.1

FORM OF

LOAN REQUEST

LOAN REQUEST; RATE REQUEST

TO:

PNC Bank, National Association, as Administrative Agent

PNC Firstside Center, 4th Floor

500 First Avenue

Pittsburgh, Pennsylvania 15219

Telephone No.: (412) 762-6442

Telecopier No.: (412) 762-8672

Attention: Lisa Pierce

FROM:	CNX Gas Corporation (the “Borrower”)

RE:	Credit Agreement (as it may be amended, restated, modified or supplemented, the “Credit Agreement”), dated as of May 7, 2010, by and among CNX Gas Corporation, a Delaware corporation, the Guarantors from time to time party thereto, the Lenders from time to time party thereto, Bank of America, N.A., as Syndication Agent, and PNC Bank, National Association (the “Administrative Agent”).

Capitalized terms not otherwise defined herein shall have the respective meanings ascribed to them by the Credit Agreement.

A.	Pursuant to Section 2.5.1 or 4.1 of the Credit Agreement, the undersigned Borrower irrevocably requests [check one box under 1(a) below and fill in blank space next to the box as appropriate]:

1.(a)	☐	A new Revolving Credit Loan. OR

	☐	Renewal of the LIBOR Rate Option applicable to an outstanding Revolving Credit Loan originally made on , 20 . OR

	☐	Conversion of the Base Rate Option applicable to an outstanding Revolving Credit Loan originally made on to a Revolving Credit Loan to which the LIBOR Rate Option applies. OR

	☐	Conversion of the LIBOR Rate Option applicable to an outstanding Revolving Credit Loan on , to a Revolving Credit Loan to which the Base Rate Option applies.

SUCH NEW, RENEWED OR CONVERTED REVOLVING CREDIT LOAN SHALL BEAR INTEREST:

[Check one box under 1(b) below and fill in blank spaces in line next to box]:

1.(b)(i)	☐	Under the Base Rate Option. Such Loan shall have a Borrowing Date or interest conversion date, as applicable, of , (which date shall be (i) the same Business Day as the Business Day of receipt by the Agent by 11:00 a.m. of this Loan Request for making a new Revolving Credit Loan to which the Base Rate Option applies, or (ii) the last day of the preceding Interest Period if a Revolving Credit Loan to which the LIBOR Rate Option applies is being converted to a Revolving Credit Loan to which the Base Rate Option applies).

OR

(ii)	☐ Under the LIBOR Rate Option. Such Loan shall have a Borrowing Date or interest conversion date, as applicable, of (which date shall be no earlier than three (3) Business Days subsequent to the Business Day of receipt by the Agent by 11:00 a.m. of this Loan Request for (i) making a new Revolving Credit Loan to which the LIBOR Rate Option applies or renewing a Revolving Credit Loan to which the LIBOR Rate Option applies, or (ii) converting a Loan to which the Base Rate Option applies to a Revolving Credit Loan to which the LIBOR Rate Option applies.

2.	Such Loan is in the principal amount of U.S. $ or the principal amount to be renewed or converted is U.S. $ . [not to be less than $5,000,000 and to be in increments of $1,000,000 if in excess of $5,000,000 for each Borrowing Tranche to which the LIBOR Rate Option applies and not to be less than the lesser of $500,000 and the maximum amount available for Borrowing Tranches to which the Base Rate Option applies]

3.	[Complete blank below if the Borrower is selecting the LIBOR Rate Option]: Such Loan shall have an Interest Period of two weeks or one, two, three, or six Months. .

B.	As of the date hereof and the date of making of the above-requested Revolving Credit Loan (and after giving effect thereto): the Loan Parties have performed and complied with all covenants and conditions of the Credit Agreement; all of Loan Parties’ representations and warranties contained in Section 6 of the Credit Agreement and in the other Loan Documents are true and correct (except representations and warranties which expressly relate solely to an earlier date or time, which representations and warranties were true and correct on and as of the specific dates or times referred to therein); no Event of Default or Potential Default has occurred and is continuing; and the making of such Loan shall not contravene any Law applicable to the Loan Parties or any Lender.

2

C.	The undersigned hereby irrevocably requests [check one line under 1.(a) below and fill in blank space next to the line as appropriate]:

1.(a)	Funds to be deposited into PNC Bank account per our current standing instructions. Complete amount of deposit if not full loan advance amount: $ .

OR

Funds to be wired per the following wire instructions:

$                                      Amount of Wire Transfer

Bank Name:

ABA:

Account Number:

Account Name:

Reference:

OR

Funds to be wired per the attached Funds Flow (multiple wire transfers).

[REMAINDER OF PAGE LEFT BLANK INTENTIONALLY]

3

[SIGNATURE PAGE TO LOAN REQUEST]

The undersigned certifies to the Administrative Agent as to the accuracy of the foregoing.

CNX GAS CORPORATION

Date: , 20	By:
Name:
Title:

EXHIBIT 2.5.2

FORM OF

SWING LOAN REQUEST

TO:

PNC Bank, National Association, as Administrative Agent

PNC Firstside Center, 4th Floor

500 First Avenue

Pittsburgh, Pennsylvania 15219

Telephone No.: (412) 762-6442

Telecopier No.: (412) 762-8672

Attention: Lisa Pierce

FROM:	CNX Gas Corporation , a Delaware corporation (the “Borrower”)

RE:	Credit Agreement (as it may be amended, restated, modified or supplemented, the “Credit Agreement”), dated as May 7, 2010, by and among CNX Gas Corporation, a Delaware corporation, the Guarantors from time to time party thereto, the Lenders from time to time party thereto, Bank of America, N.A., as Syndication Agent, and PNC Bank, National Association (the “Administrative Agent”).

Capitalized terms not otherwise defined herein shall have the respective meanings given to them by the Agreement.

Pursuant to Section 2.5.2 of the Agreement, the Borrower hereby makes the following Swing Loan Request:

1.	Aggregate Principal Amount of such Swing Loan [may not be less than $100,000 and must be an integral multiple of $50,000]	U.S. $

2.

Proposed Borrowing Date

[which date shall be on or after the date on which the Administrative Agent receives this Swing Loan Request, with such Swing Loan Request to be received no later than 2:00p.m. Eastern Time on the Borrowing Date]

3.	As of the date hereof and the date of making of the above-requested Swing Loan (and after giving effect thereto): the Loan Parties have performed and complied with all covenants and conditions of the Credit Agreement; all of Loan Parties’ representations and warranties contained in Section 6 of the Credit Agreement and the other Loan Documents are true and correct (except representations and warranties which expressly relate solely to an earlier date or time, which representations and warranties were true and correct on and as of the specific dates or times referred to therein); no Event of Default or Potential Default has occurred and is continuing; and the making of such Loan shall not contravene any Law applicable to the Loan Parties or any Lender.

[SIGNATURE PAGE FOLLOWS]

[SIGNATURE PAGE 1 OF 1 TO SWING LOAN REQUEST]

The Borrower certifies to the Administrative Agent for the benefit of the Lenders as to the accuracy of the foregoing on                     , 20    .

CNX GAS CORPORATION

By:
Name:
Title:

EXHIBIT 8.3.4

FORM OF

QUARTERLY COMPLIANCE CERTIFICATE

                    , 20

PNC Bank, National Association, as Administrative Agent

One PNC Plaza

249 Fifth Avenue

Pittsburgh, Pennsylvania 15222-2707

Ladies and Gentlemen:

I refer to the Credit Agreement dated as of May 7, 2010 (as hereafter modified, amended, supplemented or restated from time to time, the “Credit Agreement”) among CNX GAS CORPORATION (the “Borrower”), the Guarantors set forth therein, the Lenders set forth therein, PNC Bank, National Association, as the administrative agent for the Lenders (the “Administrative Agent”) and Bank of America, N.A., as the syndication agent. Unless otherwise defined herein, terms defined in the Credit Agreement are used herein with the same meanings. References herein to Sections of the Credit Agreement are qualified, in their entirety, by the applicable provisions of the Section of the Credit Agreement so referred to and together with all related provisions and definitions referred to in such Section or incorporated therein.

I,                                         , the                                          and the Authorized Financial Officer of                                         , do hereby certify on behalf of the Loan Parties as of the [quarter / year ended]                     , 20     (the “Report Date”), as follows:

1. Leverage Ratio (Section 8.2.17). The ratio of (a) Financial Covenant Debt to (b) Consolidated EBITDA is              to 1.0 (insert ratio from Item 1(c), below) as of the Report Date, which is not more than the permitted ratio of 3.5 to 1.0.

(a) Financial Covenant Debt (determined as of the end of the fiscal quarter of the Borrower ending as of the Report Date) for the Loan Parties is determined as the difference of amount (A) minus amount (B) reduced by amount (C) determined below, as follows:

(i)	indebtedness for borrowed money	$

(ii)	obligations evidenced by notes, bonds, debentures or similar instruments or that bear interest	$

(iii)	reimbursement and other obligations with respect to letters of credit and bankers’ acceptances, whether or not matured	$

(iv)	indebtedness for the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business and payable in accordance with customary practices that are not overdue for more than 90 days unless contested in good faith and by appropriate proceedings if adequate reserves in accordance with GAAP have been established and accrued expenses incurred in the ordinary course of business)	$

(v)	indebtedness created or arising under conditional sale and other title retention agreements with respect to property acquired (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property)	$

(vi)	obligations under capital leases (other than advance royalties under a mineral lease)	$

(vii)	obligations to purchase, redeem, retire, defease or otherwise acquire for value any capital stock, other equity interest, valued, in the case of redeemable preferred stock, at the greater of its voluntary liquidation preference and its involuntary liquidation preference plus accrued and unpaid dividends	$

2

(viii)	all obligations for borrowed money or having the commercial effect of a borrowing of money (specifically including all surety and performance bonds for borrowed money) secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien (other than Liens of the type described in clauses (iii) and (vi) of the definition of Permitted Liens and nonconsensual statutory or common law Liens) upon or in property (including accounts and general intangibles) owned by any Loan Party, even though such Loan Party has not assumed or become liable for the payment of such obligations, but only to the extent of the fair market value of such property	$

(ix)	the sum (without duplication) of items (i) through (viii) equals amount (A)	$

(x)	the net mark-to-market value determined in accordance with GAAP of the Loan Parties’ obligations and liabilities that are due and payable arising in connection with or as a result of early or premature termination of Hedge Agreements (whether or not occurring as a result of a default thereunder) equals amount (B)	$

(xi)	Cash On Hand equals amount (C)	$

(xii)	the difference of amount (A) (from item (viii) above) plus amount (B) (from item (x) above) reduced by amount (C) (from item (xi) above) equals Financial Covenant Debt	$

(b) Consolidated EBITDA of the Loan Parties as of the Report Date for the four fiscal quarters then ended, determined and consolidated in accordance with GAAP: 1

(i)	Consolidated Net Income (or loss)	$

(ii)	non-cash compensation expenses related to common stock and other equity securities issued to employees	$

[1]

With respect to any period during which Material Acquisition/Disposition by the Loan Parties has occurred, Consolidated EBITDA shall be calculated as if such Material Acquisition/Disposition had been consummated at the beginning of such period.

3

(iii)	extraordinary gains and losses	$

(iv)	gains or losses on discontinued operations	$

(v)	equity earnings or losses of Affiliates (other than Loan Parties)	$

(vi)	item (i) minus the sum of items (ii) through (v) equals adjusted Consolidated Net Income	$

(vii)	interest expense (net of interest income) (to the extent included in determining item (i) above)	$

(viii)	income tax expense (to the extent included in determining item (i) above)	$

(ix)	depreciation (to the extent included in determining item (i) above)	$

(x)	depletion (to the extent included in determining item (i) above)	$

(xi)	amortization (to the extent included in determining item (i) above)	$

(xii)	non-cash debt extinguishment costs (to the extent included in determining item (i) above)	$

(xiii)	non-cash charges due to cumulative effects of changes to accounting principles (to the extent included in determining item (i) above)	$

(xiv)	cash dividends or distributions received from Affiliates (to the extent not included in determining item (i) above)	$

(xv)	any non-cash losses or charges on any Hedge Agreement (to the extent deducted in determining item (i) above)	$

(xvi)	losses from sales or other disposition of assets (other than Hydrocarbons produced in the normal course of business) (to the extent deducted in determining item (i) above)	$

(xvii)	any non-cash gains on any Hedge Agreement (to the extent included in determining item (i) above)	$

4

(xviii)	gains from sales or other disposition of assets (other than Hydrocarbons produced in the normal course of business) (to the extent included in determining item (i) above)	$

(xix)	the sum of items (vi) through (xvi), inclusive, minus items (xvii) and (xviii) equals Consolidated EBITDA	$

(c)	Item 1(a)(xi) divided by Item 1(b)(xix) equals the Leverage Ratio	to 1.0

2. Minimum Interest Coverage Ratio. (Section 8.2.18) The ratio of (A) Consolidated EBITDA to (B) Consolidated Cash Interest Expense of the Loan Parties is              to 1.0 (insert from Item 2(c) below) as of the Report Date for the four fiscal quarters then ended, which is not less than the permitted ratio of 3.0 to 1.0.

(a)	Calculation of amount (A) - Consolidated EBITDA (insert from item 1(b)(xix) above):	$

(b) Calculation of amount (B) - Consolidated Cash Interest Expense of the Loan Parties as of the Report Date determined and consolidated in accordance with GAAP as follows:

(i)	interest expense (in each case required in accordance with the terms of the note, instrument or other agreement applicable thereto to be payable in cash, other than to the extent the borrower thereunder has elected to pay such interest in kind)	$

(c)	Item 2(a) divided by Item 2(b)(i) equals the Interest Coverage Ratio	to 1.0

3. Limitations on Loans, and Investments (Section 8.2.4(f)). As of the Report Date, the aggregate amount of Investments made by the Loan Parties in all Persons (other than the Loan Parties and Significant Gathering Systems), other than those described in clauses (a) through (e) and (g) through (i) of Section 8.2.4 of the Credit Agreement in the form of cash, non-cash assets, unpaid loans or advances from the Loan Parties that equals $             2 in the aggregate at such time, which amount, plus $             (without duplication, the amount of Guaranties permitted pursuant to Section 8.2.3(e) of the Credit Agreement at such time) does not exceed $150,000,000.

[2]

For purposes of calculating the outstanding aggregate amount of such Investments, including Guaranties described in clause (f) of Section 8.2.3 of the Credit Agreement, such aggregate amount shall be reduced by the aggregate amount of any quantifiable rebate, dividend, return, or other financial benefit received by such Loan Party with respect to such Investments and Guaranties for the period from the Closing Date through and including the date of determination.

5

4. Limitations on Guaranties (Section 8.2.3(e)). As of the Report Date, the aggregate amount of Guaranties by any Loan Party (permitted pursuant to Section 8.2.3(e) of the Credit Agreement), other than those described in clauses (a) through (d) of Section 8.2.3 of the Credit Agreement, for outstanding obligations (whether contingent or otherwise) equals $             3, at such time, which amount, plus $             (without duplication, the amount of loans, advances and investments permitted pursuant to Section 8.2.4(f) of the Credit Agreement at such time, as set forth in item 4 above), does not exceed $150,000,000.

[Complete the following sections 5 and 6 only for Compliance Certificates submitted at the end of the fiscal year.]

5. Limitations on Indebtedness (Section 8.2.1(c) and (f)).

(a) As of the Report Date, the aggregate amount of Indebtedness secured by a Lien permitted by clause (viii) of the definition of Permitted Liens is $             4, which amount does not exceed $75,000,000 at any time as permitted pursuant to Section 8.2.1(c) of the Credit Agreement.

(b) As of the Report Date, the aggregate amount of Indebtedness secured by a Permitted Acquisition Lien is $            , which amount does not exceed $20,000,000 at any time as permitted pursuant to Section 8.2.1(f) of the Credit Agreement.

6. Limitations on Dispositions of Assets (Section 8.2.7(d)). As of the Report Date and except for assets consisting of Significant Gathering Systems, the fair market value of all assets sold, transferred, leased, subleased or licensed pursuant to Section 8.2.7(d) of the Credit Agreement equals $            for the fiscal year ended as of the Report Date, which amount shall not exceed $25,000,000 in any given fiscal year (including any options or rights of first refusal granted during such fiscal year if such option or right of first refusal is not cancelled, expired or otherwise terminated in the same fiscal year in which it is granted).

7. [Insert if Applicable: Except as certified to the Administrative Agent and the Lenders pursuant to Section 8.3.5 of the Credit Agreement,] The representations and warranties of the Borrower contained in Section 6 of the Credit Agreement and in the other Loan Documents are true and correct on and as of this date with the same effect as though such representations and warranties have been made on and as of the date hereof (except representations and warranties that expressly relate solely to an earlier date or time).

[3]

For purposes of calculating the outstanding aggregate amount of such Guaranties, such aggregate amount shall be reduced by the aggregate amount of any quantifiable rebate, dividend, return, or other financial benefit received by such Loan Party with respect to such loans, advances and investments and Guaranties for the period from the Closing Date through and including the date of determination.

[4]	Excluding for the purpose of this computation any loans or deferred payments secured by Liens described on Schedule 1.1(P).

6

8. [Insert if Applicable: Except as certified to the Administrative Agent and the Lenders pursuant to Section 8.3.5 of the Credit Agreement,] No Event of Default or Potential Default exists and is continuing as of the date hereof.

9. Set forth on Exhibit A attached hereto is a description of each Hedge Agreement to which any Loan Party is a party, all of which are Permitted Hedge Agreements.

7

IN WITNESS WHEREOF, the undersigned has executed this Certificate this      day of                 , 20    .

By:
Name:
Title:

8

EXHIBIT A

HEDGE AGREEMENTS